Exhibit 10.1

CONFIDENTIAL

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

BY AND BETWEEN

OXFORD ECONOMICS USA, INC.

AND

FISCALNOTE, INC.,

DATED AS OF AUGUST 27, 2026

EXHIBITS

Exhibit A	Key Employees
Exhibit B	Estimated Closing Statement
Exhibit C	Sample Working Capital Calculation
Exhibit D	Special Incentive Compensation Arrangements Recipients, Amounts and Form of Special Incentive Compensation Letter
Exhibit E	Grantees

SCHEDULES

Schedule 1.5(b)(i)	Example Calculation of ARR at March 31, 2026
Schedule 1.5(b)(iv)	Existing Customers
Schedule 1.7	Purchase Price Allocation Methodology
Schedule 2.2(b)	Repaid Company Debt
Schedule 2.3(a)(xi)	Contracts to be Terminated
Schedule 5.5(b)	Non-Competitive Business Offerings
Schedule 5.14(c)	Non-Transferring Employees
Schedule 6.2(i)	Specific Indemnities
Schedule 8.1	U.S. Employees

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (together with the Schedules and Exhibits attached hereto, this “Agreement”) is entered into as of August 27, 2026, by and between (a) Oxford Economics USA, Inc., a Pennsylvania corporation (“Buyer”), and (b) FiscalNote, Inc., a Delaware corporation (“Seller”). Buyer and Seller are referred to herein collectively as the “Parties” and each, individually, as a “Party.” Capitalized terms used in this Agreement are defined or otherwise referenced in Section 8.1.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests of Frontier Strategy Group, LLC, a Delaware limited liability company doing business as FrontierView (the “Company” and such membership interests, collectively, the “Interests”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Interests, subject to the terms and conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement to Buyer to enter into this Agreement and consummate the Transactions, certain Employees identified in Exhibit A (each, a “Key Employee” and, collectively, the “Key Employees”) are entering into the following Contracts (collectively, the “Key Employee Agreements”): (1) employment offer letters pursuant to which each Key Employee has agreed to employment with the Company, Buyer or one of their respective Affiliates, as the case may be; and (2) confidentiality agreements with the Company, Buyer or one of their respective Affiliates, as the case may be; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement to Buyer to enter into this Agreement and consummate the Transactions, Buyer and Seller are entering into a Transition Services Agreement, pursuant to which Seller and its Affiliates and their respective Representatives shall provide certain transition services to Buyer and the Acquired Companies following the Closing (the “Transition Services Agreement”).

AGREEMENT

NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE INTERESTS

Section 1.1 Purchase and Sale of the Interests. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations, warranties and covenants set forth herein, Seller hereby sells, assigns and transfers to Buyer, and Buyer hereby purchases and acquires from Seller, all of Seller’s right, title and interest in and to the Interests, free and clear of any and all Encumbrances.

Section 1.2 Purchase Price. The aggregate purchase price to be paid by Buyer for the Interests shall be an amount in cash equal to the sum of the following (such resulting amount, the “Purchase Price”): (a) the Base Purchase Price, plus (b) the Final Working Capital Adjustment Amount, minus (c) the Final Company Debt Amount, minus (d) the Final Unpaid Transaction Expense Amount, plus (e) subject to Section 1.5 and Article 6, if and only to the extent earned under the terms set forth in this Agreement, the Earnout Consideration.

Section 1.3 Estimated Closing Statement. Exhibit B sets forth (a) a Closing Balance Sheet prepared by the Company in good faith and (b) a written statement (such written statement together with such estimated Closing Balance Sheet, the “Estimated Closing Statement”) setting forth Seller’s good faith calculation of (i) the Closing Working Capital and the corresponding Working Capital Adjustment Amount, (ii) the aggregate amount of Closing Company Debt, (iii) the aggregate amount of Unpaid Transaction Expenses, and (iv) on the basis of the foregoing, the Adjustment Amount (the “Estimated Adjustment Amount”), Purchase Price and Closing Payment Amount (the “Estimated Closing Payment Amount”). The Estimated Closing Statement has been prepared in accordance with the Accounting Principles and the definitions set forth in this Agreement. For the avoidance of doubt, any failure of Buyer to raise any objection or dispute with respect to the Estimated Closing Statement shall not in any way prejudice Buyer’s right to raise any matter in the Preliminary Closing Statement or the Final Closing Statement.

Section 1.4 Preliminary and Final Closing Statements; Payment of True-Up Amount.

(a) Preliminary Closing Statement. No later than 90 days after the date of this Agreement, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller (i) a Closing Balance Sheet prepared by Buyer in good faith, and (ii) a written statement (such written statement together with such Closing Balance Sheet, the “Preliminary Closing Statement”) setting forth Buyer’s good faith calculation of (A) the Closing Working Capital and the corresponding Working Capital Adjustment Amount, (B) the aggregate amount of Closing Company Debt, (C) the aggregate amount of Unpaid Transaction Expenses, (D) on the basis of the foregoing, the Adjustment Amount, Purchase Price and Closing Payment Amount, and (E) any amounts required to reconcile Buyer’s determination of the Adjustment Amount, Purchase Price and Closing Payment Amount set forth in the Preliminary Closing Statement against the calculations thereof in the Estimated Closing Statement, together with supporting documentation therefor, including underlying calculations, spreadsheets and schedules (the “True-Up Calculation”). The Preliminary Closing Statement shall be prepared in accordance with the Accounting Principles and the definitions set forth in this Agreement. If Buyer fails to timely deliver the Preliminary Closing Statement, other than as a result of Seller having failed to timely comply with those obligations under the Transition Services Agreement that directly caused Buyer’s delay, then Seller shall be free to pursue such remedies as may be available to it on the terms and subject to the provisions of this Agreement or, at Seller’s option, the Buyer will be deemed to have accepted the Estimated Closing Statement and the Estimated Closing Statement shall be deemed to be the Final Closing Statement.

(b) Disputes. Seller shall have 60 days following delivery of the Preliminary Closing Statement (the “Review Period”) to review the same. During the Review Period, Seller may make inquiries of Buyer, and Buyer shall make available (or cause the Company to make available) to Seller, as reasonably requested by Seller and during normal business hours of the Company, such Company Records and other books, work papers, schedules or records of the Company that are relevant to the Preliminary Closing Statement and that are within Buyer’s or the Company’s possession or control. In the event Seller wishes to dispute any component of or calculation set forth in the Preliminary Closing Statement, then, prior to the expiration of the Review Period, Seller shall notify Buyer in writing of each such component or calculation in dispute, specifying the amount thereof in dispute and setting forth, in reasonable detail, the nature of such dispute and the basis therefor (the “Dispute Notice”). Such Dispute Notice shall contain Seller’s calculation of each component of the Preliminary Closing Statement along with a reconciliation to Buyer’s calculations thereof and all supporting documentation, including underlying calculations, spreadsheets and schedules. If Seller fails to deliver such Dispute Notice prior to the expiration of the Review Period, or if Seller notifies Buyer that there are no components or amounts Seller wishes to dispute with respect to the Preliminary

Closing Statement, then Seller will be deemed to have accepted the Preliminary Closing Statement, in which case the Preliminary Closing Statement (including the components thereof and calculations set forth therein) will be deemed to be the Final Closing Statement in accordance with Section 1.4(c). In the event that Seller timely delivers a Dispute Notice to Buyer, Seller and Buyer shall, in good faith, attempt to resolve all disputes set forth therein, and any resolution by Seller and Buyer as to any disputed amounts shall be final, binding and conclusive on the Parties in accordance with Section 1.4(c) once agreed by Seller and Buyer in writing. For the avoidance of doubt, the Parties acknowledge and agree that all components of and amounts set forth in the Preliminary Closing Statement not included or specified as being in dispute in such Dispute Notice shall be final, binding and conclusive upon the Parties and deemed accepted by Seller. If Seller and Buyer are unable to resolve any such disputed components or amounts within 15 days after the Dispute Notice is timely delivered by Seller to Buyer (or within such longer period as may be agreed by Seller and Buyer), then Seller or Buyer may submit the components and amounts remaining in dispute, which were appropriately set forth in a timely delivered Dispute Notice in accordance with this Section 1.4(b) (the “Unresolved Disputed Items”), for resolution to the Independent Accountant. Seller and Buyer shall jointly retain the Independent Accountant to resolve the Unresolved Disputed Items. If, for any reason, the Independent Accountant is unwilling or unable to serve as the Independent Accountant, and Seller and Buyer cannot otherwise mutually agree (acting in good faith) on an alternative nationally recognized independent accounting firm to serve as the Independent Accountant, then either Seller or Buyer may petition a court of competent jurisdiction to appoint an independent accounting firm to serve as the Independent Accountant. Within five Business Days of the Independent Accountant accepting its appointment, Seller and Buyer shall concurrently exchange and submit to the Independent Accountant their respective positions and supporting documentation with regard to the Unresolved Disputed Items. Seller and Buyer shall use commercially reasonable efforts to cause the Independent Accountant to, and the Independent Accountant shall be directed to, (i) resolve all Unresolved Disputed Items in accordance with the terms and provisions of this Agreement as soon as practicable, but in any event within 30 days of the Independent Accountant accepting its appointment, and render a written report detailing the resolution of each of the Unresolved Disputed Items and the resulting calculation of the amounts and the components required to be included in the Final Closing Statement, (ii) address only the Unresolved Disputed Items, (iii) not re-assess any undisputed item, or any undisputed component of an Unresolved Disputed Item, (iv) not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller in the Preliminary Closing Statement or the Dispute Notice, as applicable, or less than the smallest value for such item claimed by Buyer or Seller in the Preliminary Closing Statement or the Dispute Notice, as applicable, and (v) base its determination solely on presentations and documentation provided by Seller and Buyer, and not by independent review. In making its determinations as to the Unresolved Disputed Items, the Independent Accountant shall act as an expert and not as an arbitrator and the dispute resolution process under this Section 1.4(b) shall be an expert determination and not an arbitration. Seller and Buyer shall furnish to each other and to the Independent Accountant such work papers and other documents and information relating to the Unresolved Disputed Items as the Independent Accountant may request and are available to that Party (or its accountants). Seller and Buyer shall provide copies to the other of all written submissions to the Independent Accountant and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with, presentations to, or other similar communications with, the Independent Accountant. The Independent Accountant shall have exclusive jurisdiction over, and resort to the Independent Accountant as provided in this Section 1.4(b) shall be the sole recourse and remedy of the Parties against one another, or any other Person, with respect to, any Unresolved Disputed Items, absent manifest error or fraud. The Independent Accountant’s resolution of all Unresolved Disputed Items shall be final and binding on the Parties and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover on all of the Parties and shall be enforceable in a court of Law, absent manifest error or fraud. Any communications following the delivery of a Dispute Notice in connection with such attempts to resolve disputes set forth in the Dispute Notice may not be used against any Party for purposes of showing or proving that any Party has made any concessions or taken any positions contrary to the positions taken by Buyer in the Preliminary Closing Statement or Seller in the Dispute Notice, as

applicable. The fees and expenses of the Independent Accountant shall be borne by Buyer, on the one hand, and Seller, on the other hand, in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Seller and Buyer, respectively (i.e., for illustrative purposes only, if Seller prevailed with respect to 40% of the aggregate disputed amount, then Seller would be responsible for 60% of such fees and expenses).

(c) Final Closing Statement.

(i) In the event that Buyer fails to timely deliver the Preliminary Closing Statement and Seller elects to have the Estimated Closing Statement be deemed to be the Final Closing Statement pursuant to Section 1.4(a), the Estimated Closing Statement (including the components thereof and calculations set forth therein) shall be deemed to be the Final Closing Statement, including that the Working Capital Adjustment Amount set forth therein shall be deemed to be the Final Working Capital Adjustment Amount, the aggregate amount of Closing Company Debt set forth therein shall be deemed to be the Final Company Debt Amount, the aggregate amount of Unpaid Transaction Expenses set forth therein shall be deemed to be the Final Unpaid Transaction Expense Amount, the Purchase Price shall be deemed to be as set forth therein, the Closing Payment Amount set forth therein shall be deemed to be the Final Closing Payment Amount, and the True-Up Calculation shall be zero.

(ii) In the event that Seller fails to deliver a Dispute Notice in accordance with Section 1.4(b), or if Seller notifies Buyer that there are no components or amounts that Seller wishes to dispute with respect to the Preliminary Closing Statement, the Preliminary Closing Statement (including the components thereof and calculations set forth therein) shall be deemed to be the Final Closing Statement, including that the Working Capital Adjustment Amount set forth therein shall be deemed to be the Final Working Capital Adjustment Amount, the aggregate amount of Closing Company Debt set forth therein shall be deemed to be the Final Company Debt Amount, the aggregate amount of Unpaid Transaction Expenses set forth therein shall be deemed to be the Final Unpaid Transaction Expense Amount, the Purchase Price shall be deemed to be as set forth therein, the Closing Payment Amount set forth therein shall be deemed to be the Final Closing Payment Amount, and the True-Up Calculation shall be deemed to be as set forth therein.

(iii) In the event that Seller timely delivers a Dispute Notice and all disputes set forth therein are resolved, whether such disputed items are resolved by the mutual agreement of Seller and Buyer or by a final determination of any Unresolved Disputed Items by the Independent Accountant in accordance with Section 1.4(b) (or any combination of the foregoing), the Preliminary Closing Statement (including the components thereof and calculations set forth therein) shall be modified and recalculated in a written agreement between Seller and Buyer to reflect the resolution of all such disputes, and the Preliminary Closing Statement (including the components thereof and calculations set forth therein), as so modified and recalculated, shall be deemed to be the Final Closing Statement, including that the Working Capital Adjustment Amount set forth therein shall be deemed to be the Final Working Capital Adjustment Amount, the aggregate amount of Closing Company Debt set forth therein shall be deemed to be the Final Company Debt Amount, the aggregate amount of Unpaid Transaction Expenses set forth therein shall be deemed to be the Final Unpaid Transaction Expense Amount, the Purchase Price shall be deemed to be as set forth therein, the Closing Payment Amount set forth therein shall be deemed to be the Final Closing Payment Amount, and the True-Up Calculation shall be deemed to be as set forth therein.

(d) Payment of the True-Up Amount. As soon as practicable, but not more than five Business Days after the Final Closing Payment Amount is determined in accordance with Section 1.4(c), the True-Up Amount shall be paid as follows and without duplication:

(i) If the Final Closing Payment Amount exceeds or is equal to the Estimated Closing Payment Amount, then (A) the amount by which the Final Closing Payment Amount exceeds the Estimated Closing Payment Amount, if any (such amount, the “Upward True-Up Amount”), shall be paid, or caused to be paid, by Buyer, by wire transfer of immediately available funds, to Seller, and (B) Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Seller the True-Up Escrow Amount from the True-Up Escrow Fund;

(ii) If the Estimated Closing Payment Amount exceeds the Final Closing Payment Amount, then (A) Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the amount by which the Estimated Closing Payment Amount exceeds the Final Closing Payment Amount (such amount, the “Downward True-Up Amount”) to Buyer by wire transfer of immediately available funds to an account specified in writing by Buyer, and (B) (1) if the Downward True-Up Amount is less than the True-Up Escrow Amount, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Seller an amount in cash equal to the balance of the True-Up Escrow Fund (after taking into account the disbursement contemplated by clause (A) of this Section 1.4(d)(ii)), or (2) if the Downward True-Up Amount exceeds the True-Up Escrow Amount, then at Buyer’s election and in Buyer’s sole discretion, (x) Seller shall pay to Buyer such excess amount by wire transfer of immediately available funds to the bank account designated in writing by Buyer or (y) Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to release such excess amount to Buyer from the Indemnity Escrow Fund.

(iii) Any payments made pursuant to this Section 1.4(d) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 1.5 Earnout Consideration.

(a) Earnout Payments. Subject in all cases to the set-off right in Section 6.11, Seller shall be eligible to receive, as a component of the Purchase Price, one or more payments, each calculated in accordance with this Section 1.5, in an aggregate amount of up to $3,000,000 (the “Maximum Potential Earnout Payment”), in each case, subject to and in accordance with the conditions set forth in this Section 1.5. For the avoidance of doubt, in no event shall the total amount of the Earnout Payments exceed the Maximum Potential Earnout Payment.

(i) First Earnout Payment. If ARR as of September 30, 2026 (the “First Measurement Date”) is greater than $5,512,476.65, then Seller shall be entitled to an earnout payment equal to $1,500,000 (the “First Earnout Payment”); provided, however, that, if ARR as of the First Measurement Date is less than or equal to $5,512,476.65, then Seller shall not be entitled to any earnout payment pursuant to this Section 1.5(a)(i) and the First Earnout Payment shall be $0.

(ii) Second Earnout Payment. If ARR as of December 31, 2026 (the “Second Measurement Date”) is greater than $5,367,411.48, then Seller shall be entitled to an earnout payment equal to $1,500,000 (the “Second Earnout Payment”); provided, however, that, if ARR as of the Second Measurement Date is less than or equal to $5,367,411.48, then Seller shall not be entitled to any earnout payment pursuant to this Section 1.5(a)(ii) and the Second Earnout Payment shall be $0.

(b) Earnout Definitions. As used in this Section 1.5, the following terms shall have the meanings indicated below:

(i) “ARR” means, as of the applicable Measurement Date, the annualized recurring revenue of the subscription business operated by the Acquired Companies prior to the Closing (for the avoidance of doubt, regardless of whether such business is operated during the Earnout Period by the Acquired Companies, Buyer or one or more of Buyer’s Subsidiaries) (the “Subscription Business”) from the Existing Customers pursuant to executed customer contracts, calculated in a manner consistent with Schedule 1.5(b)(i) and the example calculation of ARR at March 31, 2026 included therein, and excluding all other Company revenue, including revenue in respect of consulting, advisory, implementation, training, custom research or professional services, one-time fees, usage-based fees, reimbursable expenses and any other non-recurring revenues; provided, however, that for purposes of each Measurement Date, ARR shall include annualized recurring revenues from renewals of existing contracts with Existing Customers (including, for the avoidance of doubt, renewals implemented through execution of a new contract to reflect a change in the number of seats and/or products covered) where (1) the renewal contract is executed within 30 days following the applicable Measurement Date (the “Grace Period”), and (2) there is no gap in the provision of service (a “Qualifying Renewal”). A Qualifying Renewal shall be deemed to have been executed as of the applicable Measurement Date for purposes of calculating ARR. ARR shall be determined using accounting principles, methodologies, policies and practices applied consistently with those used in determining ARR as of March 31, 2026 and shall not be affected by any change in accounting policies, revenue recognition methodologies, customer classifications or reporting practices adopted after the Closing Date.

(ii) “Earnout Payment” and “Earnout Payments” mean, individually or collectively, as applicable, the First Earnout Payment and/or the Second Earnout Payment, as applicable.

(iii) “Earnout Period” means the period commencing on the Closing Date and ending on the Second Measurement Date.

(iv) “Existing Customers” means the customers of the Company’s subscription business as of July 31, 2026, which are set forth on Schedule 1.5(b)(iv).

(v) “Measurement Date” means the First Measurement Date or the Second Measurement Date, as applicable.

(c) Review and Dispute Resolution.

(i) Within 60 days after each Measurement Date (but in no event prior to 30 days after each Measurement Date), Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a written statement (each, an “Earnout Statement”) setting forth Buyer’s good faith calculation of the (A) ARR as of such Measurement Date (including any Qualifying Renewals executed during the applicable Grace Period) and (B) the applicable Earnout Payment with respect to such Measurement Date. If Buyer fails to timely deliver an Earnout Statement, other than as a result of Seller having failed to timely comply with its obligations under the Transition Services Agreement that directly caused Buyer’s delay, then Seller shall be free to pursue such remedies as may be available to it on the terms and subject to the provisions of this Agreement.

(ii) Seller shall have 15 days immediately following delivery of the Earnout Statement within which to review an Earnout Statement. During such 15-day period, Buyer shall permit Seller reasonable access, during normal business hours and upon reasonable notice, to the Company’s accounting books and records used in the determination of the ARR as of the applicable Measurement Date and applicable Earnout Payment. Seller may dispute any calculation set forth in the Earnout Statement by providing written notice of such objection to Buyer within such 15-day period (the “Earnout Dispute Notice”), which Earnout Dispute Notice shall specify each disputed item, including the amount thereof in dispute, and set forth, in reasonable detail, the nature of each such dispute and the basis therefor with respect to each disputed item in the Earnout Statement, including reasonable supporting documentation with respect thereto. Seller shall be deemed to have agreed with all items and amounts in the Earnout Statement not disputed in the Earnout Dispute Notice. Unless Seller delivers an Earnout Dispute Notice with respect to the applicable Earnout Statement prior to the expiration of such 15-day period, the Earnout Statement shall be conclusive and binding on the Parties, with the Parties having no further rights to review, dispute or require adjustment thereto.

(iii) Seller and Buyer shall first use commercially reasonable efforts to resolve between themselves any disputed item set forth in an Earnout Dispute Notice and, if Seller and Buyer are able to resolve such disputed item, the Earnout Statement (including the components thereof and calculations set forth therein) shall be revised to the extent necessary to reflect such resolution, and, as so revised, the Earnout Statement (including the components thereof and calculations set forth therein) shall be conclusive and binding on the Parties, with the Parties having no further rights to review, dispute or require adjustment thereto. If Seller and Buyer are unable to resolve the dispute within 15 days (or such longer period of time as mutually agreed upon by Buyer and Seller) after delivery of the applicable Earnout Dispute Notice, Seller and Buyer shall jointly engage, and submit the dispute to, the Independent Accountant and the terms, conditions and procedures set forth in Section 1.4 pertaining to resolution of unresolved disputes by the Independent Accountant shall apply mutatis mutandis to resolution of any unresolved disputes with respect to the applicable Earnout Statement, including with respect to the payment of the fees and expenses of such Independent Accountant. Any communications following the delivery of an Earnout Dispute Notice in connection with such attempts to resolve disputes set forth in the Earnout Dispute Notice may not be used against any Party for purposes of showing or proving that any Party has made any concessions or taken any positions contrary to the positions taken by Buyer in the Earnout Statement or by Seller in the Earnout Dispute Notice, as applicable.

(d) Disbursement of Earnout Payments. Within 10 Business Days following the date on which the applicable Earnout Statement is deemed final and binding pursuant to Section 1.5(c), Buyer shall deliver, or cause to be delivered, to Seller the Earnout Payment to which Seller is entitled pursuant to the Earnout Statement, if any, by wire transfer of immediately available funds, such payment being in full and final satisfaction of the obligation of Buyer to pay the Earnout Payment with respect to the applicable Measurement Date. Notwithstanding anything in this Agreement to the contrary, any Earnout Payment to Seller shall be net of (i) any amounts payable by any Acquired Company (or Buyer or any of its Affiliates on behalf of any Acquired Company) pursuant to the Special Incentive Compensation Arrangements set forth on Exhibit D (collectively, the “Special Incentive Compensation Arrangements”), which amounts shall, subject to the terms and conditions thereof, be paid by the applicable Acquired Company through its payroll to the applicable recipient as and when due thereunder, subject to applicable Tax deductions or withholdings, and (ii) the amount of any associated employer portion of payroll Tax obligations.

(e) Earnout Covenants. Notwithstanding anything to the contrary contained in this Agreement, during the Earnout Period, Buyer shall, and shall cause the Acquired Companies to:

(i) operate the respective businesses of the Acquired Companies in a commercially reasonable manner;

(ii) use commercially reasonable efforts to maintain accurate books and records of the Acquired Companies and their respective businesses and track ARR attributable to the conduct of the Acquired Companies’ respective businesses;

(iii) continue to offer, whether through the Acquired Companies, Buyer or an Affiliate of Buyer, the existing Current Offerings of the Subscription Business and not discontinue or otherwise terminate such Subscription Business; and

(iv) not take any action, or fail to take any action, that has the primary express intent of reducing ARR below the applicable ARR threshold set forth in Section 1.5(a), including by intentionally diverting opportunities or Existing Customers away from the Business to other Buyer businesses with the primary purpose of reducing ARR below the applicable ARR threshold set forth in Section 1.5(a).

(f) Acknowledgements. Seller acknowledges that (i) from and after the Closing, Buyer and its Affiliates (including the Acquired Companies following Closing) have the right to operate themselves and their respective businesses in any way that Buyer or any of its Affiliates (including the Acquired Companies following Closing) deems appropriate in its sole and absolute discretion, subject to Section 1.5(e); (ii) Buyer and its Affiliates (including the Acquired Companies following Closing) have no obligation to operate themselves or their respective businesses in order to achieve the conditions to and payment of the Earnout Consideration, subject to Section 1.5(e); (iii) the Earnout Consideration is speculative and is subject to numerous factors outside of the control of Buyer and its Affiliates (including the Acquired Companies following Closing); (iv) there is no assurance that Seller will become entitled to receive all or any portion of the Earnout Consideration, and neither Buyer nor any of its Affiliates (including the Acquired Companies), nor any of their respective Representatives, has promised or projected any payment of the Earnout Consideration; (v) neither Buyer nor any of its Affiliates (including the Acquired Companies following Closing), nor any of their respective Representatives, owes any fiduciary or other duty to Seller with respect to the achievement of the payment of the Earnout Consideration; and (vi) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship. Notwithstanding the foregoing, Buyer shall not take, nor cause any Acquired Company to take, any action with the express intent of frustrating the achievement of the conditions to the Earnout Consideration.

Section 1.6 Withholding. Buyer and any of its Affiliates (or any other applicable withholding agent), as the case may be, shall be entitled to deduct and withhold from the Purchase Price (and any other amounts otherwise payable pursuant to this Agreement) such amounts as Buyer or any of its Affiliates (or any other applicable withholding agent) is required to deduct and withhold under the Code, or any provision of Law, or pursuant to other applicable Governmental Orders, with respect to the making of such payment.

To the extent that amounts are so deducted or withheld by Buyer or any of its Affiliates (or any other applicable withholding agent), as the case may be, and paid over to the proper Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller or such other Person entitled to such payments hereunder. Notwithstanding anything in this Agreement to the contrary, any compensatory amounts subject to payroll withholding and reporting shall be paid through the applicable payroll system in accordance with applicable payroll procedures and any applicable withholding Taxes shall be withheld from such payroll payments and remitted to the applicable Governmental Authority in the manner required by applicable Law.

Section 1.7 Allocation of Purchase Price. For U.S. federal and applicable state income tax purposes, the sale and purchase of the Interests pursuant to this Agreement shall be treated as the sale of the assets of the Company by Seller to Buyer. No later than 60 days after the determination of the Purchase Price, as finally determined, or as soon as reasonably practicable thereafter, Buyer will prepare or cause to be prepared and submit to Seller, an allocation (the “Purchase Price Allocation”) of the Purchase Price and all other items treated as consideration for Income Tax purposes among the assets of the Company, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and the methodology set forth on Schedule 1.7. If, within 30 days of Buyer’s submission of the Purchase Price Allocation to Seller, Seller notifies Buyer that Seller objects to the Purchase Price Allocation, then Seller and Buyer will negotiate in good faith to resolve such dispute. If Seller fails to provide such notice, the proposed Purchase Price Allocation delivered by Buyer shall become final and binding upon the Parties. In the event that the dispute cannot be resolved by Seller and Buyer within 30 days after Seller notifies Buyer of an objection, then such dispute shall be submitted to the Independent Accountant selected using the procedures set forth in Section 1.4(b) applied mutatis mutandis and using the methodology set forth on Schedule 1.7. The decision of the Independent Accountant shall be final and binding on the Parties. The fees and expenses of the Independent Accountant shall be paid one-half by Seller and one-half by Buyer. The Purchase Price Allocation shall be conclusive and binding upon the Parties for all Tax purposes, and the Parties agree that all Tax Returns (including IRS Form 8594 and any supplements thereto) shall be prepared in a manner consistent with (and the Parties shall not otherwise take a Tax position on a Tax Return or otherwise that is inconsistent with) the Purchase Price Allocation and none of the Parties shall take a position for Tax purposes inconsistent with the Purchase Price Allocation (including in audits) unless otherwise required by applicable Law. If the Purchase Price is further adjusted pursuant to the terms of this Agreement, then any binding Purchase Price Allocation shall be adjusted as appropriate and each Party shall cooperate in good faith in making such adjustments.

ARTICLE 2

CLOSING MATTERS

Section 2.1 Closing. The closing of the purchase and sale of the Interests contemplated by this Agreement (the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement on the date of this Agreement (the “Closing Date”), remotely by the electronic exchange of documents and signatures (including by e-mail or electronic signature). To the extent permitted by Law, the Parties shall treat the Closing as being effective as of 11:59 P.M. Eastern Time on the Closing Date (the “Effective Time”).

Section 2.2 Closing Payments.

(a) Payment at the Closing for the Interests. At the Closing, Buyer shall pay, or cause to be paid, to Seller an amount of cash equal to the Estimated Closing Payment Amount, as set forth in the Funds Flow Memorandum, by wire transfer of immediately available funds to the account designated for Seller in the Funds Flow Memorandum.

(b) Payments at the Closing for Company Debt. At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, as applicable, to each holder of Repaid Company Debt, as identified by Seller in the Funds Flow Memorandum, the amount of Repaid Company Debt set forth in the Funds Flow Memorandum with respect to such holder by wire transfer of immediately available funds in accordance with the wire instructions for such holder set forth in the Funds Flow Memorandum.

(c) Payments at the Closing for Unpaid Transaction Expenses. At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies and Seller, as applicable, to each payee of Unpaid Transaction Expenses, as identified by Seller in the Funds Flow Memorandum, the amount of Unpaid Transaction Expenses set forth in the Funds Flow Memorandum with respect to such payee by wire transfer of immediately available funds in accordance with the wire instructions for such payee set forth in the Funds Flow Memorandum.

(d) Escrow. Notwithstanding anything in this Agreement to the contrary, at the Closing, Buyer shall deposit with the Escrow Agent (i) an amount of cash equal to the True-Up Escrow Amount in immediately available funds into a non-interest-bearing escrow account, such deposit to constitute an escrow fund (the “True-Up Escrow Fund”), and (ii) an amount of cash equal to the Indemnity Escrow Amount in immediately available funds into an escrow account, such deposit to constitute an escrow fund (the “Indemnity Escrow Fund”). The True-Up Escrow Amount shall be held by the Escrow Agent in the True-Up Escrow Fund, which shall be established, maintained and disbursed in accordance with the Escrow Agreement, for purposes of payment to Buyer in satisfaction of any amounts payable to Buyer as required by Section 1.4(d)(ii), if any, and to Seller in accordance with the terms of Section 1.4(d)(i) or Section 1.4(d)(ii), as applicable. The Indemnity Escrow Amount shall be held by the Escrow Agent in the Indemnity Escrow Fund, which shall be established, maintained and disbursed in accordance with the Escrow Agreement, for purposes of payment to Buyer Indemnified Persons in satisfaction of any amounts payable to such Buyer Indemnified Persons pursuant to Article 6 or as required by Section 1.4(d)(ii). The Parties agree that for all U.S. federal (and applicable state and local) Income Tax purposes, Buyer shall be treated as the owner of the True-Up Escrow Fund and Indemnity Escrow Fund and any payment made out of the True-Up Escrow Fund or Indemnity Escrow Fund to Seller (each in its capacity as such) is intended to be treated as deferred consideration reportable on the installment method under Section 453 of the Code and shall be subject to imputation of interest under Section 483 or Section 1274 of the Code.

Section 2.3 Closing Deliverables.

(a) At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) certificates representing all of the Interests (or, if any such certificate is lost, a lost membership interest certificate affidavit to that effect, in form and substance reasonably acceptable to Buyer) with duly executed assignments of the Interests, in form and substance reasonably acceptable to Buyer, evidencing the transfer of the Interests to Buyer;

(ii) a certificate, dated as of the Closing, signed by the secretary of the Company (or such Person with similar authority) certifying as to: (A) the Governing Documents of each Acquired Company, which shall, in the case of the Company’s certificate of formation and in the case of the other Acquired Companies’ respective certificate of incorporation or similar Governing Document (to the extent relevant and applicable), be certified by the secretary of state, Registrar of Companies for England and Wales or similar official of a Governmental Authority, as applicable, of the jurisdiction of organization of such Acquired Company as of a date not more than 10 days prior to the Closing Date; (B) all resolutions adopted by the equityholders and/or board of directors (or equivalent governing body) of the Acquired Companies in connection with this

Agreement, the other Transaction Documents to which any Acquired Company is a party, the Transactions and the appointing of new directors or managers and officers of each Acquired Company effective as of the Closing Date, as applicable; and (C) the names and signatures of the officers of the Company and, to the extent relevant and applicable, each other Acquired Company, authorized to sign this Agreement and the other Transaction Documents to which any Acquired Company is a party;

(iii) certificates of good standing (or similar certificates) for each Acquired Company from the secretary of state, Registrar of Companies for England and Wales or similar official of a Governmental Authority, as applicable, of the jurisdiction of organization of each such Acquired Company, in each case, dated not earlier than 10 days prior to the Closing Date;

(iv) duly executed resignation letters of each existing officer or director (and each Person holding any similar position or acting in a capacity similar to an officer or director) of each Acquired Company; provided, however, that no resignation of any Singapore resident director or company secretary shall be effective unless and until Buyer has procured valid replacement appointments compliant with the requirements of the Singapore Companies Act 1967 and all filings required by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) in connection therewith have been duly made;

(v) a properly completed and executed IRS Form W-9 from Seller and any other forms, certifications or documentation reasonably requested by Buyer for purposes of satisfying its Tax or withholding or reporting obligations under this Agreement;

(vi) an Award Cancellation Notice, in form and substance reasonably acceptable to Buyer, to be provided to each Grantee;

(vii) the Debt Payoff Letters (if any), duly executed by the payees of the corresponding Repaid Company Debt as set forth in such Debt Payoff Letters and identified in the Funds Flow Memorandum;

(viii) the Expense Payoff Invoices (as appropriate based upon the nature of the applicable Unpaid Transaction Expense) consistent with the corresponding Unpaid Transaction Expenses identified in the Funds Flow Memorandum;

(ix) a funds flow memorandum, in form and substance reasonably acceptable to Buyer, setting forth, for each payee of a payment contemplated by Section 2.2, in each case, in accordance with the applicable Debt Payoff Letter or Expense Payoff Invoice, if applicable, (A) the name of such payee, (B) the amount payable to such payee pursuant to Section 2.2, (C) the applicable wire transfer instructions for such payee, and (D) such other information as required to be set forth therein pursuant to Section 2.2 or as otherwise reasonably requested by Buyer relating to such payee or payment (the “Funds Flow Memorandum”);

(x) evidence, in form and substance reasonably satisfactory to Buyer, that the Acquired Companies, as applicable, have paid to each current and former Employee any and all amounts necessary to satisfy all wages due for all hours worked through the day immediately prior to the Closing Date;

(xi) evidence, in form and substance reasonably acceptable to Buyer, of the termination or amendment of, as applicable, the Related Party Arrangements and Contracts set forth on Schedule 2.3(a)(xi), terminating, or otherwise releasing the Acquired Companies from, any liabilities or obligations of the Acquired Companies thereunder;

(xii) each of the Key Employee Agreements duly executed by each Key Employee;

(xiii) each of the Special Incentive Compensation Arrangements, in form and substance reasonably acceptable to Buyer, duly executed by the Company and each recipient thereof (as set forth on Exhibit D);

(xiv) the Transition Services Agreement, duly executed by Seller;

(xv) the Employee Lease Agreement, duly executed by Seller;

(xvi) the Escrow Agreement, duly executed by Seller;

(xvii) evidence, in form and substance reasonably acceptable to Buyer, that, effective as of Closing (A) the individuals designated in writing by Buyer prior to Closing have been duly appointed as the sole authorized signatories (and, as applicable, online administrators and approvers) for each bank account of the Acquired Companies, with full authority to withdraw, transfer, and otherwise operate each such bank account, and (B) any and all prior signatories, view-only users, administrators, and other authorization profiles have been removed or terminated;

(xviii) one or more USB flash drives (which shall be permanent and accessible, without the need for any password, with readily and commercially available Software) containing, in electronic format, all documents posted to the virtual data room or otherwise made available to Buyer by Seller or the Company or any of their respective Affiliates or Representatives as of the Closing;

(xix) evidence, in form and substance reasonably acceptable to Buyer, of the release of the Acquired Companies from all guarantees and Encumbrances, other than Permitted Encumbrances;

(xx) evidence, in form and substance reasonably acceptable to Buyer, of the assignment of Contracts related to the business of the Company from Seller to the Company, as applicable;

(xxi) the share certificates in respect of all issued shares in the capital of Frontier Strategy UK Limited (the “UK Subsidiary”);

(xxii) the registers, minute books and other records currently required to be kept by the UK Subsidiary under the Companies Act 2006, in each case duly written up to the Closing, together with the common seals (if any) of the UK Subsidiary;

(xxiii) letters of termination and revocation, duly executed by the UK Subsidiary, terminating and revoking (A) the specific power of attorney granted by the UK Subsidiary to Josh Resnik, dated February 1, 2023, and (B) the specific power of attorney granted by the UK Subsidiary to Janine Lydon dated March 12, 2025;

(xxiv) the share certificates in respect of all issued shares in the capital of Frontier Strategy Group Asia Pacific Pte Ltd (the “Singapore Subsidiary”);

(xxv) the registers, minute books and other records currently required to be kept by the Singapore Subsidiary under the Companies Act 1967, in each case duly written up to the Closing, together with the common seals (if any) of the Singapore Subsidiary; and

(xxvi) such other instruments and documents, in form and substance reasonably acceptable to the Parties, as may be reasonably requested by Buyer to effect the Closing.

(b) At the Closing, Buyer shall deliver or cause to be delivered to:

(i) the applicable recipients, the payments contemplated by Section 2.2;

(ii) Seller, each of the Key Employee Agreements to which Buyer or an Affiliate of Buyer is a party, in each case duly executed by Buyer or an Affiliate of Buyer, as applicable;

(iii) Seller, the Transition Services Agreement, duly executed by Buyer;

(iv) Seller, the Employee Lease Agreement, duly executed by Buyer;

(v) Seller, the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(vi) a certificate, dated as of the Closing, signed by the secretary of Buyer (or such Person with similar authority) certifying as to: (A) all resolutions adopted by the equityholders and/or board of directors (or equivalent governing body) of Buyer in connection with this Agreement, the other Transaction Documents to which Buyer is a party and the Transactions; and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to which Buyer is a party; and

(vii) Seller, such other instruments and documents, in form and substance reasonably acceptable to the Parties, as may be reasonably requested by Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to such exceptions as are set forth in the corresponding sections or subsections of the Disclosure Schedule (as and to the extent set forth in Section 7.12), Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization; Authority; Due Execution.

(a) Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own (or, as applicable, lease) and operate its assets and properties and to carry on its business in the manner currently conducted. Seller has all requisite power and authority to enter into this Agreement and each other Transaction Document to which Seller is a party, to perform Seller’s obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transactions have been duly authorized by all requisite corporate action on the part of Seller. Seller’s Governing Documents are in full force and effect, and Seller is not in breach or violation of any provision of its Governing Documents. This Agreement has been duly executed and delivered by Seller and constitutes, and upon execution and delivery of each other Transaction Document to which Seller is a party will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, general equitable principles (whether considered in an Action in equity or at law) and an implied covenant of good faith and fair dealing (the “Insolvency and Equity Exceptions”).

(b) The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own (or, as applicable, lease) and operate its properties and assets and to carry on its business in the manner currently conducted. Each other Acquired Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own (or, as applicable, lease) and operate its properties and assets and to carry on its business as presently conducted and planned to be conducted. Each Acquired Company is duly qualified, licensed, registered to do business and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of its properties or conduct of its business makes such qualification, licensing or registration necessary or advisable, except to the extent the failure to be so licensed, qualified, registered or in good standing would not, individually or in the aggregate, interfere in any material respect with the operation of such Acquired Company or the conduct of its business. Section 3.1(b) of the Disclosure Schedule contains a true, accurate and complete list of each jurisdiction where the Company is qualified or licensed to do business. Section 3.1(b) of the Disclosure Schedule further sets forth all fictitious or trade names of the Company and all jurisdictions in which the Company has made such fictitious or trade name filings. No Acquired Company is in violation of any of the provisions of its Governing Documents.

(c) Each Acquired Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which such Acquired Company is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance of this Agreement and each other Transaction Document to which any Acquired Company is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of such Acquired Company, as applicable. This Agreement and each other Transaction Document to which any Acquired Company is a party has been duly executed and delivered by such Acquired Company, as applicable, and constitutes a valid, legal and binding agreement of such Acquired Company, enforceable against such Acquired Company in accordance with their terms, except as such enforcement may be limited by the Insolvency and Equity Exceptions.

(d) The Company has made available to Buyer true, complete and correct copies of the Governing Documents of each Acquired Company, which contain the full details of the rights and restrictions attached to such Acquired Company’s share capital, as applicable. Such Governing Documents, in the forms made available to Buyer, are in full force and effect and no process for the amendment thereof is pending or currently contemplated.

Section 3.2 Subsidiaries; Equity Investments.

(a) Except for the wholly-owned Subsidiaries of the Company set forth in Section 3.2(a) of the Disclosure Schedule (each of which is an Acquired Company), no Acquired Company, directly or indirectly, owns, Controls, or has the power to vote, and has never, directly or indirectly, owned, Controlled, or had the power to vote, the Equity Interests of any Person. With respect to each Subsidiary of the Company, Section 3.2(a) of the Disclosure Schedule sets forth (i) such Subsidiary’s name and jurisdiction of incorporation or organization, (ii) the form of entity and U.S. Tax classification (e.g., C-corporation, S-corporation, partnership, disregarded entity, etc.) of such Subsidiary, (iii) a true, accurate and complete list of each jurisdiction where such Subsidiary is qualified or licensed to do business, (iv) all fictitious or trade names of such Subsidiary and all jurisdictions in which such Subsidiary has made such fictitious or trade name filings, and (v) in respect of the UK Subsidiary, its registered name, registration number, registered office, registered email address, place of incorporation, issued share capital, registered shareholders and number of shares held, beneficial owner of shares (if different to the registered owner), directors and shadow directors, secretary (if any), auditor (if any) and registered charges (if any).

(b) No Acquired Company is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.3 Consents and Notices; No Violations.

(a) Except as set forth in Section 3.3(a) of the Disclosure Schedule, no Notices are required to be given, made or filed, and no Consents are required to be obtained, in each case pursuant to a Material Contract, by Seller or any Acquired Company or any of their respective Affiliates as a result of, in connection with or as a condition to the execution, delivery or performance by Seller, any Acquired Company or any of their respective Affiliates of this Agreement or any other Transaction Document to which Seller, any Acquired Company or any of their respective Affiliates is a party or the consummation by Seller or any Acquired Company or any of their respective Affiliates of the Transactions.

(b) Subject to giving, making and filing the Notices and obtaining the Consents in each case, as set forth in Section 3.3(b) of the Disclosure Schedule, the execution, delivery and performance by the Company, Seller or any of their respective Affiliates of this Agreement, or any other Transaction Document to which the Company, Seller or any of their respective Affiliates is a party, do not, and the consummation of the Transactions will not, with or without notice, lapse of time or both, constitute, result in or give rise to: (i) a conflict, breach or violation of, or a default under, any Acquired Company’s or Seller’s Governing Documents; (ii) a material conflict with, breach or violation of, a default under, the acceleration of any material obligation under, or the creation of any obligation under, any Material Contract to which any Acquired Company or Seller is a party or otherwise bound, or any Permit of any Acquired Company, including any Permit that is required for it to conduct its business under applicable Law; (iii) any right to revoke, renegotiate, withdraw, suspend, not renew, cancel, terminate, or modify any Material Contract to which any Acquired Company is a party or otherwise bound or any Permit; (iv) the creation of any Encumbrance on any of the Interests or any of the assets or properties of or used by any Acquired Company; or (v) a material violation of any Law or Governmental Order to which any Acquired Company or Seller is subject.

Section 3.4 Capitalization.

(a) Section 3.4(a) of the Disclosure Schedule contains a true, accurate and complete listing of all authorized, issued and outstanding Equity Interests of each Acquired Company and the corresponding record and beneficial owners of such Equity Interests. Seller is the record and beneficial owner of, and has good and valid title to all of the Interests, free and clear of all Encumbrances. The Interests represent all of the issued and outstanding Equity Interests of the Company and there are no other Equity

Interests of the Company that are issued, outstanding, reserved or committed for issuance. No Acquired Company holds any Equity Interests in treasury. All of the outstanding Equity Interests of each Acquired Company other than the Company are owned of record and beneficially by the Company, free and clear of all Encumbrances, in the respective amounts set forth in Section 3.4(a) of the Disclosure Schedule. All of the Equity Interests of the Acquired Companies have been duly authorized, validly issued and, to the extent applicable, transferred, in each case in accordance with applicable Law and such Acquired Company’s Governing Documents, and are fully paid and non-assessable. No Acquired Company has violated, in any material respect, the Securities Act, any state “blue sky” or securities Laws, any other similar Law or any preemptive or other similar rights of any Person in connection with the allotment, issuance, conversion, repurchase, redemption or other reacquisition of any of the Equity Interests of any Acquired Company. The membership interest assignment delivered by Seller to Buyer at the Closing is sufficient to transfer all interests, record and beneficial, in the Interests to Buyer and, upon delivery of the Interests in the manner contemplated under Section 2.3(a)(i) and subject to the consummation of the Transactions, Buyer will acquire all beneficial, legal, valid and indefeasible title to the Interests, free and clear of all Encumbrances.

(b) There are no authorized, issued or outstanding: (i) securities of any Acquired Company convertible into or exchangeable or exercisable for Equity Interests of any Acquired Company, (ii) subscriptions, calls, options, warrants or other rights to acquire from any Acquired Company or obligations (contingent or otherwise) of any Acquired Company to issue or sell, any Equity Interests of any Acquired Company or to issue or distribute to holders of any Acquired Company’s Equity Interests any evidences of its indebtedness or assets, or (iii) profits interests, appreciation rights, profit participation, phantom ownership interests, share schemes or similar rights in any Acquired Company.

(c) All voting rights in the Company are vested exclusively in the Interests. All voting rights in the other Acquired Companies are vested exclusively in the Equity Interests thereof held by the Company as set forth in Section 3.4(a) of the Disclosure Schedule. No Company Debt granting its holder the right to vote on any matters with respect to any Acquired Company (or that is convertible into, or exchangeable for, securities having such right) is issued or outstanding.

(d) There are no stockholders’ agreements, partners’ agreements, members’ agreements, investors’ rights agreements, voting agreements, right of first refusal agreements, co-sale agreements, registration rights agreements, pooling agreements, voting trusts, proxies or other Contracts to which any Acquired Company or Seller, or any of their respective Affiliates, is a party or by which any Acquired Company or Seller or any of their respective Affiliates is bound, subject to, or affected by, or may become bound, subject to, or affected by, (i) with respect to the ownership, voting, registration under the Securities Act or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions or relating to rights of first offer, rights of first refusal, co-sale rights or “drag-along” rights) of the Interests or any other Equity Interests of any Acquired Company, or (ii) which restricts, in whole or in part, the powers of the officers or board of directors (or similar governing body) of any Acquired Company to manage, or supervise the management of, the business and affairs of any Acquired Company.

(e) No Acquired Company has ever repurchased, redeemed or otherwise reacquired any Equity Interests of any Acquired Company.

(f) No Acquired Company has any obligation to pay any dividend or to make any other distribution in respect of any of its Equity Interests.

(g) Except for Buyer’s rights under this Agreement, no Person has any Contract or any obligation, commitment or any right or privilege (in each case, contingent or otherwise and whether by Law, Contract or otherwise) capable of becoming such: (i) obligating any Acquired Company to issue, deliver, sell, repurchase or redeem or otherwise reacquire, or cause to be issued, delivered, sold, repurchased or redeemed or otherwise reacquired, any Equity Interests of any Acquired Company or other rights to purchase or otherwise acquire any Equity Interests of any Acquired Company, whether vested or unvested, or (ii) obligating any Acquired Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any Contract in connection with, any Equity Interests in any Acquired Company.

Section 3.5 Financial Statements; No Undisclosed Liabilities.

(a) Seller has made available to Buyer true, correct and complete copies of the following (clauses (i) and (ii), together, the “Financial Statements”) (i) the unaudited, consolidated balance sheets of the Acquired Companies for each of the fiscal years ended December 31, 2024 and December 31, 2025, and the related statements of income for the fiscal years then ended; and (ii) the unaudited, consolidated balance sheet of the Acquired Companies for the six month period ended June 30, 2026 (the “Reference Balance Sheet”), and the related statement of income for the period then ended. The Financial Statements are included in Section 3.5(a) of the Disclosure Schedule.

(b) The Financial Statements: (i) have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby; (ii) fairly and accurately present the financial condition and results of operations of the Acquired Companies in all material respects as of the respective dates thereof and for the periods referred to therein; (iii) were derived from and are consistent with the Company Records; and (iv) are not affected by any unusual or non-recurring items; provided, however, that the Reference Balance Sheet is subject to normal recurring year-end adjustments (which will not be material, individually or in the aggregate, and all of which will be consistent in nature, scope and amount with the past practices of the Acquired Companies) and does not include footnotes (which are not material, individually or in the aggregate). No financial statements of any Person other than the Acquired Companies are required by GAAP or such other applicable Laws to be included in the Financial Statements.

(c) No Acquired Company has any Liability except for (i) Liabilities reflected or reserved against on the Reference Balance Sheet or (ii) Liabilities which have arisen since the Reference Balance Sheet Date in the Ordinary Course of Business that are not, individually or in the aggregate, material to the Acquired Companies (taken as a whole) and none of which is a Liability resulting from any breach of Contract, fraud, breach of warranty, tort, infringement, misappropriation, Action, or violation of applicable Law.

(d) No Acquired Company is party to, or committed to become a party to, any Off-Balance Sheet Financing, joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among any Acquired Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or Liabilities of, any Acquired Company in the Financial Statements.

(e) All deferred revenue, unearned revenue, contract liabilities, customer deposits, advance billings, and customer prepayments of the Acquired Companies have been recorded in accordance with GAAP and are accurately reflected in the Financial Statements and the books and records of the Acquired Companies.

(f) The Acquired Companies maintain a system of accounting, established and administered in accordance with the Accounting Principles. The Acquired Companies maintain accurate books and records reflecting their respective assets and Liabilities and maintain proper and adequate internal accounting controls that provide assurance that (i) the Company Records are complete and accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of the

Acquired Companies and the basis for the Financial Statements in conformity with the Accounting Principles, (ii) the integrity of the Financial Statements is maintained, (iii) accounts, notes and other receivables and inventory are recorded accurately, (iv) there are no off-the-book accounts and that the assets and properties of the Acquired Companies are used only in accordance with management directives, and (v) access to the property and assets of the Acquired Companies is only permitted in accordance with management’s authorization.

(g) None of the Acquired Companies or Seller nor, to the Knowledge of Seller, any Affiliate or Representative of any Acquired Company or Seller has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether made in writing or made orally to any officer or director (or Person holding any similar position or acting in a capacity similar to an officer or director) or inside legal counsel or outside legal counsel to any Acquired Company, regarding the accounting or auditing practices, procedures, methodologies or methods of any Acquired Company or its internal accounting controls, including any complaint, allegation, assertion or claim that any Acquired Company, or any current or former Representative of any Acquired Company, has engaged in questionable accounting or auditing practices or fraud.

Section 3.6 Company Debt; No Guarantees.

(a) Except as set forth in Section 3.6(a) of the Disclosure Schedule, no Acquired Company has any Company Debt. For each item of Company Debt, Section 3.6(a) of the Disclosure Schedule sets forth (i) the debtor, (ii) the principal amount of such Company Debt outstanding as of the date of this Agreement, (iii) the maturity date, (iv) a description of the Contracts relating to or evidencing such Company Debt, and (v) a description of the collateral, if any, securing the Company Debt. There are no outstanding letters of credit, surety bonds or similar instruments of any Acquired Company in connection with or relating to the business, properties or assets of any Acquired Company.

(b) Except as set forth on Section 3.6(b) of the Disclosure Schedule, no Liability of any Acquired Company is guaranteed by or subject to a similar contingent obligation of any other Person. No Acquired Company has guaranteed or become subject to a similar contingent obligation in respect of any Liability of any other Person.

Section 3.7 Accounts Receivable; Accounts Payable.

(a) The accounts receivable appearing on the Financial Statements and the accounts receivable arising after the Reference Balance Sheet Date represent valid, actual, bona fide obligations owing to the Acquired Companies from account debtors arising from arm’s length sales actually made or services actually performed in the Ordinary Course of Business and are good, genuine and valid without material set-off, contest or counterclaim by any Acquired Company. Unless paid prior to the Closing Date, such accounts receivable are collectible (net of an appropriate reserve shown on the Reference Balance Sheet or in the accounting records of the Acquired Companies, which reserves are adequate and calculated consistent with past practice). Each of such accounts receivable either has been or will be collected in full, without any setoff, within 90 days after the date on which they first become due and payable, subject to any reserve reflected on the Reference Balance Sheet and assuming that Buyer uses reasonable efforts to collect such amounts. The Acquired Companies’ respective rights in respect of accounts receivable, and under any security related thereto, have been enforced by the Acquired Companies in the Ordinary Course of Business and have not been waived, modified, or compromised in any manner.

(b) All accounts payable of any Acquired Company set forth in the Financial Statements arose from arm’s length sales actually made or services actually performed in the Ordinary Course of Business, and no material account payable is materially delinquent in its payment. Each Acquired Company has paid its accounts payable and notes payable in the Ordinary Course of Business. All accounts payable and accrued liabilities of each Acquired Company required to be reflected in accordance with GAAP have been properly recorded in the Financial Statements.

Section 3.8 Title to Assets. All material tangible personal property owned or leased by any Acquired Company is set forth in Section 3.8 of the Disclosure Schedule. Each of the Acquired Companies owns and has good, valid and marketable title, or holds by valid and existing lease or license to all of the property and assets, and interests in property and assets, real and personal, tangible or intangible, of any Acquired Company (including those reflected on the Reference Balance Sheet or in the Company Records, or acquired by any Acquired Company after the Reference Balance Sheet Date) free and clear of any Encumbrances, except Permitted Encumbrances.

Section 3.9 Sufficiency of Assets. The properties and assets owned, leased or licensed by any Acquired Company are (a) in good operating condition and repair, normal wear and tear excepted, taking into account the purpose(s) for which such properties and assets are currently used, (b) suitable and adequate for the purpose(s) for which such properties and assets are currently used, (c) sufficient for the continued operations of the Acquired Companies’ respective businesses and operations after the Closing in the same manner as operated (and as expected to be operated) prior to the Closing, and (d) constitute all of properties and assets necessary to conduct the Acquired Companies’ respective businesses as currently conducted, except, in the case of (c) and (d), to the extent that the properties and assets, and related services set forth on Section 3.9 of the Disclosure Schedule, will be made available and/or provided to Buyer pursuant to the provisions of the Transition Services Agreement during the Transition Period (as defined in the Transition Services Agreement).

Section 3.10 Customers and Suppliers.

(a) Section 3.10(a) of the Disclosure Schedule sets forth for the calendar year ended December 31, 2025 and the six months ended June 30, 2026 the following: (i) the names of the top 20 customers of the Acquired Companies (together, the “Major Customers”) and the aggregate amount billed by the Acquired Companies during such periods; and (ii) the names of the top 20 suppliers of the Acquired Companies based on aggregate amount billed to the Acquired Companies from such suppliers during such periods (together, the “Major Suppliers”); in each case (clauses (i) and (ii)) arranged by dollar value, together with, in each case, the amount billed to or billed by, as applicable, each Major Customer and Major Supplier during such period.

(b) Since the Lookback Date, there have been no material disputes with any Major Customer or Major Supplier. No Major Customer or Major Supplier has notified any Acquired Company, in writing, or, to the Knowledge of Seller, orally, that it intends to change its relationship or any material terms upon which it will conduct business with any Acquired Company (such as an intention to terminate or not renew a Contract, to revise pricing, to decrease volume or to materially change the products purchased or sold) which would have a detrimental consequence to any Acquired Company. To the Knowledge of Seller, no fact or circumstance exists that would reasonably give rise to such notice or that would adversely affect the relationship of Buyer, any Acquired Company with any Major Customer or Major Supplier after the Closing.

Section 3.11 Absence of Certain Changes. Since the Reference Balance Sheet Date, no Material Adverse Effect has occurred and the Acquired Companies have conducted their respective businesses only in, and none of any Acquired Company has engaged in any transaction other than, in the Ordinary Course of Business (except for the negotiation of the Transactions). Without limiting the generality of the foregoing, since the Reference Balance Sheet Date, there has not been, with respect to any Acquired Company, any:

(a) damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by any Acquired Company, whether or not covered by insurance;

(b) material reduction in the Acquired Companies’ annualized recurring revenue, material customer churn, or termination or non-renewal of any customer Contracts representing more than five percent of the Acquired Companies’ annualized recurring revenue, individually or in the aggregate;

(c) adoption of any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any Acquired Company;

(d) commencement of operations in any country in which the Company did not operate as of the Reference Balance Sheet Date;

(e) making or entering into any commitments to make any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate, except to the extent that work performed by Employees or Contingent Workers is capitalizable in accordance with the Accounting Principles;

(f) (A) creation, incurrence, assumption or guarantee of any indebtedness or issuance of any debt securities; (B) issuance, assumption, guarantee, amendment, endorsement or incurrence of any other liability or responsibility (whether directly, contingently or otherwise) for the Liabilities of any other Person; or (C) making, or cancellation or waiving of any rights with respect to, any loans, advances or capital contributions to, or investments in, any other Person;

(g) (A) compromise or settlement of any material Tax Liability or entry into any closing agreement with respect to Taxes; (B) adoption or change in any Tax policies, practices, or procedures; (C) change in any annual reporting for Tax purposes; (D) any change in or rescission of any Tax election; (E) failure to pay any Tax when due and payable; (F) surrender of any right to a refund in respect of Taxes; (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; (H) amendment of any Tax Return; or (I) entry into any Tax sharing, allocation, indemnity or similar agreement related to Taxes;

(h) change in any method of accounting or accounting practice used by any Acquired Company;

(i) acceleration of the collection of or any discounting of any accounts receivable, or delay in (A) the payment of accounts payable or accrued expenses, (B) the purchase of supplies or (C) the making of any capital expenditures, repairs or maintenance;

(j) writing off as uncollectible, or establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness; or

(k) entry into any Contract with respect to, committing to take, or authorization of, any of the actions described in any of the clauses set forth above.

Section 3.12 Actions; Governmental Orders.

(a) There are no, and since the Lookback Date there have been no, Actions, pending or threatened in writing, or, to the Knowledge of Seller, threatened orally, by, against, affecting or involving (i) any Equity Interests of any Acquired Company (including the Interests), the business or operations of any Acquired Company, (ii) any of the assets or properties owned, leased, used, operated or occupied by any Acquired Company, (iii) any of the Liabilities of any Acquired Company, (iv) any of the officers or directors (or Persons holding any similar position or acting in a capacity similar to an officer or director), Employees, Contingent Workers or other service providers or agents of any Acquired Company (in their capacities as such or relating to their employment, services or relationship with any Acquired Company), (v) the Transactions, or (vi) this Agreement or any other Transaction Document. To the Knowledge of Seller, no event has occurred, and no circumstance exists, which could reasonably be expected to give rise to or serve as a valid basis for any such Action. Since the Lookback Date, no Acquired Company has settled any Action or allegation prior to commencement of any Action.

(b) There are no, and since the Lookback Date there have been no, Governmental Orders against, affecting or involving (i) any Equity Interests of any Acquired Company (including the Interests), the business or operations of any Acquired Company, (ii) any of the assets or properties owned, leased, used, operated or occupied by any Acquired Company, (iii) any of the Liabilities of any Acquired Company, (iv) any of the officers or directors (or Person holding any similar position or acting in a capacity similar to an officer or director), Employees, Contingent Workers or other service providers or agents of any Acquired Company (in their capacities as such or relating to their employment, services or relationship with any Acquired Company), (v) the Transactions, or (vi) this Agreement or any other Transaction Document. To the Knowledge of Seller, no event has occurred, and no circumstance exists, which could reasonably be expected to give rise to or serve as a valid basis for any such Governmental Order.

(c) No Acquired Company has any Action pending or threatened against any other Person.

Section 3.13 Compliance with Laws; Permits.

(a) Each Acquired Company is, and since the Lookback Date has been, and the businesses of the Acquired Companies (individually and in the aggregate), is, and since the Lookback Date has been, conducted, in compliance in all material respects with, all applicable Laws. No Acquired Company has received any notice or communication, whether written or oral, of any non-compliance with any applicable Laws that has not been cured as of the date of this Agreement or with respect to which there is any continuing Liability.

(b) Section 3.13(b) of the Disclosure Schedule sets forth the Permits that have been obtained by any Acquired Company and its respective Affiliates, and all such Permits are valid and in full force and effect and in good standing and are all of the Permits required for the Acquired Companies and/or their respective Affiliates to own, lease or operate their respective properties and other assets and to carry on their respective businesses and operations as presently conducted or presently proposed to be conducted. No Acquired Company has, nor any of its Affiliates have, received any communication and there are no facts or circumstances that could reasonably (i) be expected to result in, or give rise to any right with respect to, the revocation, withdrawal, suspension, non-renewal, cancellation, termination or modification, or (ii) lead any Acquired Company or any of its Affiliates to believe that any of the Permits are not currently in good standing. Each Acquired Company has, and its respective Affiliates have, kept all required records, filed with Governmental Authorities all required Notices, supplemental applications and annual or other reports, and paid all fees, dues, charges and costs and other expenses, required to maintain the Permits in good standing.

Section 3.14 Contracts and Commitments.

(a) Section 3.14(a) of the Disclosure Schedule, as specified for each corresponding subsection of this Section 3.14(a), as applicable, sets forth a true, accurate and complete list of the following Contracts (or series of related Contracts) to which any Acquired Company is a party, any of the properties or assets of any Acquired Company or any business or operations of any Acquired Company is subject to, bound by or an obligor or beneficiary under:

(i) any Contract with any Major Customer;

(ii) any Contract with any Major Supplier;

(iii) any Contract with any Major Customer of any Acquired Company that is not pursuant to or that materially deviates from the Acquired Companies’ standard terms and conditions of sale or service;

(iv) any Contract with any Major Customer or Major Supplier containing exclusivity, non-competition, most favored nation or other similar terms which restrict any business or operations of any Acquired Companies;

(v) any Contract entered into since the Lookback Date, or by which an Acquired Company or its business is currently subject or bound, for (A) the sale of any of the businesses, material properties or material assets of any Acquired Company, other than in the Ordinary Course of Business, (B) the grant to any Person of any option, right of first refusal, exclusive negotiation or preferential or similar right to purchase any of the businesses, material properties or material assets of any Acquired Company, (C) the acquisition by any Acquired Company of any business, material property or material asset, whether by merger, purchase or sale of Equity Interests or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the Ordinary Course of Business), or (D) the disposition of any material (individually or in the aggregate) businesses, assets or properties of any Acquired Company;

(vi) any Contract that is a Company Intellectual Property Agreement, other than (A) any Contract for the license of any Commercial Software by any Acquired Company, (B) Contracts between any Acquired Company and any current or former director, officer, employees, or contractor entered into in the Ordinary Course of Business, (C) confidentiality and non-disclosure agreements entered into in the Ordinary Course of Business, (D) Contracts with customers with non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business, and (E) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business that are merely incidental to the primary purpose of such Contracts;

(vii) any Contract that provides for (A) payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of any Acquired Company or business, properties or assets thereof, (B) minimum or guaranteed payments by any Acquired Company to any Person (other than employment-related Contracts), or (C) payments by any Acquired Company of royalties, overrides or similar commissions or fees;

(viii) any joint venture, profit-sharing, partnership, strategic alliance, collaboration or similar Contract;

(ix) any Contract that provides for severance, change in control, termination or similar payments to any current or former officer or director (or Person holding any similar position or acting in a capacity similar to an officer or director), Employee, Contingent Worker or other service provider or agent of any Acquired Company;

(x) any agent, sales representative, sales, marketing, distribution or other similar Contract;

(xi) any Contract pursuant to which any Acquired Company subcontracts work to any Person;

(xii) any Contract with any providers of any services relating to any IT Infrastructure (including any co-location, data hosting or applicable services);

(xiii) any mortgage, pledge, security agreement, deed of trust, loan agreement, promissory note, credit agreement, indenture, conditional sale or title retention agreement, equipment financing obligation or other instrument or Contract relating to Company Debt or other instruments relating to the lending or borrowing of money, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements or that provides for the guarantee, support, indemnification, assumption or endorsement by any Acquired Company with respect to the obligations, Liabilities or indebtedness of any other Person;

(xiv) any Contract that provides for capital expenditures or capital additions or improvements in an amount in excess of $50,000 and for which any obligation by any Acquired Company remains;

(xv) any Contract that provides for (A) the indemnification of any current or former officer or director (or Person holding any similar position or acting in a capacity similar to an officer or director), equityholder, Employee or Contingent Worker of any Acquired Company, or (B) ongoing indemnification obligations (other than customary indemnification provisions contained in Contracts with any Acquired Company’s customers and suppliers);

(xvi) any Contract that involves the settlement of any Action or threatened Action;

(xvii) any power of attorney (including with respect to Taxes, the Interests or any of the Equity Interests of any other Acquired Company);

(xviii) any Contract involving or related to a Related Party Arrangement;

(xix) any Contract with any Governmental Authority; and

(xx) any Contract not already disclosed above (A) that was entered into outside the Ordinary Course of Business, (B) that is otherwise material to any Acquired Company or any of its respective properties, assets, Liabilities or businesses, or (C) under which the consequences of a default or termination could reasonably be expected to be, individually or in the aggregate, materially adverse to any Acquired Company or any of its respective properties, assets, Liabilities or businesses.

(b) Each Contract set forth in, or required to be set forth in, Section 3.14(a) of the Disclosure Schedule is referred to herein as a “Material Contract.”

(c) Each Material Contract is a legal, valid and binding obligation of the Acquired Company party thereto, and is in full force and effect and enforceable in accordance with its terms, except as such enforcement may be limited by the Insolvency and Equity Exceptions. No Acquired Company nor, to the Knowledge of Seller, any other party to any Material Contract, is in material violation of or in material default under any Material Contract, and, to the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that, with or without notice, lapse of time or both, would reasonably be expected to (i) result in a material violation of or material default under any Material Contract, (ii) give any party to any Material Contract the right to cancel, terminate, modify or accelerate the term of any Material Contract, or (iii) give any party to any Material Contract the right to seek damages or other remedies. There have been no legally binding modifications, amendments, or waivers with respect to any of the terms of any of the Material Contracts and no Material Contract is under renegotiation, no demand for any renegotiation of such Material Contract has been made, no party to any Material Contract has repudiated any portion of such Material Contract or is seeking to terminate or challenge the validity or enforceability of any Material Contract, and no party to any Material Contract has notified (or to the Knowledge of Seller, intends to notify) any Acquired Company or Seller that it does not intend to renew such Material Contract at the end of its current term or that there are any grounds for termination, rescission, avoidance or repudiation of such Material Contracts. Seller has made available to Buyer true, correct and complete copies of all written Material Contracts, including all written amendments, modifications and guaranties thereof, and, in the case of oral Material Contracts, amendments, modifications and guaranties, Seller has made available to Buyer true, correct and complete summaries of the key terms of such amendments, modifications and guaranties. No term or condition of any of the Material Contracts has been modified, amended or waived except as shown in such copies or summaries.

Section 3.15 Tax Matters.

(a) All Income Tax Returns and other material Tax Returns required to be filed by or in respect of the Acquired Companies have been duly and timely filed, and all such Tax Returns are true, correct and complete in all respects. All income and other material Taxes of or with respect to the Acquired Companies (whether or not shown as due on such Tax Returns) have been fully paid when due, including any stamp duty payable upon the transfer of shares in any of the Acquired Companies. The unpaid Taxes of, or with respect to, the Acquired Companies did not exceed any Taxes payable or any Liability for Taxes, plus any reserve for Liabilities for Taxes (other than a reserve for deferred Taxes), in each case as set forth on the face of the Reference Balance Sheet (rather than in any notes thereto). Since the Reference Balance Sheet Date, no Acquired Company has incurred any Liability for Taxes, other than Taxes incurred in the Ordinary Course of Business consistent with past custom and practice.

(b) There are no Actions currently pending or being conducted, in writing, or, to the Knowledge of Seller, threatened against or with respect to any Acquired Company with respect to or for the assessment or collection of Taxes.

(c) Neither Seller (with respect to any Acquired Company) nor any Acquired Company has received from any Tax Authority (including jurisdictions where no Acquired Company has filed Tax Returns) any: (A) notice indicating an intent to open an audit or other review in respect of Taxes; or (B) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against any Acquired Company.

(d) There are no Encumbrances imposed by any Tax Authority on any of the assets of any Acquired Company in respect of Taxes other than Permitted Encumbrances.

(e) No power of attorney has been granted by or with respect to any Acquired Company with respect to any matter relating to Taxes that is currently in effect.

(f) No Acquired Company is, nor has ever been, party to a transaction: (i) the main purpose, or one of the main purposes, of which was (A) avoiding, deferring or reducing a liability for Tax; (B) producing a loss for Tax purposes with no corresponding commercial or economic loss; or (C) circumventing the intended limits of a Tax relief; or (ii) that is or was required to be disclosed to any Governmental Authority.

(g) No Acquired Company is, and has ever been, a party to a transaction, scheme or arrangement that is or was a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulation § 1.6011-4(b).

(h) Neither Seller (with respect to any Acquired Company) nor any Acquired Company has received any notice or claim from any Governmental Authority that any Acquired Company is required to pay Tax or file a Tax Return in a jurisdiction, where such Acquired Company has not previously paid Tax or filed Tax Returns in the applicable jurisdiction.

(i) Each Acquired Company has properly and timely withheld or deducted all Taxes or other amounts required to be withheld or deducted from payments to any Employees, Contingent Workers, creditors, equityholders, members, customers, suppliers or other Persons, and has timely paid over such Taxes or other amounts to the appropriate Governmental Authority to the extent due and payable or has properly set aside such withheld amounts in an account for such purpose. Each Acquired Company has complied with all information reporting (including Internal Revenue Service Form 1099 and Form 1042) and backup withholding requirements, including maintenance of required records with respect to all such payments and withheld amounts.

(j) Neither Seller (with respect to any Acquired Company) nor any Acquired Company has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which any Tax Authority may assess or collect Taxes for which it is or may be liable.

(k) Set forth in Section 3.15(k) of the Disclosure Schedule is a list of the examinations and audits by any Governmental Authority for any Tax for which any Acquired Company has been audited or examined since the Lookback Date. Seller has made available to Buyer correct and complete copies of all income or franchise Tax Returns for the Acquired Companies and all other material Tax Returns filed by or on behalf of any Acquired Company for all periods ending on or after the Lookback Date. Seller has made available to Buyer correct and complete copies of the relevant portions of any Tax audit reports, statements of deficiency and notices of assessment of the relevant Governmental Authority and any closing or other agreement or any final report received or entered into since the Lookback Date by or on behalf of any Acquired Company or otherwise relating to any Taxes of or with respect to any Acquired Company in each case for each such examination or audit showing any adjustments to Taxes and the basis therefor.

(l) Neither Seller (with respect to any Acquired Company) nor any Acquired Company is a party to any Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Law), without regard to Sections 280G(b)(4) and 280G(b)(5) of Code Section 280G. Each non-qualified deferred compensation arrangement of any Acquired Company that is subject to Section 409A of the Code has been documented, operated and administered in compliance with the requirements of Section 409A of the Code and final Treasury Regulations and all other IRS guidance issued thereunder, and nothing has occurred or is expected or intended to occur with respect to any such arrangement that would cause any Acquired Company to incur any Tax withholding penalty or any Person to incur any Tax in respect of the provisions of Section 409A of the Code.

(m) No Acquired Company is a party to or bound by any Tax indemnity, Tax allocation or Tax sharing agreement, other than customary indemnification provisions in commercial agreements not primarily related to Taxes and entered into in the Ordinary Course of Business.

(n) No Acquired Company (i) has ever been a member of affiliated group (as defined in Section 1504(a) of the Code) (or corresponding or similar state, local, or foreign Law) filing a consolidated U.S. federal income Tax Return (or corresponding or similar state, local, or foreign Tax Return) (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than commercial agreements not primarily related to Taxes and entered into in the Ordinary Course of Business), or otherwise.

(o) No Acquired Company (nor any ultimate taxpayer with respect to the items of income or deduction of the Acquired Companies) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period beginning prior to the Closing Date pursuant to Code Section 481 (or any corresponding or similar provision of state, local or foreign Law);

(ii) use of an improper method of accounting for a taxable period beginning prior to the Closing Date;

(iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign Income Tax Law) executed on or prior to the Closing Date;

(iv) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign Law) that occurred or arose on or prior to the Closing Date;

(v) installment sale or open transaction disposition made on or prior to the Closing Date;

(vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or

(vii) gain recognition agreement under Code Section 367 (or any corresponding or similar provision of state, local or foreign income Law).

(p) Since the Lookback Date, no Acquired Company has distributed stock of another Person or has had its Equity Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(q) No distribution or deemed distribution, within the meaning of Section 1000 or Sections 1022 to 1027 of Corporation Tax Act 2010 has been (or will be deemed to be made) by any Acquired Company and no Acquired Company has, since the Lookback Date, been engaged in or party to any transaction set out in Chapter 5 of Part 23 of Corporation Tax Act 2010 (demergers).

(r) No Acquired Company has a permanent establishment (within the meaning of an applicable Tax treaty or under any applicable Law) or otherwise has an office or fixed place of business or taxable presence in a country other than the country in which it is formed or organized.

(s) No Acquired Company is a party to any joint venture, partnership or other arrangement or Contract that is or would be treated as a partnership for federal income tax purposes.

(t) Neither Seller (in respect of any Acquired Company) nor any Acquired Company has received, nor has made any request for, any letter rulings or technical advice from the IRS (or any comparable ruling, clearance or advice from any other Tax Authority).

(u) Each Acquired Company has: (i) to the extent applicable, complied with all applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act; (ii) to the extent applicable, complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act; and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.

(v) Each Acquired Company is in compliance, in all material respects, with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of such Acquired Company (as required under Section 482 of the Code and any other applicable federal, state, local or foreign Laws and regulations).

(w) No Acquired Company has made any claim under the UK Coronavirus Job Retention Scheme or deferred any payments of Tax which are still outstanding as a result of or in connection with COVID-19.

(x) Seller is not a “foreign person” as such term is defined in Section 1445 of the Code.

(y) No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, repayment or allowance or otherwise) from, against or in respect of any Taxes has been claimed, arisen by operation of law and/or given to any Acquired Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring prior to or on the Closing.

(z) Since its inception, the Company has been classified and properly treated as an entity that is disregarded as a separate entity from Seller for U.S. federal and applicable state Income Tax purposes.

(aa) The UK Subsidiary is a taxable person and registered in the UK for the purposes of UK value added tax with quarterly prescribed accounting period. All supplies made by the UK Subsidiary are taxable supplies.

(bb) Any document that may be necessary in proving the title of the UK Subsidiary or to any asset which is owned by the UK Subsidiary at the date of this Agreement, and each document which any Acquired Company may wish to enforce or produce in evidence, is duly stamped for UK stamp duty purposes. No such documents which are outside the UK would attract UK stamp duty if they were brought into the UK.

(cc) There are no additional land transaction returns required to be filed with a Tax Authority and no additional payments of stamp duty land Tax in relation to any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by any Acquired Company on or before the date of this Agreement.

Section 3.16 Employees; Contingent Workers.

(a) Section 3.16(a) of the Disclosure Schedule (the “Employee Census”) lists with respect to each current Employee: (i) name; (ii) employer of record; (iii) title; (iv) date of hire; (v) credited service; (vi) accrued and unused paid time off for vacation or sick time; (vii) employment status (active or nature of leave of absence); (viii) exempt or non-exempt status under the Fair Labor Standards Act of 1938, as amended, and applicable country, state and local wage rates and hour Laws; (ix) work location (state and country); (x) remote/in-person/hybrid work; (xi) country and state of residence; (xii) current annual base salary or base wages, current cash bonus target, current commission target; and (xiii) full-time/part-time status. The employment of all current Employees residing in or contracted to perform work from the United States is “at will” and may be terminated by any Acquired Company at any time, for any reason or no reason, in accordance with applicable Law.

(b) Section 3.16(b) of the Disclosure Schedule lists all Contingent Workers who currently provide or have provided services for any Acquired Company within the past 24 months and sets forth for each such Contingent Worker: (i) such Contingent Worker’s name; (ii) date of service commencement; (iii) date of service termination, if applicable; (iv) nature of services provided; (v) the current rate of payment/fee schedule; (vi) the total amount of all fees paid or accrued for such services provided for the current fiscal year and the previous fiscal year; (vii) the applicable term for which services were or are anticipated to be provided; (viii) whether a written Contract exists governing the relationship or the terms of service between any such Contingent Worker and any Acquired Company; and (ix) if no such written Contract or agreement exists, the material terms and conditions of the relationship, including the relationship term and whether notice is required to terminate the relationship.] No such Contingent Worker has notified any Acquired Company of an intention to cease working, retire or terminate such Person’s engagement with any Acquired Company or, to the Knowledge of Seller, has any intention to do so. Each Contingent Worker who is currently providing or who in the past four (4) years has provided services to any Acquired Company is or was legally permitted to be employed or engaged, as applicable, in the U.S. or such other applicable jurisdiction.

(c) Except as set forth on Section 3.16(c) of the Disclosure Schedule, no offer of employment or engagement has been made by or on behalf of any Acquired Company that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.

(d) No Acquired Company is a party to, bound by, or currently negotiating any collective bargaining agreement or similar agreement with any labor organization, nor is there currently or has there been since the Lookback Date any actual or threatened labor strike, dispute, walkout, work stoppage, slowdown, lockout, any unfair labor practice charges or complaints or other labor disputes involving any Acquired Company. There is no past or current union organizing activity among any of the current Employees or Contingent Workers or any union representative’s petition pending or threatened.

(e) Each Acquired Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws and contractual arrangements respecting labor, employment and employment practices, including but not limited to independent contractor arrangements, terms and conditions of employment, termination of employment, equal employment opportunity, discrimination, harassment and retaliation (relating to sex, marital status, pregnancy status, caregiving status, age, religion, race, language, national origin, ethnicity, disability, mental health conditions, veteran status or any other protected category under federal and applicable state and local Laws), reasonable accommodations, workers’ compensation, wages, hours of work, occupational safety and health, Privacy Laws, immigration Laws, employee classification, whistleblowing, unemployment insurance, family and medical leave, paid time off, sick leave, mass layoffs and plant closings, has not engaged in any unfair labor practices, and is not in breach of any Employment and Services Agreement. No Acquired Company is liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no Actions pending or threatened in writing, or, to the Knowledge of Seller, threatened orally, involving any Acquired Company relating to its employment practices, any of the applicable Laws described in this Section 3.16, or an Employment and Services Agreement.

(f) Except as set forth on Section 3.16(f) of the Disclosure Schedule:

(i) the UK Subsidiary is not a party to, bound by or proposing to introduce in respect of any of its directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection;

(ii) since the Lookback Date, (A) neither the UK Subsidiary nor any predecessor or owner of any part of the Acquired Companies has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended affecting any Employee (or former Employee) or any other persons engaged (or formerly engaged) in the business of the Acquired Companies, (B) no event has occurred that may involve such persons in the future being a party to such a transfer, (C) no such persons have had their terms of employment varied (or purported to be varied) for any reason as a result of or connected with such a transfer and (D) there are no circumstances likely to give rise to a relevant transfer affecting any of the Employees or any other person engaged in the business of the Acquired Companies;

(iii) since the Lookback Date, the UK Subsidiary has not incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee;

(iv) the UK Subsidiary has not incurred any liability for failure to provide information to or to consult with Employees under any Laws applying in England and Wales from time to time which affect contractual or other relations between an employer and their employees or workers, including all legislation and any claim arising under European treaty provisions or directives (as any such treaties or directives apply in England and Wales from time to time, including as retained, amended, extended, re-enacted or otherwise given effect) which, in either case, are enforceable against any Acquired Company by any Employee or Contingent Worker;

(v) the UK Subsidiary has not in the last 12 months, offered, promised or agreed to any future variation in the terms of employment or engagement of any Employee or Contingent Worker;

(vi) the UK Subsidiary has not transferred or agreed to transfer any Employee or Contingent Worker from working for the UK Subsidiary, or induced any Employee or Contingent Worker to resign their employment with the UK Subsidiary;

(vii) the UK Subsidiary has afforded all Employees and Contingent Workers the right to paid holiday under regulations 13 to 17 of the Working Time Regulations 1998 (SI 1998/1833) (the “WTR 1998”), including giving the Employee or Contingent Worker a reasonable opportunity to take the leave and informing the Employee or Contingent Worker that leave not taken by the end of the leave year (or any permitted carry-over period) will be lost;

(viii) in the two years preceding the date of this Agreement, in respect of each of the Employees and Contingent Workers of the UK Subsidiary, all holiday pay for periods of holiday taken under regulation 13, regulation 13A and regulation 15B of the WTR 1998 have been calculated and paid in accordance with the WTR 1998;

(ix) every Employee who requires permission to work in the UK has current and appropriate permission to work in the UK;

(x) the UK Subsidiary has carried out right to work checks in relation to its Employees in accordance with the requirements set out in the Asylum and Immigration Act 1996, the Immigration, Asylum and Nationality Act 2006, the Immigration Act 2016 and Home Office codes of practice and guidance which would enable the UK Subsidiary to establish a statutory excuse against liability for a civil penalty in the event it is found to have employed someone who is disqualified from carrying out the work in question by reason of their immigration status;

(xi) no fine, civil penalty or criminal sanction has been imposed on the UK Subsidiary or its directors or Employees in connection with any breach of immigration law and, to the Knowledge of Seller, there are no circumstances which may give rise to any such civil penalty, fine or criminal sanction; and

(xii) the UK Subsidiary is a licensed sponsor registered with the Home Office. The UK Subsidiary is not covered by any other Person’s sponsor license, no application for a sponsor license by the UK Subsidiary is pending and no such application made by the UK Subsidiary has ever been refused by the Home Office.

(g) Section 3.16(g) of the Disclosure Schedule includes anonymized particulars of each Employee in the UK including (i) the Acquired Company that employs or engages them; (ii) their employment start date in the UK; (iii) their job title; (iv) their current remuneration (including a breakdown of any benefits and allowances); (v) their nationality; (vi) their UK immigration status; (vii) the date on which their UK immigration permission expires; (viii) the date on which their right to work in the UK was last checked; and (ix) their most recent right to work check.

(h) The Acquired Companies have paid in full to all of their Employees and Contingent Workers and other service providers and agents, as applicable, any wages, salaries, fees, commissions, bonuses, benefits, compensation, overtime, cash-outs of accrued unused paid time off or leave, severance or any other amounts due upon termination of their employment or engagement, that are due and payable as of the Closing Date.

(i) Seller has made available to Buyer a Form I-9 that is completed in all material respects in accordance with applicable Law for each Employee with respect to whom such form is required under applicable Law.

(j) Since the Lookback Date, no Employee or, to the Knowledge of Seller, any Contingent Worker, has engaged in nor been alleged to have engaged in any act that constitutes a Misconduct Claim, and, no such allegation is pending or threatened in writing, or, threatened orally, or has been investigated (internally or externally), litigated or become the subject of administrative Actions. The term “Misconduct Claim” includes any: (i) sexual harassment or any other unlawful act of a similar nature; (ii) unwelcome sexual advances, lewd or sexually explicit comments, or the sending of sexually explicit images; (iii) if made to a Person who has not invited such conduct and, at the time, could reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects: sexual advances, or sexually explicit comments; or (iv) a retaliatory act for refusing, reporting, or opposing any of the above, or participating in any investigation into the same. Since the Lookback Date, no Acquired Company has terminated the employment of any Employee or the services of any Contingent Worker related to any Misconduct Claim or entered into any settlement or settlement discussions with any Person regarding a Misconduct Claim. The Company has established and distributed to all Employees a policy against discrimination, harassment and retaliation, and a complaint procedure, and it has required all Employees to undergo anti-discrimination and/or anti-harassment training.

Section 3.17 Employee Benefits.

(a) Section 3.17(a) of the Disclosure Schedule (i) sets forth a true, accurate and complete list of each Compensation and Benefit Plan, (ii) indicates whether each Compensation and Benefit Plan providing for insurance benefits of any kind is fully insured or self-insured, and (iii) specifically identifies all change-in-control or similar provisions in any Compensation and Benefit Plan affected by, or that will be affected by, the Transactions. Except as set forth on Section 3.17(a) of the Disclosure Schedule, no Acquired Company currently has or has ever had, the obligation to maintain, establish, sponsor, participate in or contribute to any Compensation and Benefit Plan or similar arrangement that is subject to any Law or applicable custom or rule of any jurisdiction outside of the United States.

(b) There are no pending or threatened in writing Actions and, to the Knowledge of Seller, no Actions have been threatened orally relating to any of the Compensation and Benefit Plans or any compensation and benefit plans, policies, agreements or arrangements that have expired or terminated (other than, in each case, routine claims for benefits), and there are no facts which could give rise to any such Actions.

(c) For each Compensation and Benefit Plan, copies of the following documents (to the extent applicable) have been made available to Buyer prior to the date hereof: (i) plan documents and any amendments thereto (or, if there is no written plan document, then a description of its terms); (ii) any trust agreement or other funding agreement; (iii) summary plan descriptions and summaries of material modifications; (iv) the most recent Form 5500 annual report, including all attachments, filed with the U.S. Department of Labor; (v) the most recent actuarial valuation or financial statement; (vi) the most recent IRS determination letter or opinion letter for all plans intended to be qualified under the Code; (vii) any non-discrimination testing performed since the Lookback Date; and (viii) all material reports, letters or other communications since the Lookback Date from the relevant Governmental Authority regarding the Compensation and Benefit Plan.

(d) All of the Compensation and Benefit Plans have been maintained and administered in accordance with their terms and are in compliance in all material respects with all applicable Laws, including the Code and ERISA. All contributions to each Compensation and Benefit Plan that were required under the terms of such Compensation and Benefit Plan, ERISA, the Code, or other applicable Law have been timely made and paid in full by the due date thereof, including any valid extension. All benefits accrued under any unfunded Compensation and Benefit Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(e) Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter) as to its qualification under the Code, and nothing has occurred, including whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Neither the Company nor any ERISA Affiliate maintains or contributes to (or has ever maintained or contributed to), has been required to contribute to, or has any Liability with respect to (i) an employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” (within the meaning of Section 413(c) of Code), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA). With respect to any Compensation and Benefit Plan, to the Knowledge of Seller, no Acquired Company has engaged in a transaction in connection with which any Acquired Company reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(f) Benefits under each Compensation and Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code, are provided exclusively through insurance Contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to any Acquired Company, the premiums for which are paid directly by an Acquired Company from its general assets or partly from its general assets and partly from contributions by its Employees. No insurance policy or Contract relating to any such Compensation and Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.

(g) To the extent applicable, the Acquired Companies have assessed their duties under the requirements under the Pensions Act 2008 and the regulations thereunder in respect of automatic enrollment in relation to any UK Pensionable Employee who wholly or ordinarily works in the UK, and have fully complied with any such duties and applicable Law at all times.

(h) With respect to the UK Subsidiary, except as set forth on Section 3.17(h) of the Disclosure Schedule, (i) the requirements under the Pensions Act 2008 and the regulations thereunder in respect of automatic enrolment have been fully complied with at all times; (ii) no notices, fines or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pensions Regulator in respect of the UK Subsidiary; (iii) all benefits payable under the Compensation and Benefit Plans are money purchase benefits as defined in section 181 of Pension Schemes Act 1993 and the UK Subsidiary has no obligations to provide or contribute towards the provision of retirement, old age, invalidity, death or survivor benefits under any Compensation and Benefit Plan; (iv) the UK Subsidiary has never participated in any occupational pension scheme; (v) no pension contributions have been paid to any Compensation and Benefit Plan using salary sacrifice at any time; (vi) every eligible UK Pensionable Employee who has at any time had the right to join or apply to join one of the Compensation and Benefit Plans has been properly advised of that right in respect of each applicable Compensation and Benefit Plan, and no UK Pensionable Employee has been wrongly excluded from membership of any Compensation and Benefit Plan; (vii) all contributions, insurance premiums, Tax, expenses and other amounts due to and in respect of the Compensation and Benefit Plans have been duly paid and, as at the date of this Agreement; (viii) there are no liabilities outstanding in respect of any Compensation and Benefit Plans; (ix) the Compensation and Benefit Plans are registered pension schemes for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 and, there is no reason why HM Revenue & Customs might de-register these schemes; (x) in the two years preceding the date of this Agreement, the UK Subsidiary has, in relation to each Pensionable Employee for whom it pays (or has paid) employer pension contributions, taken into account holiday pay for periods of holiday taken under Regulation 13 of the Working Time Regulations 1998 in accordance with the Directive 2003/88/EC of the European Parliament and of the Council of November 4, 2003 (as these each apply from time to time, including as retained, amended, extended, re-enacted or otherwise given effect on or after 11:00 P.M. (GMT) on January 31, 2020) in the calculation of pension contributions to the retirement-related Compensation and Benefit Plans to the extent required by any rules of the retirement-related Compensation and Benefit Plans (and/or any terms applicable to the retirement-related Compensation and Benefit Plans) and any terms relating to calculation of pension contributions agreed with each such UK Pensionable Employee; (xi) there are no Contract terms entitling any UK Pensionable Employee to pension contributions/provision, lump sum, death, ill-health, disability or accident benefits which are different to those provided by the UK Subsidiary; (xii) the UK Subsidiary has complied with any duty to facilitate access to a stakeholder pension scheme (under Part I of the Welfare Reform and Pensions Act 1999 and its associated regulations); (xiii) since the Lookback Date, the UK Subsidiary has not received the transfer of employment of any employee under either the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006; (xiv) since the Lookback Date, there have been no deaths in service of any employee, worker or director; and (xv) copies of the valid policy and the governing trust documents evidencing participation of the UK Subsidiary in a valid trust for the purposes of the excepted life assurance scheme have been disclosed and made available to Buyer.

(i) The UK Subsidiary has not, and to the extent applicable no director of the UK Subsidiary has, at any time (i) been associated or connected with (such terms having the meaning given to them for the purposes of the anti-avoidance provisions in Sections 38 to 51 of the Pensions Act 2004) any other Person that has been the principal employer or a participating employer in an occupational defined benefit pension scheme; (ii) been the principal employer or a participating employer in an occupational defined benefit pension scheme; and/or (iii) had a financial support direction or a contribution notice (as defined in Sections 38 to 51 of the Pensions Act 2004) imposed on it by the Pensions Regulator and, to the Knowledge of Seller, no circumstances exist or could arise that could give rise to the imposition of a financial support direction or a contribution notice on any Acquired Company.

(j) No Acquired Company provides, nor does any Acquired Company have any obligation to provide, retiree health, retiree life insurance or other retiree welfare benefits under any Compensation and Benefit Plan or after other termination of employment, except to the extent required by the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Section 601 of ERISA or similar applicable Laws.

(k) Neither the execution and delivery of this Agreement by Seller nor the consummation of the Transactions (either alone or together with any other events) will (i) create any rights of any officer or director (or Person holding any similar position or acting in a capacity similar to an officer or director), Employee, Contingent Worker or other service provider or agent of any Acquired Company or entitle any Person to a payment of compensation or benefits or an increase in payments of compensation or benefits (including severance, unemployment compensation, golden parachute payment, bonus or otherwise), (ii) trigger, increase or accelerate the time of payment of, or trigger or accelerate the vesting of any rights in, any payment, forgiveness of indebtedness or any other benefit pursuant to any Compensation and Benefit Plan, (iii) obligate Buyer to continue any Compensation and Benefit Plan, (iv) limit or restrict the right of any Acquired Company or, after the consummation of the Transactions, Buyer to merge, amend, or terminate any Compensation and Benefit Plan, (v) result in an “excess parachute payment” under Section 280G of the Code or (vi) result in any breach or violation of, or a default under, any Compensation and Benefit Plan.

(l) Each Compensation and Benefit Plan may be amended or terminated by any Acquired Company at any time without giving rise to any Liability other than for payment of benefits that have accrued prior to such amendment or termination.

Section 3.18 Real Property.

(a) No Acquired Company owns, or has ever owned, any real property, and accordingly, no Acquired Company has any liability (actual or contingent) in respect of any previously owned (under whatever tenure) real property.

(b) No Acquired Company leases, subleases, sub-subleases, licenses, occupies or uses any real property, or is otherwise party to any Contracts whatsoever relating to the use or occupancy of any real property and, accordingly, no Acquired Company has any liability (actual or contingent) in respect of any previously leased, used or occupied real property.

Section 3.19 Intellectual Property.

(a) Company Registered Intellectual Property. Section 3.19(a) of the Disclosure Schedule sets forth a true, accurate and complete list of all (i) Patents and Patent applications, (ii) registered Trademarks, applications to register Trademarks, (iii) registered copyrights and applications to copyright registration, (iv) domain names, and (v) social media accounts and handles, in each case registered, assigned to or filed in the name of any Acquired Company and otherwise included in the Company Owned Intellectual Property (collectively, the “Company Registered Intellectual Property”). For each item of Company Registered Intellectual Property, Section 3.19(a) of the Disclosure Schedule includes the following information (to the extent applicable): (A) the registrant; (B) the relevant domain name, social media account, or handle and registrar; (C) the relevant registration or application number; (D) the status of such registration or application; (E) the jurisdictions in which such registration or application or any other filing or recordation has been made; and (F) the filing, issue or registration date. Each item of Company Registered Intellectual Property is subsisting and, to the Knowledge of Seller, valid and enforceable. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant authorities in the U.S. and/or foreign jurisdictions, as the case may be.

(b) Certain Other Company Intellectual Property. Section 3.19(b) of the Disclosure Schedule identifies all Software, unregistered Trademarks and unregistered copyrights owned or purported to be owned by or exclusively licensed to any Acquired Company that, in each case, is material to any Acquired Company or any of their respective businesses, and otherwise included in the Company Owned Intellectual Property.

(c) Ownership. The Company or one of the other Acquired Companies solely and exclusively owns all right, title and interest in and to each item of Company Owned Intellectual Property, free and clear of any Encumbrance (other than Permitted Encumbrances and non-exclusive licenses granted in the Ordinary Course of Business) and is duly licensed under or otherwise authorized to use all other Intellectual Property necessary for the conduct of its business and all moral rights subsisting in the Company Owned Intellectual Property have been, to the extent legally permitted, irrevocably and unconditionally waived in favor of the Acquired Companies (as the case may be).

(d) Sufficiency. The Company or one of the other Acquired Companies owns or has valid rights to use all Company Intellectual Property owned, licensed, used or held for use by them. Immediately after the Closing, the Acquired Companies will own or have valid rights to use all Company Intellectual Property owned, used or held for use by them to the same extent as presently held. The Company Intellectual Property collectively constitutes all of the Intellectual Property necessary for Buyer’s and the Acquired Companies’ conduct of, or that are used in or held for use for, the respective businesses of the Acquired Companies after the Closing without: (i) the need for Buyer or any Acquired Company to acquire or license any other intangible asset, intangible property or Intellectual Property Right or (ii) Seller’s, an Acquired Company’s or Buyer’s breach or violation of any Contract. For clarity, the foregoing is not a representation that any of the Company Offerings or the operation of the business of any Acquired Company does not infringe, misappropriate or otherwise violate any Third-Party Intellectual Property, which is solely addressed in Section 3.19(f) below.

(e) Effect of Transactions. Subject to obtaining any Required Consents, the consummation of the Transactions will not result in (i) any loss, Encumbrance or impairment of any rights in any Company Intellectual Property, or (ii) the breach of, any right of another Person to terminate or modify, or the obligation of any Acquired Company to pay any material royalties or other amounts under, any Contract to which the Company is a party and pursuant to which any Acquired Company is authorized or otherwise licensed to use any other Person’s Intellectual Property.

(f) Non-Infringement. To the Knowledge of Seller, there is no infringement, misappropriation or other violation of any Company Owned Intellectual Property by any Person. Since the Lookback Date, no Acquired Company has sent a notice to any Person alleging infringement, misappropriation or other violation of any Company Owned Intellectual Property. No Acquired Company has, since the Lookback Date, brought any Action for infringement, misappropriation or other violation of any Company Owned Intellectual Property. To the Knowledge of Seller, none of (i) the Company Offerings, (ii) the Company Owned Intellectual Property nor (iii) the operation of the business of any Acquired Company (including (A) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Offering or Company Owned Intellectual Property and (B) the use by any Acquired Company of any product, device, process or service used in their respective businesses, in each case, as previously conducted and as currently conducted by any Acquired Company), has, since the Lookback Date, infringed, misappropriated, or violated, or currently does infringe, misappropriate or otherwise violate any Third-Party Intellectual Property in any material respect, and, to Seller’s Knowledge, there is no basis for any such claims.

(g) No Intellectual Property Actions. No Acquired Company is or has, since the Lookback Date, been a party to any Action (including any opposition, interference, post-grant review or re-examination proceeding, other than routine office actions) or has received any written communication that (i) alleges that any Acquired Company or the conduct of their respective businesses infringes, misappropriates, or otherwise violates, or has infringed, misappropriated, or otherwise violated, any Third-Party Intellectual Property or otherwise alleges any Acquired Company is required to take a license to, or to cease using, any Third-Party Intellectual Property, or otherwise alleges any Acquired Company is required to take a license to, or to cease using, any Company Owned Intellectual Property, or (ii) challenges any item of Company Registered Intellectual Property or its registrability, validity, enforceability, use or ownership. No Company Owned Intellectual Property or Company Offering is subject to or bound by any Action, Governmental Order or Contract that (A) restricts the ability of any Acquired Company to use, convey (including to Buyer), or enforce any rights with respect to, any Company Owned Intellectual Property or Company Offerings, or (B) adversely affects the registrability, validity, enforceability, use or ownership of any Company Owned Intellectual Property or Company Offerings.

(h) Invention Assignment and Confidentiality Agreements. Each Acquired Company has secured from each (i) Employee, Contingent Worker and other service provider of any Acquired Company who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any material Intellectual Property for any Acquired Company (any Person described in clause (i), a “Developer”) and (ii) named inventors of patents and patent applications included in the Company Registered Intellectual Property (any Person described in clause (i) or (ii), an “Author”), an agreement under which such Author assigns all of the respective Author’s right, title and interest in and to such Intellectual Property, except as set forth in Section 3.19(h) of the Disclosure Schedule or to the extent such Intellectual Property is owned by an Acquired Company by operation of law. No Author is subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Person that could adversely affect any Acquired Company’s rights in Company Owned Intellectual Property.

(i) No Violation. To the Knowledge of Seller, no Author of any Acquired Company is in violation in any material respect of any term or covenant of any Contract relating to invention disclosure, invention assignment, non-disclosure of Trade Secrets or proprietary information or non-competition or any other Contract with any Person by virtue of such Author being employed by, or performing services for, any Acquired Company, or using Trade Secrets or proprietary information of others without permission.

(j) Confidential Information. Each Acquired Company has taken commercially reasonable and legally required steps to protect and preserve the confidentiality of all material confidential or non-public information of such Acquired Company (including material Trade Secrets, Company Source Code and confidential Company Data) or provided by any other Person to the Company (“Company Confidential Information”). Each Employee, Contingent Worker, other service provider and agent of any Acquired Company and each other Person that any Acquired Company has provided access to such Company Confidential Information has executed and delivered to the applicable Acquired Company a written legally binding Contract that includes terms regarding the protection of such Company Confidential Information. To the Knowledge of Seller, there has been no material breach of confidentiality obligations or unauthorized disclosure on the part of any Acquired Company or by any other Person with respect to any Company Confidential Information.

(k) Company Source Code. No Acquired Company has disclosed, delivered or licensed to any Person or agreed or is contractually obligated to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, nor has there been, to the Knowledge of Seller, any unauthorized or inadvertent disclosure of, any Company Source Code, other than disclosures to Employees, Contingent Workers and other service providers or agents of any Acquired Company who are involved in the development, testing or other analysis of Company Offerings and who are subject to valid and enforceable written confidentiality obligations. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by any Acquired Company of any Company Source Code to any Person, other than disclosures to Employees, Contingent Workers and other service providers or agents of any Acquired Company who are involved in the development, testing or other analysis of Company Offerings, and who are subject to valid and enforceable written confidentiality obligations. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to any Person (other than an Acquired Company) of any Company Source Code.

(l) Open-Source Materials. To Seller’s Knowledge (which defined term shall, solely for purposes of this Section 3.19(l), include Andy Keller), each Acquired Company is in material compliance with the terms and conditions of all licenses for the Open Source Materials.

(m) No Defects. To Seller’s Knowledge, (i) the Company Offerings that have been released to customers are free from material defects or any “Severity 1” or “Severity 2” bugs, and conform in all material respects to the applicable then-current specifications for which the Acquired Companies have contractual obligations, and (ii) the Software included in the Company Offerings does not contain any Malware in each case that would limit or restrict the ability of any Acquired Company to use such Software or Company Offering.

(n) Third-Party Content. The manner in which any Acquired Company, or, to the Knowledge of Seller, any Person acting on behalf of any Acquired Company, accesses, uses, acquires, or otherwise obtains Third-Party Content from any source, including via public or private application interfaces (APIs), crawling, or scraping, complies with (i) all applicable Contracts to which any Acquired Company is a party; and (ii) applicable Law. No Acquired Company nor any Persons acting on behalf of any Acquired Company have circumvented any technological measures that were implemented in connection with any website or service in order to block, deter, control or limit access to or the use of such web site or service or any Third-Party Content on such web site or service in a manner that violates applicable Law or a Contract to which any Acquired Company is a party.

(o) AI Matters.

(i) Section 3.19(o)(i) to the Disclosure Schedule sets forth a complete and accurate list of all AI Technology incorporated in any Company Offerings (each, an “AI Tool”).

(ii) Each Acquired Company has complied in all material respects with all licenses, consents, agreements, terms, conditions, written instructions and permissions applicable to the use of each Training Dataset and has a valid and enforceable right to use each Training Dataset as currently used in the operation of its business. The Acquired Companies’ (A) development, training, operation, improvement, marketing, provision, deployment, or use of any Company AI Products (including all AI Data processed thereby) and (B) use or employment of any other AI Technology, in each case, complies in all material respects with all AI Commitments. Each Acquired Company has implemented and maintained commercially reasonable processes with respect to its use of AI Technology designed to promote transparency and accountability. No Acquired Company (1) has used any AI Technology to generate, create, conceive, reduce to practice or develop any Owned Intellectual Property in any manner that would reasonably be expected to adversely affect, in any material respect, the ownership, validity, enforceability, registrability, or patentability thereof or (2) has used AI Technology to make recruitment decisions without human review; or (3) has inputted any material confidential information into any AI Technology, except where the provider is contractually prohibited from using or retaining such information other than to provide services to an Acquired Company. No Acquired Company has, in the past three (3) years, (x) received any written (or to the Knowledge of Seller, any oral) claims or allegations alleging any Acquired Company’s use of AI Technologies violates the AI Commitments; (y) received any written (or to the Knowledge of Seller, any oral) complaints or claims, or been a party to any proceedings or litigations, or to the Knowledge of Seller, been subject to any governmental inquiries or investigations, in each case alleging that any Training Dataset used in the development, training, operation or improvement of any Company AI Product by any Acquired Company was biased, untrustworthy or manipulated in an illegal manner and, no report, finding or impact assessment of any internal auditor or, to the Knowledge of Seller, external auditor or other Person, makes any such allegation; and (z) received any written (or to the Knowledge of Seller, any oral) request for information or testimony from regulators or legislators concerning any Company AI Product.

(iii) To Seller’s Knowledge, no Acquired Company has used or employed any AI Technology in a manner that limits or impairs any Acquired Company’s ownership of any Company Owned Intellectual Property or Company Offerings.

(p) Software Audits. No Acquired Company has, in the past three (3) years been subjected to an audit of any kind in connection with any Contract pursuant to which any Acquired Company is granted rights to any third-party Software, nor has any Acquired Company received any notice of intent to conduct any such audit.

(q) Company Offerings. Section 3.19(q) of the Disclosure Schedule lists all Company Offerings (other than websites) being commercialized by any Acquired Company as of the date of this Agreement and all Company Offerings (other than websites) under development by any Acquired Company.

Section 3.20 Data Privacy and Security.

(a) The Acquired Companies’ data, privacy and security practices comply, and since the Lookback Date have complied, in all material respects with all of the Company Privacy Commitments. Neither the execution, delivery and performance of this Agreement, the consummation of the Transactions, nor the resulting assumption by Buyer of all of the Acquired Companies’ rights in the databases owned by any Acquired Company, Personal Data and other information of any Acquired Company relating to end-users and other natural Persons (as applicable), will cause, constitute, or result in any breach or violation of, or default under, any Company Privacy Commitments.

(b) The Acquired Companies each has all rights, consents, or authorizations necessary under the Company Privacy Commitments to Process the Personal Data used in their respective businesses as such Personal Data is currently Processed by the Acquired Companies in connection with the operation of their respective businesses. Following the Closing, the Acquired Companies will be able to continue using the Personal Data in substantially the same manner as the Acquired Companies did prior to the Closing.

(c) No Acquired Company is, to Seller’s Knowledge, under investigation or has made any reports to any Governmental Authority about a breach or non-compliance with Privacy Laws or has received any written notifications under Privacy Laws from relevant Governmental Authorities in connection with the Acquired Companies’ Processing of Personal Data (including in connection with any Acquired Company acting as a “data broker” as defined under applicable Privacy Laws). No other reporting or notifications are required to be filed by any Acquired Company in connection with the Processing of Personal Data by any Acquired Company.

(d) No Acquired Company Processes the Personal Data of any natural Person known by any Acquired Company to be under the age of 13 (or other age applicable to children under local applicable Privacy Law) except as required under applicable Privacy Laws.

(e) When any Acquired Company engages another Person to Process Personal Data on its behalf, such Person is contractually required to provide, and has provided, guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, security measures, breach notification requirements that are sufficient for the Acquired Companies’ compliance with Company Privacy Commitments, and there are Company Data Agreements between any Acquired Company and each such Person that complies with the requirements of all Company Privacy Commitments. To the Knowledge of Seller, such Persons have not breached any such Company Data Agreements pertaining to Personal Data Processed by such Persons on behalf of any Acquired Company.

(f) Each Acquired Company has established and maintains commercially reasonable technical, physical and administrative safeguards and measures in compliance in all material respects with all data security requirements under Company Privacy Commitments and that are designed, to the extent required by Privacy Laws, to (i) identify and address internal and external risks to the confidentiality, integrity and availability of the Personal Data, (ii) implement, monitor and improve the adequacy and effectiveness of administrative, technical and physical safeguards to control those risks described in the foregoing clause (i), and (iii) maintain breach notification procedures in compliance with applicable Law.

(g) The IT Infrastructure is sufficient for the existing operations and currently anticipated future needs of the Acquired Companies. The IT Infrastructure: (i) is in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Acquired Companies, and (ii) does not contain any Malware, bugs, faults or other devices, errors or contaminants that (A) significantly disrupt or adversely affect the functionality of any part of the IT Infrastructure except as disclosed in its documentation; or (B) enable or assist any Person to access without authorization any IT Infrastructure. Since the Lookback Date, there has been no material disruption to the operation of the respective businesses of any Acquired Company due to a malfunction or failure of the IT Infrastructure. The Acquired Companies maintain industry standard backup, business continuity and disaster recovery plans, procedures, technology and facilities for the operation of the respective businesses of the Acquired Companies that are consistent in all material respects with industry practices. There are no material known unremediated security vulnerabilities in any Company Offerings.

(h) Since the Lookback Date, no Security Incident has occurred and, to Seller’s Knowledge, there has been no actual unauthorized or illegal Processing of, or accidental or unlawful destruction, loss or alteration of, any Personal Data. Since the Lookback Date, no circumstance has arisen in which Privacy Laws would require any Acquired Company to notify any Governmental Authorities or other Person of a Security Incident. Since the Lookback Date, no Acquired Company nor any Person acting on any Acquired Company’s behalf or direction, has: (A) paid any perpetrator of, or party making a threat regarding, any Security Incident or (B) paid any Person with actual or alleged information about a Security Incident, pursuant to a request for payment from or on behalf of such perpetrator or other Person.

(i) Since the Lookback Date, no Acquired Company has been a party to any Action, and, to the Knowledge of Seller, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Authority) that would reasonably be expected to give rise to any Acquired Company becoming a party to, any Action, and no Acquired Company has received any order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Authority or any other Person (including an end user): (i) alleging or, in the case of any audit result, confirming any Acquired Company’s material non-compliance with a relevant requirement of the Company Privacy Commitments, (ii) requiring or requesting any Acquired Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Personal Data (other than pursuant to a data subject request in the Ordinary Course of Business), (iii) mandating relevant Governmental Authorities to investigate, requisition information from, or enter the premises of, any Acquired Company due to a violation or alleged violation of any Company Privacy Commitments, or (iv) claiming compensation from any Acquired Company due to a violation or alleged violation of any Company Privacy Commitments. Each Acquired Company, as applicable, has responded to all requests received by any Acquired Company from individuals (or other Persons representing individuals) seeking to exercise any data protection or privacy rights (including rights to access, rectify, or delete Personal Data, to restrict or object to processing of Personal Data, or relating to data portability), unless the Acquired Companies, as applicable, are not permitted to respond to any such request pursuant to applicable Law or any Contract.

Section 3.21 Sanctions and Export Control Laws.

(a) No Acquired Company nor any of their respective Representatives or distributors is a Sanctioned Person, and no Acquired Company or any of their respective Representatives has, since the Lookback Date, in connection with the conduct of any activity for or on behalf of any Acquired Company, conducted any business dealings or activities with or for the benefit of, or been otherwise involved in any business with, any Sanctioned Person, in each case in violation of applicable Sanctions and Export Control Laws.

(b) None of the assets or financial or commercial interests of any Acquired Company are, or have been, the subject of any freeze, prohibition, restriction or block under or pursuant to any Trade Laws.

(c) Each Acquired Company has conducted all international trade transactions in accordance with all applicable Trade Laws. Without limiting the foregoing: (i) each Acquired Company has obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (ii) each Acquired Company is in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (iii) there are no pending or, to Seller’s Knowledge, threatened claims against any Acquired Company with respect to such exports, classifications, required filings or other approvals; (iv) to Seller’s Knowledge, there are no pending investigations related to the exports of any Acquired Company; and (v) there are no Actions, conditions, or circumstances pertaining to the export transactions of any Acquired Company that would reasonably be expected to give rise to any material future claims. Each Acquired Company and each of their respective Affiliates has in place adequate policies, procedures and systems to prevent any violation of applicable Trade Laws and prevent it (and its respective officers and directors (and Persons holding any similar position or acting in a capacity similar to an officer or director), Employees, Contingent Workers, agents or distributors) from being designated and listed as a Sanctioned Person.

Section 3.22 CFIUS. No Acquired Company engages in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. No Acquired Company has any current intention of engaging in such activities in the future.

Section 3.23 Insurance.

(a) Section 3.23(a) of the Disclosure Schedule sets forth: (i) the policies of insurance presently in force covering any Acquired Company or any of their respective officers or directors, in their capacities as such (or Persons holding any similar position or acting in a capacity similar to an officer or director), Employees or Contingent Workers, including those covering public liability, personnel, directors and officers, properties, buildings, equipment, furniture, fixtures and operations, specifying in each case the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (ii) any fidelity or performance bonds placed by any Acquired Company; (iii) all outstanding insurance claims for damage to or loss of property or income which have been referred to insurers or which any Acquired Company believes to be covered by commercial insurance; (iv) general comprehensive liability policies that have been in place at any point since the Lookback Date, including excess liability policies; and (v) any agreements, arrangements or commitments by or relating to any Acquired Company under which any Acquired Company indemnifies any other Person or is required to carry insurance for the benefit of any other Person (except as may be required under customer Contracts in the Ordinary Course of Business).

(b) The insurance policies, fidelity bonds and performance bonds set forth in Section 3.23(a) of the Disclosure Schedule are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been or will be paid, and no notice of cancellation or termination has been received with respect to any such policy or bond. Such policies and bonds: (i) are sufficient for compliance with all requirements of applicable Law and all agreements relating to the Acquired Companies; (ii) are valid, outstanding and enforceable policies; (iii) will remain in full force and effect through the respective dates set forth in Section 3.23(a) of the Disclosure Schedule without the payment of additional premiums; and (iv) will not in any way be affected by, or terminate or lapse by reason of, the Transactions.

(c) No Acquired Company is in default with respect to any insurance policies, fidelity bonds, or performance bonds set forth in Section 3.23(a) of the Disclosure Schedule, and no Acquired Company has failed to give any notice or to present any claim under any such insurance policies, fidelity bonds, or performance bonds in a due and timely fashion. Since the Lookback Date, there has been no change in the relationship of any Acquired Company with its insurers, the availability of coverage, or the premiums payable pursuant to the policies.

Section 3.24 Related Party Arrangements.

(a) Except as set forth in Section 3.24(a) of the Disclosure Schedule, neither Seller nor any officer or director (or Person holding any similar position or acting in a capacity similar to an officer or director) of any Acquired Company, or any Affiliate of any of the foregoing Persons (but excluding the Acquired Companies) (collectively, “Related Parties”), or, to the Knowledge of Seller, any Employee: (A) has, directly or indirectly, any financial interest in, or is an officer or a director (or Person holding any similar position or acting in a capacity similar to an officer or director) or employee of, any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of any Acquired Company; (B) is a party to or interested in any Contract or transaction involving any Acquired Company (other than Contracts regarding employment, Compensation and Benefit Plans and business expense reimbursements in the Ordinary Course of Business); or (C) owns, in whole or in part, any asset or property, tangible or intangible, which is used or useful in the conduct of any Acquired Company’s businesses or has any material interest in any property or assets used by any Acquired Company (each arrangement described in clauses (A) through (C) above, a “Related Party Arrangement”). Ownership of two percent or less of any class of securities of a company whose securities are registered under the Exchange Act shall not in and of itself be deemed to be a financial interest for purposes of this Section 3.24(a).

(b) Except as set forth in Section 3.24(b) of the Disclosure Schedule and with respect to the payment of employment wages and reimbursement of business expenses, each, in the Ordinary Course of Business, no Acquired Company owes any amounts to or is obligated for any liability to any Related Party, or to the Knowledge of Seller, any Affiliate of any Related Party. Each Related Party Arrangement, if any, was on terms and conditions as favorable to the Acquired Companies as would have been obtainable by the Acquired Companies at the time in a comparable arm’s length transaction.

Section 3.25 Bank Accounts. Section 3.25 of the Disclosure Schedule sets forth a list of all bank and savings accounts, certificates of deposit and safe deposit boxes of each Acquired Company, including the name and address of each bank branch and the names of those individuals authorized to sign thereon as of the date of this Agreement.

Section 3.26 Company Records. The Company has made available to Buyer true, complete and accurate copies of the Company Records. The Company Records have been properly maintained in accordance with good business practices consistently applied. The Company Records accurately reflect in all material respects the assets, liabilities, transactions and dispositions of the assets and properties, business, financial condition and results of operations of each Acquired Company. The minute books of each Acquired Company contain accurate and complete records of all meetings held, and corporate (or similar) action taken by, the equityholders, the boards of directors (or similar governing bodies) and any committees of the boards of directors (or similar governing bodies) of each Acquired Company, and include all written consents executed in lieu of the holding of any such meeting.

Section 3.27 Brokers and Finders. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of any Acquired Company or Seller.

Section 3.28 No Other Representations or Warranties. WITHOUT LIMITING ANY CLAIM FOR FRAUD, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article 3 (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR ANY OTHER TRANSACTION DOCUMENT, SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES BY ANY BROKER, MEMBER, PARTNER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL OR OTHER AGENT, CONSULTANT OR REPRESENTATIVE OF ANY ACQUIRED COMPANY OR SELLER).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization; Authority; Due Execution.

(a) Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(b) Buyer has all requisite corporate power and authority to enter into this Agreement, each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and upon execution and delivery each other Transaction Document to which Buyer is a party will constitute, the valid, binding and enforceable obligation of Buyer, except as such enforcement may be limited by the Insolvency and Equity Exceptions.

Section 4.2 Government Filings; No Violation. Assuming the accuracy of Seller’s representations in Section 3.3, (a) no Notices are required to be given, made or filed, and no Consents are required to be obtained, by Buyer as a result of, in connection with, or as a condition to the execution, delivery or performance by Buyer of this Agreement or any other Transaction Document to which it is or a party, or the consummation by Buyer of the Transactions and (b) the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party does not, and the consummation of the Transactions will not, constitute or result in a breach or violation of, or a default, with or without notice, lapse of time or both, under Buyer’s Governing Documents, except, in each case (clause (a) and (b)) as would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or any other Transaction Document to which it is a party, or on the ability of Buyer to consummate the Transactions.

Section 4.3 Brokers and Finders. Buyer has not employed or engaged any broker or finder or incurred any Liability for any brokerage fees, commissions, finders’ fees or similar fees or payments in connection with the Transactions.

Section 4.4 No Other Representations or Warranties. WITHOUT LIMITING ANY CLAIM FOR FRAUD, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 4 (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR IN ANY OTHER TRANSACTION DOCUMENT, BUYER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO SELLER, ANY AFFILIATES OF

SELLER OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO SELLER, ANY AFFILIATES OF SELLER OR THEIR RESPECTIVE REPRESENTATIVES BY ANY BROKER, MEMBER, PARTNER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL OR OTHER AGENT, CONSULTANT OR REPRESENTATIVE OF BUYER).

ARTICLE 5

COVENANTS

Section 5.1 Public Announcements. The Parties shall not, and each shall cause its respective Affiliates not to, make or issue any public release, announcement or any other disclosure concerning any of the Transactions without the prior written consent of Buyer (in the case of any such disclosure by Seller) or Seller (in the case of any such disclosure by Buyer), except to the extent such release, announcement or other disclosure is required by applicable Law, in which case the Party required to make such release, announcement or other disclosure shall inform the other Parties, in writing, of the proposed contents thereof and shall use commercially reasonable efforts to obtain the other Parties’ approval for the release, announcement or other disclosure, which such approval shall not be unreasonably withheld, conditioned or delayed.

Section 5.2 Further Assurances. Subject to the other express provisions of this Agreement, the Parties shall use all reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, or otherwise reasonably requested by another Party, in order for such Party to fulfill and perform its obligations in respect of this Agreement, or otherwise to consummate and make effective the Transactions and carry out the intent and purposes of this Agreement. In furtherance of and not in limitation of the foregoing, (a) upon request by Buyer following Closing, Seller agrees to formally assign (effective as of the Closing) any customer or supplier Contract related to the business of the Acquired Companies from Seller to the Company; (b) from and after Closing, Seller shall, and shall cause the current or preceding Authorising Officer and Level 1 User (to the extent employed, engaged or otherwise providing services to Seller or its Affiliates, whether directly or through an employer of record arrangement) to, (i) provide all reasonable assistance required to facilitate the transition of responsibility for the Sponsor Licence following Closing, including making any necessary reports or updates via the Sponsor Management System (SMS) and (ii) coordinate and communicate with Buyer, and provide such information concerning sponsored workers and cooperation to Buyer, in each case, as may be reasonably necessary to enable the appointment of a replacement Authorising Officer and Level 1 User following Closing and to ensure that any necessary SMS updates and reporting obligations are duly and timely completed to the extent not completed prior to Closing; and (c) upon request by Buyer following Closing, Seller shall provide such information and assistance as Buyer may reasonably request in connection with investigating, determining, correcting or remediating the UK Subsidiary’s historic PSC position.

Section 5.3 Tax Matters. The following provisions (which shall take precedence over any other provision of this Agreement in the event of a conflict) shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters from and after the Closing:

(a) Tax Returns. Seller, at its expense, shall duly and timely prepare and file or cause to be prepared and timely filed all Tax Returns of the Acquired Companies for all Tax periods ending on or before the Closing Date required to be filed after the Closing Date (taking into account extensions). Seller shall timely pay to the appropriate Tax Authority an amount equal to the amount of such Taxes shown as due on such Tax Returns as finally prepared pursuant to this Section 5.3(a) (other than Taxes taken into account in the calculation of the Closing Company Debt or Closing Working Capital, as finally determined). Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Company

(and without a change of any election or any accounting method), except as otherwise required by Law or otherwise agreed to in writing by Buyer prior to the filing thereof. Seller shall provide Buyer, for Buyer’s review and comment, a substantially final draft of such Tax Return, along with associated tax workpapers, at least 30 days prior to the due date for such Tax Return (taking into account extensions), provided, however, that any Tax Return due within 30 days after the Closing Date shall be provided as soon as practical before the due date of such Tax Return. No later than 10 days after the receipt of such Tax Return, Buyer shall notify Seller, in writing, of any objections that Buyer may have to any items set forth in any such draft Tax Return, and the Parties shall negotiate in good faith and use commercially reasonable efforts to resolve any such objection and to mutually consent to the filing of such Tax Return. Buyer, at its expense, shall timely prepare and file or cause to be timely prepared and filed all Straddle Period Tax Returns of the Acquired Companies and shall pay the Taxes shown as due on such Tax Returns (subject to Seller’s payment obligation as set forth in this Section 5.3(a)). Such Straddle Period Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Company (and without a change of any election or any accounting method), except otherwise required by Law or otherwise agreed to in writing by Seller prior to the filing thereof. To the extent Seller’s portion of Straddle Period Taxes shown due and payable on a Tax Return exceeds such Taxes taken into account in the calculation of Closing Company Debt or Closing Working Capital, as finally determined, Buyer shall provide Seller, for Seller’s review and comment, a substantially final draft of such Tax Return, along with associated tax workpapers, at least 30 days prior to the due date for such Tax Return (and, in case of a Tax Return due within 30 days after the end of the applicable taxable period, as soon as practical before the due date of such Tax Return) with an allocation of Seller’s portion of the Straddle Period Taxes due with respect to such Tax Returns. Subject to the following sentence, at least three days prior to the due date of the Straddle Period Taxes, Seller shall pay such amounts to Buyer. Within 10 days of the receipt of such Tax Return, Seller shall notify Buyer, in writing, of any objections that Seller may have to any items set forth in any such draft Tax Return, and the Parties shall agree to negotiate in good faith and use commercially reasonable efforts to resolve any such objection and to mutually consent to the filing of such Tax Return. If the Parties are unable to agree on any Tax Return to be filed after the Closing Date, the unresolved disputed items shall be referred for final binding resolution to the Independent Accountant and the terms, conditions and procedures set forth in Section 1.4 pertaining to resolution of unresolved disputes by the Independent Accountant (including the payment of the fees and expenses of such Independent Accountant) shall apply mutatis mutandis to resolution of any unresolved disputes with respect to such Tax Return. If the Independent Accountant is unable to resolve the dispute at least three days prior to the due date of the Tax Return at issue, then such Tax Return shall be filed as prepared by the party responsible for the preparation of such Tax Return under this Section 5.3(a), subject to any subsequent amendment necessary to reflect the final decision of the Independent Accountant and the rights and obligations of the parties will be appropriately adjusted. The preparation and filing of any Tax Return of any Acquired Company that does not relate to a Tax period ending on or before the Closing Date or to a Straddle Period shall be exclusively within the control of Buyer.

(b) Tax Claims.

(i) If notice of any assessment, deficiency, or Action with respect to Taxes or a Tax Return of any Acquired Company that relates to a Pre-Closing Tax Period or a Straddle Period (a “Tax Claim”) shall be received by Seller or Buyer (or any Acquired Company), then such Party (Seller, Buyer or Acquired Company, as the case may be) shall promptly notify the other Parties in writing of such Tax Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits material rights or defenses by reason of such failure.

(ii) Seller, at Seller’s expense, shall have the right to control the defense, compromise or other resolution of any Tax Claim that solely relates to a taxable period ending on or before the Closing Date, provided that Seller has notified Buyer within 10 days after Seller received notification of such Tax Claim that Seller will assume the defense of such Tax Claim and provided, further that (a) Buyer shall have the right (but not the duty) to participate in the defense of such Tax Claim and to employ counsel, at its own expense, separate from the counsel employed by Seller, (b) Seller shall not enter into any settlement of or otherwise compromise any such Tax Claim without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed and (c) Seller shall provide updates of material developments related to such Tax Claim to Buyer.

(iii) Buyer shall control the defense, compromise or other resolution of any Tax Claim that relates to a Straddle Period and any Tax Claim that Seller has not assumed the defense of in accordance with Section 5.3(b)(ii), provided that (A) Seller shall have the right (but not the duty) to participate in the defense of such Tax Claim and to employ counsel, at Seller’s expense, separate from the counsel employed by Buyer, (B) Buyer shall not enter into any settlement of or otherwise compromise any such Tax Claim without the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed, to the extent that any such compromise, settlement, consent or agreement would result in an indemnity payment by Seller pursuant to Section 6.2, (C) Buyer shall provide updates of material developments related to such Tax Claim to Seller and (D) Buyer shall pay the expenses of the defense of any Tax Claim with respect to any Straddle Period and Seller shall pay the expenses of any Tax Claim with respect to any taxable period ending on or before Closing Date.

(iv) This Section 5.3(b) and not Section 6.5 shall control the handling and defense of any Tax Claims.

(c) Cooperation. The Parties agree to provide each other with such cooperation and information (including access to books and records) relating to the Acquired Companies as any other Party may reasonably request in connection with (i) filing any original Tax Return, amended Tax Return or other Tax filing or claim for refund of Taxes, (ii) determining any Liability for Taxes or right to refund of Taxes, (iii) conducting or defending any audit, claim, investigation, inquiry, assessment or other Action in respect of Taxes, or (iv) effectuating the terms of this Agreement. Notwithstanding the foregoing, no Party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 5.3(c). Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (taking into account valid applicable extensions to the extent notified in writing by the other Party regarding such extensions) of the taxable periods to which such Tax Returns and other documents relate, and to abide by all record retention agreements entered into with any Tax Authority. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Acquired Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take possession of such materials.

(d) Transfer Taxes. Any transfer, documentary, sales, use, registration, stamp, value added or other similar Taxes and any conveyance fees or recording charges or similar fees (including any penalties and interest thereon) payable by reason of the Transactions (“Transfer Taxes”) shall be borne 50% by Seller and 50% by Buyer. The Parties agree to (i) reasonably cooperate in the filing of any Tax Returns with respect to the Transfer Taxes, including by supplying information in its possession that is reasonably necessary to complete such returns and (ii) reasonably cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection therewith.

(e) Straddle Period Taxes. In the case of any Taxes (other than Transfer Taxes addressed in Section 5.3(d)) that are imposed on a periodic basis and are payable for a Tax period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than the Taxes based upon or related to income, receipts, profits, payroll or specific transactions, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income, receipts, profits, payroll or specific transactions, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date (based on an interim closing of the books as of the close of business on the Closing Date); provided, however, that all exemptions, allowances, or deductions for the Straddle Period which are calculated on an annual basis (including depreciation and amortization deductions) shall be allocable in proportion to the number of days in each period, and income of an Acquired Company for a Pre-Closing Tax Period ending on the Closing Date shall include any inclusions under Section 951 or 951A of the Code with respect to each “controlled foreign corporation” (as defined in Section 957 of the Code) of the Acquired Company, determined as if the Tax year of such “controlled foreign corporation” closed as of the end of the Closing Date; provided, further, that the foregoing proviso shall not apply to exemptions, allowances, or deductions available or arising to the UK Subsidiary for the Straddle Period which shall be apportioned in accordance with (ii) above (without application of the foregoing proviso).

(f) Tax Sharing Agreements. Any and all existing Tax sharing or similar agreements (whether written or not) and all powers of attorney binding upon any Acquired Company (excluding, for this purpose, any credit agreements, lease agreements or other commercial agreements entered into in the Ordinary Course of Business containing customary Tax allocation or gross-up provisions) shall be terminated as of the Closing Date. No Acquired Company shall have any further rights or Liabilities thereunder for any taxable period (or portion thereof) beginning after the Closing Date.

(g) Tax Refunds. Seller shall be entitled to the amount of any refund or credit for overpayment of Taxes of any Acquired Company with respect to a Pre-Closing Tax Period, which refund or credit is actually received by Buyer or any of its Affiliates (including the Acquired Companies) after the Closing (net of any Tax and expenses incurred or to be incurred by Buyer, the Acquired Companies or their Affiliates in connection with the calculation, recovery or payment over of such refund) within ten (10) days after the receipt of such Tax refund or credit. For the avoidance of doubt, nothing in this Section 5.3(g) shall require that Buyer make any payment with respect to any refund or credit for a Tax (and such refunds and credits shall be for the benefit of Buyer, the Acquired Companies and their Affiliates) that is with respect to (i) any refund or credit of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in any taxable period or portion thereof beginning after the Closing Date, (ii) any refund or credit of Tax paid or received after the Closing Date to the extent Seller has not indemnified the Buyer Indemnified Persons for such Taxes in accordance with the terms hereof, (iii) any refund or credit for Tax that is reflected as a current asset (or offset to a current liability) in the calculation of Closing Working Capital, as finally determined, or (iv) any refund or credit for Tax that gives rise to a payment obligation by the Acquired Company to any Person under applicable Law or pursuant to a provision of a Contract entered (or assumed) by any Acquired Company. If any amount paid to Seller pursuant to this Section 5.3(g) is subsequently disallowed by or required to be repaid to any Tax Authority, Seller shall repay such amount (plus applicable interest and penalties) to Buyer within three (3) days of Buyer’s written request for same.

(h) Certain Actions. Except as required by applicable Law, Buyer and its Affiliates (including the Acquired Companies) shall not amend any Tax Return, or make or change any Tax election, in each case with respect to any Acquired Company for any Pre-Closing Tax Period or portion thereof, initiate any voluntary disclosure or similar process with respect to any Acquired Company for any Pre-Closing Tax Period or portion thereof or take any position for any Pre-Closing Tax Period relating to transfer pricing, intercompany allocations or similar Tax matters that would reasonably be expected to increase Seller’s liability for any Pre-Closing Tax Period, in each case without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Buyer and its Affiliates (including the Acquired Companies) shall have the sole discretion to take any position for any Post-Closing Tax Period relating to transfer pricing, intercompany allocations or similar Tax matters.

(i) Post-Closing Singapore Taxes. Seller shall be responsible for and shall pay all Taxes attributable to any Pre-Closing Tax Period with respect to the Singapore Subsidiary and shall indemnify Buyer and its Affiliates against any Losses arising therefrom. Buyer shall be responsible for and shall pay all Taxes attributable to any Post-Closing Tax Period with respect to the Singapore Subsidiary and shall indemnify Seller and its Affiliates against any Losses arising therefrom.

(j) Control of Post-Closing Singapore Tax Audits. Buyer shall have exclusive control of all audits, examinations, investigations and proceedings relating to the Taxes of the Singapore Subsidiary for taxable periods beginning after the Closing Date.

(k) UK Subsidiary Voluntary Disclosures. Notwithstanding anything to the contrary in Section 5.3(h), in respect of any voluntary disclosure to HM Revenue & Customs (“HMRC”) concerning any Tax irregularity or underpayment of Tax relating to the UK Subsidiary for any Pre-Closing Tax Period (a “Voluntary Disclosure”):

(i) Buyer shall provide Seller with reasonable prior written notice of its intention to initiate a Voluntary Disclosure, and in any event no less than ten (10) Business Days before such disclosure is made, setting out in reasonable detail the nature and scope of the proposed disclosure;

(ii) Buyer shall consult in good faith with Seller during such notice period and shall take into account any reasonable comments made by Seller with respect to the form and content of such disclosure;

(iii) Buyer shall provide Seller with updates of material developments in connection with any such Voluntary Disclosure and shall provide Seller with copies of all material correspondence with HMRC relating thereto; and

(iv) Each Party shall bear its own cost and expenses (including attorneys’ fees, copying costs, personnel costs and any other out-of-pocket expenses) in relation to any Voluntary Disclosure; provided, however, that if a Voluntary Disclosure is submitted and the underlying Tax irregularity or underpayment of Tax is the result of Seller’s or the Company’s (prior to Closing) gross negligence, willful misconduct or deliberate error, then Seller shall be responsible for both Parties’ costs and expenses (including Buyer’s reasonable attorneys’ fees, copying costs, personnel costs and any other out-of-pocket expenses) in connection with the applicable Voluntary Disclosure.

Notwithstanding the foregoing, if Buyer notifies Seller of a Voluntary Disclosure as required under Section 5.3(k)(i) and Seller does not respond to Buyer with any comments by the end of the notice period set forth in Section 5.3(k)(i), then Buyer shall be entitled to submit such Voluntary Disclosure to HMRC without taking into account any comments received from Seller following the end of such notice period and prior to the date that such Voluntary Disclosure is submitted to HMRC. Following such submission, Buyer shall also not be obliged to make any amendments to such Voluntary Disclosure requested by Seller.

Section 5.4 Confidentiality.

(a) The obligations of Buyer and any of its Affiliates under the Confidentiality Agreement are hereby terminated with respect to all Confidential Information of the Acquired Companies.

(b) Except as expressly contemplated by Section 5.1, Seller hereby covenants and agrees that it shall, and shall cause its Affiliates and Seller’s and its Affiliates’ respective Representatives to, (i) treat the Confidential Information as strictly confidential, (ii) not use the Confidential Information for any purpose whatsoever, and (iii) not disclose the Confidential Information to any other Person. In the event that Seller or any of its Affiliates or their respective Representatives is requested or required by applicable Law (including by subpoena, civil investigative demand, interrogatory, request for information or documents in any Action or similar legal process) to disclose any Confidential Information, Seller shall (1) provide Buyer with prompt written notice of such request or requirement (and in any event prior to any such disclosure) so that Buyer may seek, at Buyer’s sole cost and expense, an appropriate protective order, injunction or other remedy, (2) reasonably cooperate with Buyer in connection with Buyer’s efforts to obtain such protective order, injunction or other remedy, and (3) if, in the absence of a protective order or other remedy, Seller or its Affiliate or Representative is legally compelled to disclose any Confidential Information, disclose only that portion of such Confidential Information that is legally required to be disclosed and use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information. For purposes of this Agreement, “Confidential Information” means (A) any information concerning Buyer or any of its Affiliates (including the Acquired Companies) that is proprietary or confidential in nature, including all information relating to the business, products, services, condition (financial or other), operations, processes, plans, strategies, prospects, Intellectual Property, Trade Secrets, assets, Liabilities, customers, suppliers, agents, vendors, pricing, costs, margins, results of operations, cash flows, personnel and compensation of Buyer or any of its Affiliates (including the Acquired Companies), (B) any information concerning a Person with respect to which Buyer or any of its Affiliates (including the Acquired Companies) is bound by an obligation or duty of confidentiality, (C) all Company Confidential Information and Company Data, and (D) the existence and terms of this Agreement, any of the other Transaction Documents and any of the Transactions (other than information that has been publicly disclosed in accordance with Section 5.1). Notwithstanding the foregoing, “Confidential Information” shall not include information that (i) is or becomes generally available to the public, other than as a result of disclosure in breach of this Agreement, (ii) is acquired after the Closing by Seller on a non-confidential basis from a source that is not known by Seller to be bound by an obligation or duty of confidentiality with respect to such information, or (iii) is independently developed by Seller or its Representatives, as established by documentary evidence, without reference to or use of, in whole or in part, any of the Confidential Information.

(c) Notwithstanding Section 5.4(b), Seller, its Affiliates and its and their respective Representatives may disclose Confidential Information: (i) to its or their legal counsel, financial advisors and accountants to the extent reasonably necessary for Seller to perform its obligations or exercise its rights under this Agreement or the other Transaction Documents, or to prepare or file any Tax Return or respond to any Tax audit or inquiry, provided, however, that such Persons are informed of the confidential nature of such information and are bound by confidentiality obligations no less protective than those set forth herein; (ii) to any Governmental Authority to the extent required by applicable Law in connection with any Action relating to the enforcement of this Agreement or any other Transaction Document, subject to compliance with Section 5.4(b); and (iii) to the extent reasonably necessary for Seller or its Affiliates to perform their respective obligations, or exercise their respective rights, under the Transition Services

Agreement, provided, however, that (A) such disclosure is limited to Confidential Information that is strictly necessary for the performance of such obligations or exercise of such rights, (B) the recipients of such Confidential Information are informed of the confidential nature of such information and are bound by confidentiality obligations no less protective than those set forth herein, and (C) Seller shall not use any such Confidential Information for any purpose other than the performance of its obligations or exercise of its rights under the Transition Services Agreement.

(d) At Closing, Seller shall, and shall cause its Affiliates and their respective Representatives to, (i) cease using any Confidential Information, (ii) return to Buyer (or, at Buyer’s written direction, destroy) all Confidential Information in any form, and (iii) upon Buyer’s request, certify in writing to Buyer that Seller has complied with the requirements of this Section 5.4(d).

(e) The confidentiality obligations set forth in this Section 5.4 shall survive the Closing and shall continue in full force and effect indefinitely.

Section 5.5 Non-Compete.

(a) From the Closing Date to and including the third anniversary of the Closing Date (such period, the “Restricted Period”), Seller shall not, and shall cause its controlled Affiliates not to, individually or in partnership or jointly or in conjunction with any other Person, anywhere in the world:

(i) directly or indirectly carry on or engage in, or provide services to (as principal, beneficiary, director, manager, equityholder, partner, nominee, executor, trustee, agent, servant, employee, supplier, lender, guarantor or financier) any Person carrying on, engaging in, providing services to or assisting, any business that is then planning to develop, developing, marketing, licensing, distributing or otherwise providing or offering any products or services that are competitive in any material respect, in whole or in part, with the products and services developed, marketed, licensed, sold, distributed or otherwise provided or offered by the Acquired Companies immediately prior to the Closing, and all products and services that are in development by the Acquired Companies as of the Closing (the “Current Offerings”); or

(ii) have any direct or indirect interest (as principal, beneficiary, director, manager, equityholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, lender, guarantor or financier) in or with any Person engaging in any business that is then planning to develop, developing, marketing, licensing, distributing or otherwise providing or offering any products or services that are competitive in any material respect with the Current Offerings; provided, however, that the mere fact that a Person engages in activities competitive with the Current Offerings as an incidental and immaterial part of such Person’s overall business shall not, by itself, constitute a violation of this Section 5.5(a)(ii), so long as Seller’s interest in such Person is not related to or directed at such competitive activities.

(b) Notwithstanding the foregoing, the restrictions set forth in this Section 5.5 shall not apply to: (i) any business or product line of Seller or its Affiliates that is operated or offered as of the date of this Agreement to the extent such business or product line does not compete with the Current Offerings, as set forth on Schedule 5.5(b); or (ii) passive ownership of less than five percent (5%) in the aggregate of the outstanding publicly traded securities of any company or business.

(c) Notwithstanding the foregoing, in the event that Seller undergoes a change of control (defined as any transaction or series of related transactions resulting in a third party acquiring more than fifty percent (50%) of the outstanding voting securities of Seller or all or substantially all of the assets of Seller), the restrictions set forth in this Section 5.5 shall automatically terminate and be of no further force or effect as of the closing of such change of control; provided, that Seller shall provide Buyer with written notice of such change of control within ten (10) days following the closing thereof.

Section 5.6 Non-Solicit. During the Restricted Period, Seller shall not, and shall cause its controlled Affiliates not to, either individually or in partnership, jointly or in conjunction with any other Person, directly or indirectly:

(a) solicit, hire, engage, retain the services of (as an employee, consultant, independent contractor or otherwise) any individuals who were employees of the Acquired Companies as of the Closing, without the prior written consent of Buyer, provided that the foregoing shall not apply to general advertising, web postings or a solicitation program (including through search firms) that are not specifically targeted at Buyer’s or its Affiliates’ (including the Acquired Companies’) employees and any hiring of Persons who respond to such advertising, postings or programs;

(b) solicit, induce, entice or procure, or endeavor to solicit, induce, entice or procure any customer, prospective customer or supplier of Buyer or its Affiliates (including the Acquired Companies) that was a customer, prospective customer or supplier of the Acquired Companies during the twelve (12) month period prior to the Closing in order to sell or offer to sell to such customer or prospective customer, or obtain from such supplier, the same, similar or related products or services as the Current Offerings; or

(c) solicit, induce, entice, procure, or endeavor to solicit, induce, entice or procure any customer or supplier to cease doing business, or cease, alter or limit its business relationship, with Buyer or its Affiliates (including the Acquired Companies) in respect of products or services that are the same as or competitive with the Current Offerings, or to otherwise interfere with the business relationship between Buyer or its Affiliates (including the Acquired Companies) and such Person to the extent such interference relates to competitive activities with respect to the Current Offerings.

Section 5.7 Non-Disparagement. During the Restricted Period, neither Party shall, and each Party shall cause their respective controlled Affiliates not to, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action that may, directly or indirectly, disparage or be damaging to the other Party or its Affiliates or any of their respective officers, directors, managers, employees, advisors, businesses or reputations. Notwithstanding the foregoing, it shall not constitute a violation of this Section 5.7 for a Party to make truthful statements that are required or authorized by applicable Law or in connection with any dispute between the Parties.

Section 5.8 Reasonableness of Covenants. Seller acknowledges and agrees with Buyer that (a) Section 5.4, Section 5.5, Section 5.6 and Section 5.7 are reasonable in the circumstances (including, for the avoidance of doubt, the global nature of the business of the Acquired Companies) and are necessary to protect the value of the Acquired Companies; (b) Seller will receive a substantial financial benefit as a result of the Transactions; (c) Section 5.4, Section 5.5, Section 5.6 and Section 5.7 were a material inducement for Buyer to enter into this Agreement; (d) the breach by Seller of any of the provisions of Section 5.4, Section 5.5, Section 5.6 and Section 5.7 would cause serious and irreparable harm to Buyer and the Acquired Companies which would not adequately be compensated for in damages; and (e) the principles of law to be applied to the interpretation of Section 5.4, Section 5.5, Section 5.6 and Section 5.7 are those that generally apply to restrictive covenants given by a seller on the sale of a business. Seller consents to and agrees that in the event that Seller fails to perform, observe or discharge any of its obligations under Section 5.4, Section 5.5, Section 5.6 and Section 5.7, any remedy at law may prove to be inadequate relief to Buyer. Seller therefore agrees that, in addition to any and all other rights and remedies that may be available to Buyer in respect of such breach, Buyer shall be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other equitable relief that may be available to Buyer under this Agreement. If any covenant contained in Section 5.4, Section 5.5, Section 5.6 and Section 5.7 is found unenforceable in any jurisdiction, such covenant shall be enforced to the maximum extent permissible under applicable law and shall be reformed only to the minimum extent necessary to render it enforceable. The provisions of this Section 5.8 shall not derogate from any other remedy which Buyer may have in the event of such a breach.

Section 5.9 Access to Company Records. Until the sixth anniversary of the Closing Date, to the extent required by Law or otherwise required by this Agreement, Buyer shall provide to Seller and its Representatives reasonable access to (for the purpose of examining and, at Seller’s sole cost and expense, copying) Company Records related to periods prior to the Closing, in each case (a) solely to the extent such Company Records are within Buyer’s possession and control, (b) solely to the extent reasonably necessary for (i) the filing of Tax Returns or preparation for or response to any audit, inquiry or other proceeding by a Tax Authority or (ii) the prosecution or defense of any Action to which Seller is a party (other than any Action against or involving Buyer or any of its Affiliates or their respective Representatives), (c) upon not less than 10 Business Days’ prior written notice to Buyer specifying in reasonable detail the Company Records requested, the purpose for which access is sought, and the anticipated duration of such access, and (d) during normal business hours at a location designated by Buyer; provided, however, that (1) such access shall not unreasonably interfere with the normal operations of Buyer or any of its Affiliates (including the Acquired Companies), (2) all requests for such access shall be in writing and directed to such Person(s) as Buyer may designate from time to time, (3) Buyer may require the presence of a Buyer representative during any review of Company Records, (4) nothing herein shall require Buyer to provide access to, or to disclose any information to, Seller or any of its Representatives if such access or disclosure (A) would waive any attorney-client privilege, work product protection or other legal privilege, (B) would be in violation or breach of, or default under, any applicable Law, fiduciary duty, contractual obligation or duty of confidentiality, (C) would disclose any information relating to Buyer or any of its Affiliates (other than the Acquired Companies) or any information relating to the Acquired Companies for periods after the Closing, or (D) would, in Buyer’s reasonable judgment, be competitively sensitive or otherwise harmful to the business interests of Buyer or any Acquired Company, and (5) Buyer may redact from any Company Records provided to Seller any information that Buyer is not required to disclose pursuant to clause (4). Notwithstanding anything in this Agreement to the contrary, Buyer shall have no obligation to preserve or retain any Company Records beyond the retention period required by applicable Law or Buyer’s then-current document retention policies. All information received by Seller or its Representatives pursuant to this Section 5.9 shall be deemed Confidential Information subject to Section 5.4, and Seller shall, and shall cause its Representatives to, keep such information strictly confidential and use such information solely for the purposes set forth in this Section 5.9. Seller shall bear all costs and expenses (including attorneys’ fees, copying costs, personnel costs and any other out-of-pocket expenses) incurred by Buyer or any Acquired Company in connection with providing such access or information.

Section 5.10 Related Party Arrangements. In the event that Seller discovers that a Related Party Arrangement is not disclosed in Section 3.24(a) of the Disclosure Schedule, Seller shall promptly notify Buyer in writing of the existence of such Related Party Arrangement, and Buyer shall have the option, in Buyer’s sole discretion, to require such Related Party Arrangement to be terminated or amended, as applicable.

Section 5.11 Use of Trademarks. Within 30 days following the Closing Date (the “Trademark Phase-Out Period”), Seller shall, and shall cause its Affiliates to, cease all use of any and all (a) Trademarks included in the Company Owned Intellectual Property, and variations and acronyms thereof, and (b) Trademarks that are confusingly similar thereto or derived therefrom; provided that, during the Trademark Phase-Out Period, Seller and its Affiliates’ use of such Trademarks shall be limited to existing materials, inventory, and digital assets that are in existence as of the Closing Date, and Seller shall not create any new materials bearing such Trademarks. Subject to the terms of the Transition Services

Agreement, including any services and/or licenses provided to Buyer or its Affiliates thereunder, (i) within 30 days following the Closing Date, Buyer shall, and shall cause its Affiliates to, cease all use of any and all (A) Seller Trademarks, and variations and acronyms thereof, and (B) Trademarks that are confusingly similar thereto or derived therefrom and (ii) during the Trademark Phase-Out Period, Buyer and its Affiliates’ use of such Seller Trademarks shall be limited to existing materials, inventory, and digital assets that are in existence as of the Closing Date, and Buyer shall not create any new materials bearing such Seller Trademarks.

Section 5.12 Data Protection and Cybersecurity Responsibility. From and after the Closing, Buyer shall be solely responsible for compliance by the Acquired Companies with all applicable Privacy Laws and the appointment of a Data Protection Officer for each Acquired Company if necessary under applicable Law.

Section 5.13 Singapore Post-Closing Filings. From and after the Closing, Buyer shall, at its sole cost and expense, cause the Singapore Subsidiary to make all filings, notifications and registrations required under applicable Singapore Law as a result of the consummation of the Transactions or any change in the directors, officers, company secretary, beneficial ownership or other particulars of the Singapore Subsidiary occurring at or after the Closing.

Section 5.14 U.S. Employee Matters.

(a) At or prior to the Closing (but effective only upon and subject to the Closing), Buyer shall offer employment, on an “at will” basis, to each Key Employee. Commencing on (i) the Closing Date or (ii) such later date on which such U.S. Employee’s U.S. Employment Documents become effective (in each case (clause (i) or (ii) as applicable), the “U.S. Employment Effective Date”), Seller or its Affiliate, as applicable, shall terminate such U.S. Employee who shall, on such U.S. Employment Effective Date, become an employee of the Company, Buyer or its Affiliate. Seller shall be responsible, and neither Buyer nor any Acquired Company shall have any obligations whatsoever for, any compensation or other amounts payable to any Employee, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller or its Affiliates at any time prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(b) Each Key Employee shall execute their respective Key Employee Agreements as a condition to Closing.

(c) Seller shall be responsible for any liabilities or obligations under the WARN Act and for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of Employees, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall be responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due. In addition, Seller shall be responsible for all Liabilities arising out of or relating to (i) the separation, termination, or cessation of employment of the Persons set forth on Schedule 5.14(c) (the “Non-Transferring Employees”), including any claims for severance pay, earned but unpaid wages, bonuses, commissions, benefits, wrongful termination, discrimination, retaliation, or any other employment-related claims asserted by any Non-Transferring Employee in connection with their employment or the termination thereof; and (ii) any Proceeding by any Employee of Seller or its Affiliates based on or arising from events, acts, omissions, circumstances, or conditions occurring or existing prior to Closing, including claims relating to wages, hours, compensation, benefits, discrimination, harassment, retaliation, wrongful termination, breach of contract, or any other employment-related matters, regardless of when such claim is asserted or made and for the entire period of such employee’s service prior to Closing.

ARTICLE 6

SURVIVAL; INDEMNIFICATION

Section 6.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein or in any certificate delivered by any Party hereunder shall survive the Closing and shall remain in full force and effect until the date that is 15 months from the Closing Date; provided, however, that the Fundamental Representations shall survive Closing until 90 days after the expiration of the applicable statute of limitations period. All covenants, agreements and obligations of the Parties contained herein shall survive the Closing until fully performed or, if later, the date stated for the expiration thereof in this Agreement or, if no date is specified, until 90 days after the expiration of the applicable statute of limitations period. Notwithstanding the foregoing, any claims for indemnification asserted in good faith and in accordance with Section 6.5 prior to the expiration of the applicable survival period set forth above shall not thereafter be barred by the expiration of such survival period or any applicable statute of limitations and such claims shall survive until finally resolved in accordance with this Agreement. Notwithstanding anything in this Agreement to the contrary, any claims for Fraud shall survive the Closing for the maximum duration permitted by Law (including Section 8106(c) of Title 10 of the State of Delaware Code).

Section 6.2 Indemnification by the Seller. Subject to the other terms and conditions of this Article 6, Seller shall indemnify, defend and hold harmless the Buyer Indemnified Persons from and against any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnified Persons arising directly or indirectly out of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller or any Acquired Company pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation of Seller in this Agreement or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Indemnified Taxes;

(d) any Company Debt or Transaction Expenses to the extent not taken into account in determining the Final Closing Payment Amount;

(e) any obligations owing by any Acquired Company to indemnify any current or former officer or director (or Persons holding any similar position or acting in a capacity similar to an officer or director) or equityholder of any Acquired Company, including, if applicable, under the Governing Documents of any Acquired Company as in effect on or prior to the Closing Date, with respect to claims accruing at, in connection with or prior to the Closing;

(f) any claims or Liabilities with respect to the period prior to the Closing which relate solely to a breach or alleged breach of a fiduciary duty by any former or current officer or director (or Person holding any similar position or acting in a capacity similar to an officer or director) or equityholder of any Acquired Company;

(g) any inaccuracy in the Funds Flow Memorandum or omission of any information required to be set forth therein;

(h) any Fraud on the part of Seller or any Acquired Company or any of their respective Representatives relating to this Agreement or the Transactions; or

(i) the matters set forth in Schedule 6.2(i).

Section 6.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article 6, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Persons from and against any and all Losses incurred or sustained by, or imposed upon, any of the Seller Indemnified Persons arising directly or indirectly out of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation of Buyer in this Agreement or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(c) any Fraud on the part of Buyer or its Representatives relating to this Agreement or the Transactions.

Section 6.4 Limitations on Indemnification.

(a) With respect to any claim for Losses pursuant to Section 6.2(a) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Seller General Representation, Seller shall not be liable to the Buyer Indemnified Persons for such Losses unless and until the aggregate amount of all Losses of the Buyer Indemnified Persons for which indemnification would otherwise be available under Section 6.2(a) exceeds $90,000 (the “Deductible”), in which event Seller shall be liable for and required to pay only such Losses in excess of the Deductible (and, for the avoidance of doubt, shall not be liable for the first $90,000 of such Losses).

(b) With respect to any claim for Losses pursuant to Section 6.3(a) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Buyer General Representation, Buyer shall not be liable to the Seller Indemnified Persons for indemnification unless and until the aggregate amount of all Losses of the Seller Indemnified Persons for which indemnification would otherwise be available under Section 6.3(a) exceeds the Deductible, in which event Buyer shall be liable for and required to pay only such Losses in excess of the Deductible (and, for the avoidance of doubt, shall not be liable for the first $90,000 of such Losses).

(c) The aggregate amount of all Losses for which Seller shall be liable to the Buyer Indemnified Persons for indemnification claims pursuant to Section 6.2(a) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Seller General Representation shall not exceed the sum of the Indemnity Escrow Amount, plus 12.5% of the First Earnout Payment or Second Earnout Payment (if any) (such sum, the “Cap”). The aggregate amount of all Losses for which Seller shall be liable to the Buyer Indemnified Persons for indemnification claims pursuant to Section 6.2 shall not exceed the sum of the Base Purchase Price, plus the Earnout Payments (if any) actually received by Seller (the “Overall Cap”).

(d) The aggregate amount of all Losses for which Buyer shall be liable to the Seller Indemnified Persons for indemnification claims pursuant to Section 6.3(a) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Buyer General Representation shall not exceed the Cap. The aggregate amount of all Losses for which Buyer shall be liable to the Seller Indemnified Persons for indemnification claims pursuant to Section 6.3(a) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Buyer Fundamental Representation shall not exceed the Overall Cap.

(e) Notwithstanding anything in this Agreement to the contrary, none of the limitations set forth in this Section 6.4 or elsewhere in this Agreement shall apply to Fraud or Indemnified Taxes.

Section 6.5 Indemnification Procedures. The Person making a claim under this Article 6 is referred to as the “Indemnified Person” and the Person against whom such claim is asserted under this Article 6 is referred to as the “Indemnifying Person.”

(a) Third-Party Claims.

(i) If any Indemnified Person receives notice of the assertion or commencement of any Action made or brought by any Person who is neither a Party nor an Affiliate of a Party (a “Third-Party Claim”) against such Indemnified Person, with respect to which the Indemnified Person has determined gives rise to, or would reasonably be expected to give rise to, an obligation of the Indemnifying Person to provide indemnification or hold harmless under this Agreement, the Indemnified Person shall give the Indemnifying Person prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe, to the extent known, the Third-Party Claim in reasonable detail.

(ii) The Indemnifying Person shall have the right to participate in, or by giving written notice to the Indemnified Person, to assume the defense of any Third-Party Claim at the Indemnifying Person’s expense and by counsel reasonably acceptable to the Indemnified Person, and the Indemnified Person shall cooperate in good faith in such defense; provided, however, that Seller shall not be entitled to assume or maintain the defense or control of any Third-Party Claim if (A) the Third-Party Claim seeks an injunction or equitable relief against any Buyer Indemnified Person; (B) Seller has failed or is failing to prosecute or defend the Third-Party Claim vigorously; (C) the Third-Party Claim involves a Governmental Authority, criminal allegations or regulatory enforcement; (D) the Third-Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of any Buyer Indemnified Person; (E) the Third-Party Claim relates to post-Closing operations or would require ongoing remediation; or (F) the amount of the Third-Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in Losses, together with all other unresolved claims for indemnification by the Buyer Indemnified Persons, the majority of which would not be available for recovery under this Article 6 from the then-remaining Indemnity Escrow Fund.

(iii) In the event that the Indemnifying Person assumes the defense of any Third-Party Claim (to the extent permitted in accordance with this Section 6.5(a)), subject to Section 6.5(a)(iv), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Person. The Indemnified Person shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim for which the Indemnifying Person has assumed the defense thereof (to the extent permitted in accordance with this Section 6.5(a)) with counsel selected by it subject to the Indemnifying Person’s right, if any, to control the defense thereof; provided, however, that in such event the Indemnifying Person shall pay the reasonable fees and reasonable expenses of such separate counsel (A) to the extent incurred by the Indemnified Person before the date that the Indemnifying Person assumes control of the defense of the Third-Party Claim; or (B) if the Indemnified Person and Indemnifying Person are both named as parties in a Third-Party Claim and, based on the advice of counsel to the Indemnified Person, (1) there is a conflict of interest between the Indemnifying Person and the Indemnified Person that makes it reasonably necessary for separate counsel to represent the Indemnified Person and the Indemnifying Person, or (2) there are one or more defenses or counterclaims with respect to such Third-Party Claim available to the Indemnified Person that are different from or additional to those available to the Indemnifying Person. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.4) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(iv) If the Indemnifying Person (A) does not elect to assume the defense and control of such Third-Party Claim, including by failing to promptly notify the Indemnified Person in writing of its election to defend as provided in this Agreement or (B) is not entitled to assume the defense and control of such Third-Party Claim, including for any reason set forth in Section 6.5(a), then the Indemnified Person may defend, control and settle or compromise such Third-Party Claim and seek indemnification from the Indemnifying Person for any and all Losses based upon, arising from, or relating to such Third-Party Claim, including the fees and expenses of counsel employed by the Indemnified Person.

(v) The Indemnifying Person shall not be entitled to settle or compromise any Third-Party Claim absent the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, except that the Indemnifying Person shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim for which the Indemnifying Person has assumed the defense thereof in accordance with, and subject to, Section 6.5(a), without the consent of any Indemnified Person; provided, that (A) such settlement provides only for the payment of monetary damages (and does not impose any injunctive relief or equitable remedy or otherwise impose any conditions or restrictions on any Indemnified Person), (B) the Indemnifying Person pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to the limitations in this Agreement), (C) the Indemnifying Person obtains, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Person from any and all liability in respect of such Third-Party Claim, and (D) there is no admission of liability on the part of any Indemnified Person or the Indemnifying Person and no finding or admission of any violation of any Law or any violation of the rights of any Person by the Indemnified Person or the Indemnifying Person. The Indemnified Person shall not be entitled to settle or compromise any such Third-Party Claim absent the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Direct Claims. Any Action by an Indemnified Person on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person giving the Indemnifying Person prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits material rights or defenses by reason of such failure. Such notice of Direct Claim by the Indemnified Person shall describe the Direct Claim in reasonable detail. If the Indemnifying Person notifies the Indemnified Person in writing that it does not dispute the claim described in such notice of Direct Claim, or fails to notify the Indemnified Person in writing within 15 days after delivery of such notice of Direct Claim whether the Indemnifying Person disputes the claim described in such notice, then (i) the Losses arising from the claim specified in such notice of Direct Claim shall be conclusively deemed a liability of the Indemnifying Person under this Article 6, (ii) the Indemnifying Person shall pay the amount of such Losses to the Indemnified Person on demand following the final determination thereof, and (iii) the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement. If the Indemnifying Person has timely disputed its liability with respect to a claim specified in a notice of a Direct Claim by delivering a written notice to the Indemnified Person within 15 days after delivery of the applicable notice of Direct Claim, then the Indemnifying Person and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute. If such dispute is not resolved through negotiations within 15 days of the date such written notice is delivered to the Indemnified Person (or such longer period as the relevant Indemnified Person and Indemnifying Person shall mutually agree in writing), then any Party shall be permitted to bring appropriate arbitration proceedings to resolve such dispute in accordance with Section 7.4.

Section 6.6 Recovery of Losses; Release of Indemnity Escrow Amount.

(a) Once a Loss is mutually agreed to by the Indemnifying Person and the Indemnified Person or finally adjudicated to be payable pursuant to this Article 6, the Indemnifying Person shall satisfy its obligations as soon as reasonably practicable, and in any event within five Business Days of such agreement or final, non-appealable adjudication as follows:

(i) Any payments owed by Seller to any Buyer Indemnified Person pursuant to this Article 6 shall be satisfied first, out of the funds in the Indemnity Escrow Fund (to the extent of the balance of such funds then remaining), and second, if and to the extent such payments are not satisfied in full out of the funds in the Indemnity Escrow Fund, such remaining amount shall be satisfied by Seller by payment of such remaining amount by wire transfer of immediately available funds to an account designated in writing by the Buyer Indemnified Person; provided, however, that any Buyer Indemnified Person may, at its election in its sole discretion, require that any payments (or portion thereof) owed by Seller to such Buyer Indemnified Person pursuant to this Article 6 that arise out of or relate to breaches of any Seller Fundamental Representation or indemnification claims relating to any of the matters described in Section 6.2(b) through Section 6.2(i) be satisfied by Seller without first recovering from the Indemnity Escrow Fund. If Buyer becomes entitled to any distribution of all or any portion of the funds in the Indemnity Escrow Fund pursuant to this Article 6, Seller and Buyer shall take all actions necessary under the Escrow Agreement (including the execution and delivery of joint written instructions to the Escrow Agent) to cause the Escrow Agent to release to Buyer the amounts to be paid from the Indemnity Escrow Fund to Buyer in accordance with this Agreement.

(ii) Any indemnification payments owed by Buyer to the Seller Indemnified Persons pursuant to this Article 6 shall be paid by Buyer to the applicable Seller Indemnified Persons by wire transfer of immediately available funds to an account designated by Seller.

(b) On the date that is 18 months after the Closing Date (the “Indemnity Escrow Release Date”), Seller and Buyer shall deliver joint written instructions to the Escrow Agent as follows:

(i) if there are no claims for indemnification asserted by any Buyer Indemnified Person pursuant to this Article 6 that remain unresolved or that are otherwise outstanding or pending as of the Indemnity Escrow Release Date (such unresolved or otherwise outstanding or pending claims, “Outstanding Claims”), then Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller an amount equal to (A) the Indemnity Escrow Amount, minus (B) any portion of the Indemnity Escrow Amount disbursed by the Escrow Agent prior to the Indemnity Escrow Release Date pursuant to the terms of this Agreement and the Escrow Agreement; and

(ii) if there are any Outstanding Claims as of the Indemnity Escrow Release Date, then Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (A) retain in the Indemnity Escrow Fund an amount equal to the aggregate dollar amount of all such Outstanding Claims, and (B) disburse to Seller an amount equal to (1) the Indemnity Escrow Amount, minus (2) any portion of the Indemnity Escrow Amount disbursed by the Escrow Agent prior to the Indemnity Escrow Release Date pursuant to the terms of this Agreement and the Escrow Agreement, minus (3) the aggregate dollar amount of all such Outstanding Claims.

Section 6.7 Treatment of Indemnification Payments. To the extent permitted by applicable Law, the Parties shall treat all payments under the indemnification provisions of this Article 6 as an adjustment to the Purchase Price.

Section 6.8 Mitigation. Each Indemnified Person shall use commercially reasonable efforts to mitigate any Loss for which such Indemnified Person seeks indemnification under this Article 6 to the extent required by applicable Law, it being understood that any reasonable costs and expenses incurred by such Indemnified Person in connection with such mitigation shall constitute a Loss that may be recovered hereunder. Notwithstanding the foregoing, an Indemnified Person’s obligation to mitigate any Loss shall not require such Indemnified Person to (a) initiate any Action, (b) assume or incur any material Liability, (c) seek any payment under any insurance policy in respect of such Loss, if doing so would reasonably be expected to cause material financial detriment to such Indemnified Person, or (d) take any other action that could reasonably be expected to materially disrupt or otherwise materially affect in an adverse manner such Indemnified Person’s business or operations. For the avoidance of doubt, any indemnification payments due to an Indemnified Person under this Article 6 shall be calculated net of any amounts actually recovered by such Indemnified Person under any insurance policy with respect to the applicable Loss (net of any reasonable out-of-pocket costs and expenses incurred in connection with obtaining such recovery, including any resulting increase in insurance premiums). To the extent any such insurance proceeds are received by an Indemnified Person after an indemnification payment has been made by the Indemnifying Person with respect to the applicable Loss, the Indemnified Person shall promptly remit to the Indemnifying Person the amount by which the sum of (x) the amount of such insurance proceeds actually received with respect to such Loss, and (y) the amount of such indemnification payment previously made by the Indemnifying Person with respect to such Loss, exceeds the aggregate amount of the Loss.

Section 6.9 Effect of Investigation or Knowledge; Materiality. The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in this Agreement, any other Transaction Document or in any certificate or instrument delivered pursuant to this Agreement or any other Transaction Document shall not be affected by any investigation conducted with respect to, or any knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. For purposes of determining whether there has been any breach of, or inaccuracy in, any representation or warranty and for purposes of calculating the amount of Losses that are the subject matter of such claim for indemnification pursuant to this Article 6, the representations and warranties in (a) Article 3 and Article 4 shall be deemed to have been made without any qualifications as “materiality,” “in all material respects,” “in any material respect,” “material adverse effect,” “Material Adverse Effect,” or any other materiality qualifications; (b) Section 3.3(a) and Section 3.3(b) shall be deemed to have been made without any qualifications as to “Material Contract” (and such defined term shall instead be deemed to read as “Contract”); (c) Section 3.14(a)(iii) and Section 3.14(a)(iv) shall be deemed to have been made without any qualifications as to “Major Customer” (and such defined term shall instead be deemed to read as “customer”); and (d) Section 3.14(a)(iv), shall be deemed to have been made without any qualifications as to “Major Supplier” (and such defined term shall instead be deemed to read as “supplier”).

Section 6.10 No Contribution or Circular Recovery. Seller waives and acknowledges and agrees that Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against any Acquired Company in connection with any indemnification obligation or any other Liability to which Seller may become subject under or in connection with this Agreement or any other Transaction Document. Neither Buyer nor any of its Affiliates (including the Acquired Companies after the Closing) shall have any obligation to Seller with respect to Losses payable by Seller in connection with any such indemnification obligation or other Liability. Seller expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Buyer or any of its Affiliates (including any Acquired Company).

Section 6.11 Right of Set-Off Against Earnout Consideration. In addition to its indemnity right against the Indemnity Escrow Fund and Seller directly, Buyer shall have the right to set off against any Earnout Payments actually due and payable to Seller under Section 1.5 the amount of any indemnifiable Losses that a Buyer Indemnified Person is entitled to be indemnified for in accordance with the terms and conditions of this Article 6 (any such offset, an “Earnout Offset”); provided, however, that: (a) Buyer shall deliver, or cause to be delivered, to Seller a notice specifying in reasonable detail the nature and dollar amount of the indemnifiable Losses and the Earnout Offset (an “Earnout Offset Notice”); and (b) if Buyer sets off any amount that is subsequently determined not to have been properly subject to set-off in accordance with this Section 6.11, then, to the extent such Earnout Offset set forth in the Earnout Offset Notice is finally resolved in Seller’s favor (whether by mutual agreement of Buyer and Seller or by binding arbitration in accordance with Section 7.4), Buyer shall promptly, and in any event within five Business Days after such determination, pay the portion of the Earnout Offset resolved in Seller’s favor to Seller, together with interest thereon from the date of such set-off through the date of payment at a rate per annum equal to the prime rate of interest reported in The Wall Street Journal as of the date of such set-off plus six percent (6%). The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default or breach of this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

Section 6.12 Exclusive Remedy. Except (a) in the event of Fraud, (b) as set forth in Section 1.4, or (c) for equitable remedies as set forth in Section 7.11, the rights set forth in this Article 6 shall be the sole and exclusive monetary remedy of the Parties with respect to any breach of this Agreement; provided, however, the foregoing shall not limit or otherwise restrict the right of Buyer or any other Buyer Indemnified Person to pursue remedies under any other Transaction Document.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Persons incurring such costs and expenses.

Section 7.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been delivered (a) when delivered by hand (with written confirmation of receipt); (b) when delivered to the addressee if sent by an internationally recognized courier service (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. For purposes of clause (c), delivery by e-mail of a PDF document shall constitute delivery of a communication “in writing.” Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.2):

If to Seller:	FiscalNote, Inc. 1201 Pennsylvania Avenue NW Washington, DC 20004 Attention: Legal Department Email: [***]

with a copy (which shall not constitute notice) to:	Greenberg Traurig, LLP 1750 Tysons Boulevard Suite 1000 McLean, Virginia 22102 Attention: Jason Simon Email: [***]

If to Buyer:	Oxford Economics USA, Inc. c/o Oxford Economics Limited 4 Millbank London SW1P 3JA UK Attention: Innes McFee Email: [***]

with a copy (which shall not constitute notice) to:	Duane Morris LLP 30 South 17th Street Philadelphia, PA 19103-4196 Attention: Thomas Schmuhl Maria Granholm Email: [***] [***]

Section 7.3 Governing Law. This Agreement and any claim or controversy arising hereunder or in connection herewith or related hereto, whether sounding in Contract or tort, and whether brought at law or in equity, shall be governed by and construed in accordance with the internal substantive Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 7.4 Dispute Resolution.

(a) Arbitration. Subject to Section 7.11, each Party hereby agrees that it will first seek to settle any dispute, controversy or claim arising out of, based upon or related to this Agreement or the Transactions (each, a “Dispute”) through good faith negotiations. If the Parties fail to resolve any such Dispute through good faith negotiations within 30 days after one Party notifies the other Party of such Dispute, such Dispute shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules (the “Commercial Rules”) and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration award shall be final and binding on the Parties. The place of arbitration shall be Wilmington, Delaware, United States of America, or such other location as Buyer and Seller may mutually agree. The arbitration proceedings shall be conducted in English by a panel of three arbitrators who are fluent in the English language. The Parties agree that one arbitrator shall be appointed by Buyer and one arbitrator shall be appointed by Seller within 20 days of receipt by respondent of the request for arbitration or in default thereof, appointed by the AAA in accordance with the Commercial Rules, and the third presiding arbitrator shall be appointed by agreement of the two Party-appointed arbitrators within 14 days after the appointment of the second arbitrator or, in default of such agreement, by the AAA. In the alternative, Buyer and Seller may agree that a single arbitrator be appointed by the AAA. The arbitrators shall award costs and expenses of the arbitration, including reasonable attorneys’ fees and the fees and expenses of the arbitrators, to the prevailing Party, to the extent permitted by applicable Law. In the absence of such an award by the arbitrators, each Party shall bear its own attorneys’ fees and expenses, and the fees and expenses of the arbitrators and of the AAA shall be shared equally by Buyer and Seller. Notwithstanding anything to the contrary in this Section 7.4(a), nothing in this Section 7.4(a) shall prevent, restrict or delay any Party from seeking specific performance, injunctive or other equitable relief in accordance with Section 7.11, including from any court of competent jurisdiction, and the requirement to arbitrate Disputes under this Section 7.4(a) shall not apply to any such application for equitable relief.

(b) Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, (iv) SUCH PARTY HAS HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH LEGAL COUNSEL AND KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL, AND (v) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4(B).

Section 7.5 Entire Agreement. This Agreement, including Exhibits and Schedules hereto, the other Transaction Documents and the documents referred to herein and therein, constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

Section 7.6 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and Seller. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by Buyer, in the case where Buyer is the waiving Party, or Seller, in the case where Seller is the waiving Party. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.7 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction, and, for the purpose of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. Upon such determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 7.8 Counterparts. This Agreement may be executed in any number of counterparts (including by electronic signature via DocuSign, Adobe Sign or similar electronic signature platform), each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission (including in PDF, JPEG or similar format) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.9 Successors and Assigns; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of: (a) in respect of Seller, Buyer; and (b) in respect of Buyer, Seller, except that Buyer may sell, transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, any or all of its rights or obligations hereunder without the consent of any other Party; provided, further, that Buyer may assign, collaterally or otherwise, any or all of its rights (but not its obligations) hereunder to any lender providing financing to Buyer or any of its Affiliates without the consent of any other Party. Buyer may also assign all of its rights and obligations hereunder without the consent of any other Party in connection with a sale, merger, consolidation or other business combination involving Buyer or any of its Affiliates, or a sale of all or substantially all of Buyer’s assets. Any purported assignment, delegation, or other transfer in violation of this Section 7.9 shall be void ab initio. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 7.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.11 Remedies. The Parties agree that immediate and irreparable harm and damage would occur for which monetary damages alone would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of such breach or non-performance or threatened breach or threatened nonperformance, no Party shall interfere with, delay, obstruct, or prevent the non-breaching Party from taking, or require such Party to take, any steps prior to taking action to seek an interim and interlocutory equitable remedy (including an injunction or Governmental Order for specific performance) on notice or ex parte to enforce its rights or to preserve the status quo or prevent irreparable harm and each Party covenants and agrees not to contest, object to, or otherwise oppose an application for equitable relief by the other Party in such circumstances, and waives any and all immunities from any equitable relief to which it may be entitled. Each Party further agrees that no bond, security or other undertaking shall be required of any Party seeking equitable relief, and each Party hereby waives any requirement for the securing or posting of any such bond, security or other undertaking. Any such relief or remedy shall not be exclusive, but shall be in addition to all other available legal or equitable remedies. Each Party agrees that the provisions of this Section 7.11 are fair and reasonable in the commercial circumstances of this Agreement, and that neither Party would have entered into this Agreement but for each Party’s agreement with the provisions of this Section 7.11.

Section 7.12 Disclosure Schedule. Any matter disclosed in the Disclosure Schedule pursuant to any Section or Subsection of this Agreement whose relevance or applicability to the information called for by any other Section or Subsection of this Agreement is reasonably apparent on its face shall be deemed to be an exception to such representations and warranties and to be disclosed with respect to all such Sections of this Agreement, notwithstanding the omission of an explicit reference or cross-reference thereto. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty in this Agreement nor the inclusion of any specific item in any Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not material or in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Disclosure Schedule is or is not material or in the Ordinary Course of Business for purposes of this Agreement.

Section 7.13 Release. In consideration of the premises contained herein and the consideration to be received by Seller directly or indirectly pursuant to this Agreement, and in consideration of and as an inducement to Buyer to consummate the Transactions, effective as of the Closing, Seller, on behalf of itself, its Affiliates and its and their respective successors, assigns, heirs, executors, personal representatives and beneficiaries (collectively, the “Releasing Parties”), hereby unconditionally and irrevocably releases, acquits, discharges and covenants not to sue or prosecute against Buyer, its Affiliates (including the Acquired Companies after the Closing), successors and assigns, officers and directors (or Persons holding any similar position or acting in a capacity similar to an officer or director), employees, agents, lenders, financing sources, advisors, consultants, accountants, attorneys and each of their respective Representatives (each, a “Released Party”), and hereby forever waives, releases and discharges, to the fullest extent permitted by applicable Law, each Released Party from any and all actions, causes of action, claims, demands, damages, judgments, debts, dues, suits, charges, complaints, controversies, Contracts and Liabilities of every kind, nature and description whatsoever, known or unknown, suspected or unsuspected, matured or unmatured, whether arising at Law or in equity, which any Releasing Party now has, ever had or may have against any Released Party by reason of any matter, cause or thing whatsoever existing as of the Closing Date or arising out of any event occurring or conditions existing prior to the Closing Date, including any matter relating to the business or operations of any Acquired Company prior to the Closing Date or the ownership of the Interests. Each Releasing Party hereby represents that it has not initiated or filed, and hereby agrees that it shall not initiate or file or permit the filing or initiation on its behalf of, any Action of any kind whatsoever against any Released Party with respect to the matters released and discharged. The Releasing Parties acknowledge and agree that they may hereafter discover facts different from or in addition to those which they now know or believe to be true with respect to the subject matter of the releases contained herein; notwithstanding any such different or additional facts, the Releasing Parties agree that the releases contained herein shall be and remain in full force and effect in all respects. Each Releasing Party hereby waives and relinquishes any rights and benefits that it may have under any Law that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor, including Section 1542 of the California Civil Code (or any analogous provision of applicable Law).

Section 7.14 Non-Recourse. Except in the case of Fraud, this Agreement shall be enforceable only against, and any Action based upon, arising under, out of or in connection with or related in any manner to this Agreement or the transactions contemplated by this Agreement shall be brought only against the Parties, and then only with respect to the specific obligations set forth in this Agreement that are applicable to such Party. Except in the case of Fraud, no Person that is not a Party, including any past, present or future Representative or Affiliate of such Party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, strict liability, at law, in equity or otherwise) for any Actions, Liabilities or other obligations arising under, out of or in connection with or related in any manner to this Agreement or the transactions contemplated by this Agreement, or based upon, in respect of or by reason of this Agreement or the negotiation, execution, performance or breach of any of this Agreement. Except in the case of Fraud, to the fullest extent permitted by Law, each Party hereby (a) waives and releases all such claims, causes of action, Liabilities and other obligations against any such Nonparty Affiliates, (b) waives and releases any and all claims, causes of action, rights, remedies, demands or Actions that may otherwise be available to avoid or disregard the entity form of a Party or otherwise impose the Liability of a Party on any Nonparty Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, and (c) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement and any representation or warranty made in, in connection with or as an inducement hereto by Seller and Buyer.

ARTICLE 8

DEFINITIONS AND INTERPRETATION

Section 8.1 Definitions. For purposes of this Agreement:

“AAA” has the meaning set forth in Section 7.4(a).

“Accounting Principles” means GAAP, as consistently applied by the Company in the Financial Statements.

“Acquired Companies” means, collectively the Company and its Subsidiaries.

“ACRA” has the meaning set forth in Section 2.3(a)(iv).

“Action” means any action, claim, charge, prosecution, investigation, suit, complaint, demand (including any civil investigative demand), audit, inquiry, notice of violation, citation, summons, subpoena, interrogatory, litigation, arbitration, mediation, hearing, self-disclosure, alternative dispute resolution, examination, process or other legal proceeding of any nature (including any civil, criminal, administrative, regulatory, investigative or appellate proceedings) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Adjustment Amount” means the sum of (a) the Working Capital Adjustment Amount, minus (b) the aggregate amount of Closing Company Debt, minus (c) the aggregate amount of Unpaid Transaction Expenses. For the avoidance of doubt, the “Adjustment Amount” may be a positive or negative number.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the members of the Immediate Family of the individual or of the individual’s spouse or domestic partner and (b) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries Controls, is Controlled by or is under common Control with such individual or any of the Persons described in clause (a), or under which such individual or any of the Persons described in clause (a) or this clause (b) is a beneficiary.

“Agreement” has the meaning set forth in the Preamble.

“AI Commitments” means obligations of each Acquired Company under (a) applicable Contracts relating to AI Technology to which such Acquired Company is a party, (b) applicable Law relating to AI Technology (including applicable Privacy Laws) and (c) then-current binding terms of service governing the Company Offerings or published on the Company Websites.

“AI Data” means any data Processed by or for any Acquired Company in connection with the development, training, operation, improvement, marketing, provision, deployment, or use of Company AI Products, including all Training Datasets.

“AI Technology” means deep learning, machine learning or other artificial intelligence technologies that use software algorithms, neural networks, or models to analyze input data, learn from that data, and then automatically (a) makes decisions or predictions based on that learning and/or (b) generate content or output.

“AI Tool” has the meaning set forth in Section 3.19(o)(i).

“ARR” has the meaning set forth in Section 1.5(b)(i).

“Author” has the meaning set forth in Section 3.19(h).

“Award Cancellation Notice” and “Award Cancellation Notices” means, individually or collectively, as applicable, the Award Cancellation Notices to be provided by the Company to each of the Grantees prior to Closing, in form and substance acceptable to Buyer.

“Base Purchase Price” means $7,000,000.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means, collectively, the representations and warranties set forth in Section 4.1 (Organization; Authority; Due Execution) and Section 4.3 (Brokers and Finders).

“Buyer General Representations” means, collectively, the representations and warranties set forth in Article 4, other than the Buyer Fundamental Representations.

“Buyer Indemnified Persons” means, collectively, Buyer and its Affiliates (including the Acquired Companies after the Closing) and their respective equityholders and, in each case, their respective Representatives, successors and permitted assigns; provided, however, that in no event shall Seller be a Buyer Indemnified Person.

“Cap” has the meaning set forth in Section 6.4(c).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as well as any related sections of such statute and any regulations promulgated thereunder or requirements of the United States Small Business Administration, the United States Department of Treasury or the Federal Reserve, in each case as any may be further amended, and the related Paycheck Protection Program and Healthcare Enhancement Act of 2020 and Paycheck Protection Program Flexibility Act of 2020, as may be amended.

“Cash” means the aggregate amount of all cash and cash equivalents required to be reflected as cash and cash equivalents on a balance sheet of a Person prepared in accordance with GAAP, net of (a) any outstanding checks, wires and bank overdrafts of such Person, and (b) any amounts not freely useable and available to such Person because it is subject to restrictions, limitations or Taxes on use or distribution either by Contract or for regulatory or legal purposes, in the case of each of clauses (a) and (b), whether or not required to be reported as such under GAAP.

“Closing” has the meaning set forth in Section 2.1.

“Closing Balance Sheet” means an unaudited consolidated balance sheet of the Acquired Companies as of the Determination Time prepared and calculated in accordance with GAAP and without giving effect to the Transactions.

“Closing Company Debt” means all outstanding Company Debt as of the Closing.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Payment Amount” means an amount equal to (a) the Base Purchase Price, plus (b) the Estimated Adjustment Amount (for the sake of clarity, the Estimated Adjustment Amount may be a positive or negative number), minus (c) the True-Up Escrow Amount, minus (d) the Indemnity Escrow Amount.

“Closing Working Capital” means an amount equal to Current Assets minus Current Liabilities, determined as of the Determination Time and in accordance with GAAP and consistent with the sample working capital calculation as of March 31, 2026 attached hereto as Exhibit C. For the avoidance of doubt, “Closing Working Capital” may be a positive or negative number.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, including, for the avoidance of doubt, by Public Law 115-97.

“Commercial Rules” has the meaning set forth in Section 7.4(a).

“Commercial Software” means any commercially available or “off the shelf” software (other than Open-Source Materials) licensed or otherwise made available to any Acquired Company that (a) is not materially modified or customized for use by any Acquired Company and (b) is licensed or made available solely in executable or object code form pursuant to standard commercial terms with an aggregate annual cost of less than $25,000.

“Company” has the meaning set forth in the Recitals.

“Company AI Products” means all Company Offerings that constitute, employ, deploy or incorporate AI Technology.

“Company Confidential Information” has the meaning set forth in Section 3.19(j).

“Company Data” means all data collected, received, used, stored, recorded, altered, ingested, compiled, de-identified, transferred, accessed, disclosed, shared or destroyed in connection with the operation of the Acquired Companies’ respective businesses or the development, training, marketing, delivery, support or use of any current Company Offering, howsoever obtained or collected by any Acquired Company.

“Company Data Agreement” means any Contract or any data processing agreement relating to or otherwise addressing the Processing of Company Data by or on behalf of any Acquired Company by which any Acquired Company is bound.

“Company Debt” means, without duplication, all Liabilities and obligations of the Acquired Companies (whether direct or indirect, secured or unsecured, accrued or contingent, matured or unmatured), including, in each case, all obligations in respect of principal, accrued and unpaid interest, prepayment penalties, exit fees, breakage costs, termination fees, redemption premiums, make-whole payments, defeasance costs, expenses, fees, premiums, costs of unwinding and Taxes payable in connection therewith (in each case, calculated as if all such obligations were repaid, terminated, settled or otherwise discharged in full as of the Closing): (a) for borrowed money (including overdraft facilities, lines of credit, revolving facilities and similar arrangements), or in respect of loans or advances; (b) evidenced by any note, bond, debenture, mortgage, indenture or other debt instrument or debt security or similar Contract; (c) as lessee under leases that are or should be, in accordance with GAAP (as in effect on the date hereof), recorded as finance or capital leases, all synthetic lease obligations and all obligations under “sale and lease-back” transactions; (d) pursuant to securitization, factoring, supply-chain finance, receivables financing or similar programs or arrangements; (e) under any interest rate, currency, swap, collar, cap, floor, hedging, derivatives or similar agreement or transaction (calculated at the maximum termination or unwind value as of the Closing); (f) in respect of letters of credit, performance bonds, surety bonds, bankers’ acceptances and similar obligations (whether or not drawn upon); (g) for deferred rent, deferred or unpaid purchase price (including the maximum amount payable in respect of any “earnout”, “disguised earnout”, holdback, escrow, milestone payment, contingent or deferred consideration, seller note or similar obligation, in each case calculated as the maximum amount that could be payable assuming all contingencies are satisfied), of property, goods or services; (h) with respect to customer deposits, prepayments or advances; (i) to current or former, direct or indirect, equityholders or any of their respective Affiliates, including any unpaid dividends or distributions, any loans or advances and any management, monitoring, consulting, transaction or similar fees; (j) in respect of the Pre-Closing Income Tax Amount; (k) in respect of any Taxes that were deferred prior to the Closing Date in connection with or as a result of COVID-19 or any similar event, including payroll or similar Taxes deferred under the CARES Act; (l) all outstanding amounts payable to Seller or its respective Affiliates (including obligations in respect of fees, expenses or reimbursements payable); (m) in respect of all accrued and unpaid annual, quarterly, monthly or other periodic bonus amounts (including planned or target bonuses where no formal bonus program is currently in place, prorated through the Closing Date), other ordinary course bonus or incentive amounts, accrued and unpaid commission amounts (whether earned or pro-rated through the Closing), and accrued and unpaid paid time off, vacation, sick leave or other paid leave (in each case, including the employer’s portion of any payroll, employment, social security, unemployment, withholding or similar Taxes required to be paid by any Acquired Company (or Buyer or any of its Affiliates on behalf of any Acquired Company) with respect thereto); (n) in respect of accrued or earned but unpaid severance, separation, garden leave, notice or termination pay or similar amounts in respect of any Employee, Contingent Worker or other service provider or agent of any Acquired Company whose employment, service or engagement is terminated on or prior to the Closing or whose termination has been notified, contemplated or initiated on or prior to the Closing (including the employer’s portion of any related Taxes); (o) in respect of any pension, retirement, deferred compensation, post-employment or post-termination welfare benefit or similar obligations that are unfunded or underfunded as of the Closing; (p) in respect of any equipment or other capital expenditures (including amounts in accounts payable and any committed but unpaid capital expenditures); (q) with respect to any Governmental Orders, settlement agreements, consent decrees, penalties, fines, awards or judgments (whether or not yet due and payable); (r) with respect to any escheat, abandoned or unclaimed property obligations; (s) any amounts owing in respect of customer rebates, credits, refunds, chargebacks, returns or product warranty obligations to the extent in excess of amounts reserved on the Estimated Closing Statement; (t) any Off-Balance Sheet Financing arrangements; (u) all obligations to reimburse, indemnify or hold harmless any Person in respect of any of the foregoing; and (v) all indebtedness, Liabilities or obligations of others of the type referred to in clauses (a) through (u) guaranteed, assumed or otherwise supported, directly or indirectly, in any manner by any Acquired Company (including by way of keepwell or similar arrangement) or secured by any Encumbrance on any asset of any Acquired Company; provided, however, that Company Debt shall not include any amounts to the extent (and only to the extent) actually accounted for as Unpaid Transaction Expenses or as a Current Liability included in the calculation of Closing Working Capital, in each case as finally determined.

“Company Intellectual Property” means any and all Company Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to or otherwise used by any Acquired Company.

“Company Intellectual Property Agreements” means any Contract relating to any Company Intellectual Property to which any Acquired Company is a party, including any Contract to which an Acquired Company is party (a) under which any Acquired Company (i) uses or licenses any Third-Party Intellectual Property, or (ii) owes any material royalties or other amounts to any Person for the use of or license to any Intellectual Property, (b) under which any Acquired Company has granted any Person any current or contingent right, title or interest in or to any Company Intellectual Property, (c) that otherwise adversely affects the use of or rights in or to any Company Offerings or Company Intellectual Property (including settlement and co-existence Contracts, covenants not to sue and releases), (d) under which any Acquired Company has agreed to or otherwise has an obligation to indemnify any Person for or against any interference with, or infringement, dilution, misappropriation, or violation of any Intellectual Property.

“Company Offerings” means (a) all products or services (including any websites and mobile applications) currently, or in the six (6) months prior to the Closing Date, produced, marketed, licensed, sublicensed, sold, distributed or commercialized by or on behalf of any Acquired Company and (b) all products or services currently under development by any Acquired Company from which any Acquired Company is scheduled to derive revenue.

“Company Owned Data” means data that any Acquired Company owns.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Acquired Company. For the avoidance of doubt, Company Owned Intellectual Property includes all Company Registered Intellectual Property and Company Owned Data.

“Company Privacy Commitments” means, collectively, any Acquired Company’s data privacy and security obligations under: (a) the Company Privacy Policies, (b) the Company Data Agreements, (c) Privacy Laws, and (d) industry self-regulatory principles and codes of conduct to which any Acquired Company is bound.

“Company Privacy Policies” means, collectively, any and all of any Acquired Company’s written data privacy and security policies (including cookie policies and banners) and notices, whether applicable internally, or published on Company Websites or otherwise made available by any Acquired Company to any Person.

“Company Records” means the books of account, Equity Interest record books, Equity Interest transfer ledgers, records reflecting all issuances of Equity Interests (and securities convertible into or exercisable for Equity Interest), minute books, bank accounts and other current and historical books and records of the Acquired Companies.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.19(a).

“Company Source Code” means, collectively, any software source code or related database specifications or designs, or any proprietary information or algorithm contained therein, in each case owned by any Acquired Company.

“Company Websites” means all websites and mobile applications owned, operated, hosted, or controlled by any Acquired Company through which any Acquired Company conducts its business (including those websites operated using the domain names listed in Section 3.19(a) of the Disclosure Schedule).

“Compensation and Benefit Plan” means any plan, scheme, program, policy, Contract, or arrangement, whether written or unwritten, maintained, sponsored, or administered by any Acquired Company, or for which any Acquired Company has any Liability providing to any current or former officer or director (or Person holding any similar position or acting in a capacity similar to an officer or director), equityholder, Employee, Contingent Worker, UK Pensionable Employee or other service provider or agent of any Acquired Company, and, to the extent applicable, any such Persons’ relatives and/or dependents, including any: (a) bonus; incentive; commission; fee; director (or equivalent) compensation; stock or other equity option, ownership, purchase or appreciation right; “phantom equity”; Equity Interest; or other similar interest in or with respect to any Acquired Company; (b) employment; Contingent Worker; incentive compensation; deferred compensation; change-in-control; retention; severance; unemployment; vacation entitlement; holiday; sick leave; personal leave; paid-time-off; or other similar compensation or benefits; (c) retirement; profit-sharing; supplementary retirement; excess benefit; savings; or other similar benefits; and (d) life insurance; accident insurance; workers’ compensation; health; welfare; cafeteria; disability; travel; hospitalization; medical; dental; dependent care; long-term nursing care; legal; counseling; eye care; fringe benefits; tuition benefits; employee assistance; or other similar benefits.

“Confidential Information” has the meaning set forth in Section 5.4(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated December 2, 2025, between Oxford Economics Group Ltd. and Seller.

“Consent” means any consent, filing, registration, approval, permit, authorization, declaration, judgment, order, decree, certification or recertification of, from or by any Person, including any Governmental Authority.

“Contingent Worker” means any current or former independent contractor, consultant, temporary employee, leased employee or other agent engaged or used by any Acquired Company and classified by any Acquired Company as other than employees, or compensated other than through wages paid by any Acquired Company or through any payroll department of any Acquired Company.

“Contract” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint venture agreements and all other agreements, commitments, options and arrangements, whether written or oral.

“Control” (including the terms “Controlled”, “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, alone or pursuant to a Contract with one or more other Person(s), of the power to direct or cause the direction of the affairs or management of a Person or exercise a dominant influence over a Person, whether through the ownership of securities, the holding of voting rights, by Contract or otherwise, including the ownership, directly or indirectly, of securities (or otherwise) having the power to elect a majority of the board of directors (or similar governing body) of such Person.

“Current Assets” means, as determined as of the Determination Time and in accordance with GAAP and consistent with the sample working capital calculation attached hereto as Exhibit C, the amount of all current assets of the Company, including the amount of any Cash, and excluding the amount of any (a) receivables from any of the directors, officers, equityholders or employees of the Company or any of its Affiliates, (b) prepaid expenses of which Buyer will not indirectly through its ownership of the Company receive the benefit following the Closing, or (c) Tax refunds and credits for Tax overpayments and deferred Tax assets.

“Current Liabilities” means, as determined as of the Determination Time and in accordance with GAAP and consistent with the sample working capital calculation attached hereto as Exhibit C, the amount of all current liabilities of the Company, excluding any amounts of any (a) Company Debt, (b) Unpaid Transaction Expenses, (c) deferred Tax liabilities, and (d) lease obligations and capitalized development costs that are classified as short-term liabilities; provided, that only 50% of deferred revenue shall be included in the calculation of Current Liabilities.

“Current Offerings” has the meaning set forth in Section 5.5(a)(i).

“Debt Payoff Letters” means payoff letters, in form and substance reasonably acceptable to Buyer, with respect to all Repaid Company Debt, indicating the amount (if any) required to discharge or release such Repaid Company Debt and providing for evidence of release of all Encumbrances on the assets of the Acquired Companies and, if applicable, UCC-3 termination statements with respect to any financing statements filed with respect to such Encumbrances.

“Deductible” has the meaning set forth in Section 6.4(a).

“Determination Time” means as of immediately prior to the Closing.

“Developer” has the meaning set forth in Section 3.19(h).

“Direct Claim” has the meaning set forth in Section 6.5(b).

“Disclosure Schedule” or “Disclosure Schedules” means the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement and attached hereto.

“Dispute” has the meaning set forth in Section 7.4(a).

“Dispute Notice” has the meaning set forth in Section 1.4(b).

“dollar” or “$” means a dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for the payment of public and private debt.

“Downward True-Up Amount” has the meaning set forth in Section 1.4(d)(ii).

“DPA” has the meaning set forth in Section 3.22.

“Earnout Consideration” means the aggregate amount of the Earnout Payments.

“Earnout Dispute Notice” has the meaning set forth in Section 1.5(c)(ii).

“Earnout Offset” has the meaning set forth in Section 6.11.

“Earnout Offset Notice” has the meaning set forth in Section 6.11.

“Earnout Payment” and “Earnout Payments” has the meaning set forth in Section 1.5(b)(ii).

“Earnout Period” has the meaning set forth in Section 1.5(b)(iii).

“Earnout Statement” has the meaning set forth in Section 1.5(c)(i).

“Employee” means any current or former employee, as applicable, of any Acquired Company or any current employee of Seller or another of its Subsidiaries whose role consists entirely or substantially entirely of providing services to the Acquired Companies.

“Employee Census” has the meaning set forth in Section 3.16(a).

“Employee Lease Agreement” means that certain Employee Lease Agreement, to be entered into as of the Closing Date, by and between Seller and Buyer.

“Employment and Services Agreement” means each Contract (including offer letters) between any Acquired Company, on the one hand, and any Employee or Contingent Worker relating to the employment or engagement, or termination of the employment or engagement, of such Person, including any consulting, severance, bonus, commission, or incentive compensation, change of control, or retention agreement and any non-competition, non-solicitation, non-disparagement, confidentiality, proprietary information or similar Contract.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, option, proxy, voting trust, voting agreement, judgement, escrow, right of first refusal or first offer, indenture, transfer restriction, equity, security interest, community property interest, interference, charge, claim, easement, encroachment or other similar encumbrance of every kind and nature, whether arising by Contract, operation of Law or otherwise, including any Contract to give any of the foregoing.

“Equity Interests” means, for any Person, any (a) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (b) other interest or participation (including phantom shares, restricted stock, units or interests or stock appreciation rights) in such Person, or the value of which is measured based on the value or assets or profits and losses of such Person, that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person, (c) subscriptions, calls, warrants, options or commitments of any kind or character related to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (a) and (b), or (d) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (a) through (c).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“ERISA Affiliate” means any other organization that is a member of the same “controlled company” as any Acquired Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Acquiom Clearinghouse LLC.

“Escrow Agreement” means that certain Escrow Agreement, to be entered into as of the Closing Date, by and among the Escrow Agent, Seller and Buyer.

“Estimated Adjustment Amount” has the meaning set forth in Section 1.3.

“Estimated Closing Payment Amount” has the meaning set forth in Section 1.3.

“Estimated Closing Statement” has the meaning set forth in Section 1.3.

“Existing Customers” has the meaning set forth in Section 1.5(b)(iv).

“Expense Payoff Invoices” means invoices, in form and substance reasonably acceptable to Buyer, indicating the amount required to pay in full that portion of the Unpaid Transaction Expenses owed by Seller or any Acquired Company, as applicable, to such Person as of the Closing and providing for, upon the payment of such amount at the Closing, the satisfaction of all obligations of Seller and any Acquired Company, as applicable, to such payee with respect to such Unpaid Transaction Expenses.

“Export Control Laws” means any Laws or restrictive measures concerning or related to the export, re-export, release or in-country transfer (each, an “export”) of materials, commodities, tangible goods, Software, services, dual-use technology or equipment, data or technology administered, enacted or enforced by any Governmental Authority, including the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls.

“Final Closing Payment Amount” shall be determined as set forth in Section 1.4(c).

“Final Closing Statement” shall be determined as set forth in Section 1.4(c).

“Final Company Debt Amount” shall be determined as set forth in Section 1.4(c).

“Final Unpaid Transaction Expense Amount” shall be determined as set forth in Section 1.4(c).

“Final Working Capital Adjustment Amount” shall be determined as set forth in Section 1.4(c).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“First Earnout Payment” has the meaning set forth in Section 1.5(a)(i).

“First Measurement Date” has the meaning set forth in Section 1.5(a)(i).

“Fraud” means common law fraud under the Laws of the State of Delaware.

“Fundamental Representations” means, collectively, the Seller Fundamental Representations and Buyer Fundamental Representations.

“Funds Flow Memorandum” has the meaning set forth in Section 2.3(a)(viii).

“GAAP” means U.S. generally accepted accounting principles for financial reporting in the U.S. consistently applied and in effect as of the date of the relevant determination under this Agreement.

“Governing Documents” means, with respect to a Person, (a) its certificate of incorporation and bylaws or certificate of formation and operating agreement (or equivalent creation, formation, organizational or constitutional documents), and (b) any amendment or supplement to the foregoing.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-Governmental Authority of any nature (including any governmental agency, branch, department or other entity and any court, arbitral body or other tribunal), (e) any public international organization or multinational organization, or (f) body exercising, or entitled to exercise, any administrative, executive, judicial, arbitral, legislative, police, regulatory or Tax authority or power of any nature.

“Governmental Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award, decision, directive, consent, award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Grace Period” has the meaning set forth in Section 1.5(b)(i).

“Grantee” and “Grantees” means, individually and collectively, as applicable, each holder of Options and/or RSUs, as of immediately prior to the Effective Time, each as set forth in column (A) of the table set forth in Exhibit E.

“HMRC” has the meaning set forth in Section 5.3(k).

“Holdings” means FiscalNote Holdings, Inc., a Delaware corporation.

“Immediate Family” means, with respect to any specified Person such Person’s spouse, domestic partner, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Income Tax” means any Tax (however denominated) based upon, measured by, or calculated with respect to income, profits, or gross receipts, including any withholding Tax in respect thereof.

“Indemnified Person” has the meaning set forth in Section 6.5.

“Indemnified Taxes” means, without duplication, (a) all Taxes of Seller for any taxable period, (b) Taxes of or relating to any Acquired Company for any Pre-Closing Tax Period (in the case of any Straddle Period, determined in the manner set forth in Section 5.3(e)), including any Taxes with respect to a Pre-Closing Tax Period that were deferred to a Post-Closing Tax Period, including pursuant to the CARES Act (or any other corresponding or similar provision of other applicable Law with respect to Taxes), (c) any withholding or employment Taxes payable as a result of the consummation of the Transactions and the payments arising therefrom, (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any of their respective predecessors) is or was a member on or prior to the Closing Date (other than such group the parent of which is the Company), including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar provisions of Law, (e) all Taxes of any Person (other than an Acquired Company) imposed on any Acquired Company, as a transferee or successor, by Contract (other than any such Contract entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (f) Transfer Taxes that are Seller’s responsibility under Section 5.3(d), except, in any case, for any Taxes (i) that were taken into account in determining the amount of Closing Company Debt, Closing Working Capital, or Transaction Expenses (in each case, as finally determined), (ii) with respect to any Post-Closing Tax Period (for the avoidance of doubt, the limitation on indemnification pursuant to this clause (ii) shall only limit Buyer’s rights to indemnification that would otherwise be available pursuant to Section 6.2(c)), or (iii) resulting from any breach or failure of Buyer or its Affiliates (including, following the Closing, the Acquired Companies) to perform any covenant or agreement related to Taxes set forth in this Agreement.

“Indemnifying Person” has the meaning set forth in Section 6.5.

“Indemnity Escrow Amount” means $875,000.

“Indemnity Escrow Fund” has the meaning set forth in Section 2.2(d).

“Indemnity Escrow Release Date” has the meaning set forth in Section 6.6(b).

“Independent Accountant” means Grant Thornton LLP, or if Grant Thornton LLP is unable or unwilling to serve, then a nationally recognized independent accounting firm, other than Buyer’s, the Company’s, or Seller’s accounting firm, that is acceptable to the Parties.

“Insolvency and Equity Exceptions” has the meaning set forth in Section 3.1(a).

“Intellectual Property” means any and all intellectual property rights throughout the world, including: (a) Patents, utility models, and applications therefor, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures; (b) common law and statutory rights in Trade Secrets; (c) designs and any registrations and application thereof; (d) fictitious and other business names, trade names, logos (to the extent they constitute trademarks under applicable Law), trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items (collectively, “Trademarks”); (e) social media accounts, domain names and domain name applications and registrations; (f) copyrights, works of authorship, copyright registrations and applications therefor and all other rights corresponding thereto; (g) database or software rights, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, technical documentation, data, data structures, databases, data compilations and collections, algorithms and specifications; (h) rights of privacy and publicity, and moral rights; (i) any equivalent rights to any of the foregoing; and (j) embodiments of any of the foregoing in any form (whether tangible or intangible).

“Interests” has the meaning set forth in the Recitals.

“IRFS” means International Financial Reporting Standards, in effect as of the date of the relevant determination under this Agreement.

“IRS” means the Internal Revenue Service.

“IT Infrastructure” means the information and communications technology infrastructure and systems (including computer systems, Software, software as a service, platform as a service, infrastructure as a service, hardware, firmware, Company Websites, workstations, routers, data communication lines, servers, networks, telecommunication systems, databases, interfaces and related systems, information technology, data communications systems and related systems) that are used in the business of, or operated by or on behalf of, any Acquired Company or in connection with the Company Offerings, including any outsourced systems and services.

“Key Employee” and “Key Employees” each has the meaning set forth in the Recitals.

“Key Employee Agreements” has the meaning set forth in the Recitals.

“Knowledge of Seller” or “Seller’s Knowledge” means (a) the actual knowledge of Jon Slabaugh, Shree Sharma, Paul Donnell and Annie Rogowsky, and (b) the knowledge that any of the foregoing Persons would have had after reasonable inquiry. Each such Person shall be deemed to have knowledge of any matter contained in any document in the data room or otherwise in the possession of any Acquired Company that such Person would reasonably be expected to review in the conduct of such Person’s duties.

“Law” means any federal, state, local, tribal, foreign or supranational law (including common law), statute, act, constitution, treaty, decree, code, ordinance, rule, regulation, treaty, judgment, guidance, codes of practice, Governmental Order (whether temporary, preliminary or permanent), decree, arbitration award, license, Permit or other requirement of any Governmental Authority.

“Liabilities” means any claims, liabilities, Encumbrances, indebtedness, obligations, Loss, damage, deficiency, obligation or responsibility, of any kind, character or description, known or unknown (whether asserted or unasserted, whether direct or indirect, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether joint or several, vested or unvested, whether choate or inchoate and whether due or to become due), including liabilities for Taxes, other governmental charges or lawsuits brought, and including all costs and expenses related thereto.

“Lookback Date” means November 30, 2021.

“Losses” means any and all losses, costs, charges, settlement payments, awards, judgments, fines, fees, penalties, damages, Taxes, expenses (including reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses), Liabilities, or claims, including any Actions by or before any Governmental Authority (it being understood that Losses shall include any and all reasonable fees and costs of enforcing an Indemnified Person’s rights under this Agreement and any and all reasonable fees and costs of defending any Actions, provided that the Indemnified Person is the prevailing party in such Action); provided, however, that Losses shall not include punitive or exemplary damages except (a) to the extent awarded by a Governmental Authority to an unrelated Person or determined to be payable as a result of a final, non-appealable determination in respect to a Third-Party Claim, or (b) in the case of claims based on Fraud.

“Major Customers” has the meaning set forth in Section 3.10(a).

“Major Suppliers” has the meaning set forth in Section 3.10(a).

“Malware” means any ransomware, spyware, “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” unauthorized disabling code, design, routine, hardware components or other unauthorized disabling or disruptive codes or commands.

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance, fact, condition, development, occurrence or effect that (a) has, or could reasonably be expected to have, either individually or in the aggregate, with or without notice, lapse of time or both, a material adverse effect on the business, assets, Liabilities, properties, condition (financial or otherwise), operating results, operations or prospects of any Acquired Company or any of their respective businesses, or (b) prevents, materially delays or materially impairs, or could reasonably be expected to prevent, materially delay or materially impair, the ability of Seller to consummate the Transactions or to perform any of its obligations under any Transaction Document. Notwithstanding the foregoing, with respect to clause (a) only, “Material Adverse Effect” shall not include any change, event, violation, inaccuracy, circumstance, fact, condition, development, occurrence or effect resulting from (i) general economic conditions in the United States, (ii) conditions generally affecting the industry in which the Acquired Companies operate, and (iii) any changes in financial or securities markets in general; provided, however, that any change, event, violation, inaccuracy, circumstance, fact, condition, development, occurrence or effect referred to in the foregoing clauses (i) through (iii) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such change, event, violation, inaccuracy, circumstance, fact, condition, development, occurrence or effect has, or could reasonably be expected to have, a disproportionate effect on any Acquired Company compared to other participants in the industries in which any Acquired Company operates.

“Material Contracts” has the meaning set forth in Section 3.14(b).

“Maximum Potential Earnout Payment” has the meaning set forth in Section 1.5(a).

“Measurement Date” has the meaning set forth in Section 1.5(b)(v).

“Misconduct Claim” has the meaning set forth in Section 3.16(j).

“Nonparty Affiliate” has the meaning set forth in Section 7.14.

“Non-Transferring Employees” has the meaning set forth in Section 5.14(c).

“Notice” means any notice, report or other filing required to be given, made or filed with any Person, including any Governmental Authority.

“Off-Balance Sheet Financing” means (a) any transaction, arrangement or obligation that has the economic effect of indebtedness or financing and is not fully reflected as a liability on a balance sheet prepared in accordance with GAAP, including any Liability of any Acquired Company under any sale and leaseback transaction which does not create a liability on the Reference Balance Sheet and (b) any Liability of any Acquired Company under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered Company Debt for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“Open-Source Materials” means any software that is, contains, or is derived in any manner (in whole or in part) from any software that: (a) is distributed as “free software” (as defined by the Free Software Foundation), “open-source software” (i.e., software distributed under any license approved by the Open Source Initiative as set forth in www.opensource.org), or under similar licensing or distribution terms; or (b) requires, as a condition of use, modification or distribution of such software, that such software or other software combined or distributed with it be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge. For the avoidance of doubt, “Open-Source Materials” includes software licensed or distributed under any version of any of the following licenses or licenses substantially similar thereto: GNU General Public License (GPL); GNU Lesser or Library General Public License (LGPL); GNU Affero General Public License (AGPL); Artistic License (e.g., PERL); Mozilla Public License; Netscape Public License; Sun Community Source License (SCSL); Sun Industry Standards License (SISL); Common Public License; BSD License; Apache License; OpenSymphony Software License; and MIT License.

“Option” and “Options” means, individually or collectively, as applicable, each option to purchase Equity Interests of Holdings, outstanding as of immediately prior to the Effective Time, as set forth in column (B) of the table set forth in Exhibit E.

“Ordinary Course of Business” means an action taken by, or omission of, an Acquired Company that is (a) consistent in nature, scope, magnitude, frequency and amount with the past custom and practice of such Acquired Company in the day-to-day operations of such the Acquired Company’s business, (b) taken or omitted in the ordinary course of such Acquired Company’s normal day-to-day operations, and (c) with respect to the Acquired Companies, in compliance in all material respects with applicable Law and not the result of a breach or default under any Contract.

“Outstanding Claims” has the meaning set forth in Section 6.6(b)(i).

“Overall Cap” has the meaning set forth in Section 6.4(c).

“Party” has the meaning set forth in the Preamble.

“Patents” means any and all (a) national (including the United States) and multinational statutory invention registrations, patents, patent applications (including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations), provisional patent applications, industrial designs and industrial models, (b) improvements to the inventions disclosed in any of the foregoing, and (c) rights in any of the foregoing under any multinational treaties or conventions.

“Permits” means any approvals, licenses, authorizations, consents, certificates, filings, franchises, notices, clearances, entitlements, qualifications, concessions, waivers, exemptions and permits of or with all Governmental Authorities.

“Permitted Encumbrances” means: (a) Encumbrances for current Taxes that are (i) not yet due and payable as of the Closing Date, or (ii) being contested in good faith and for which adequate reserves have been established on the Reference Balance Sheet (or, with respect to Taxes accrued thereafter, in the books and records of the applicable Acquired Company) in accordance with GAAP; (b) with respect to real property, statutory Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and similar Persons arising in the Ordinary Course of Business by operation of Law securing obligations that are not yet due and payable as of the Closing Date and that, in each case, are not, individually or in the aggregate, material to the Acquired Companies, taken as a whole; and (c) with respect to real property, easements, covenants, rights of way, defects, irregularities or imperfections of title and similar restrictions that (i) are matters of public record as of the Closing Date, (ii) do not secure indebtedness for borrowed money, and (iii) do not, individually or in the aggregate, materially interfere with the present use, occupancy, value or operation of the affected real property or the conduct of the businesses of the Acquired Companies as currently conducted or as proposed to be conducted.

“Person” means an individual, corporation, partnership, limited liability company, trust or unincorporated organization or a Governmental Authority or any agency or political subdivision thereof, or any other entity.

“Personal Data” or “Personal Information” are used interchangeably and means, in addition to any definition under applicable Privacy Law, any information that identifies or could reasonably be linked, directly or indirectly, with a natural Person or household (including an Employee’s or Contingent Worker’s), including, where applicable, a name, alias, postal address, unique personal identifier, online identifier, Internet Protocol address, telephone number, e-mail address, social security number, driver’s license number, passport number, user or account number, or other similar identifier, tracking data, photographs, videos and audio files, voiceprints, facial geometry, retinal or iris scans or any other biometric identifier or that is otherwise considered “personally identifiable information,” “personal information,” “personal data,” “nonpublic personal information,” “individually identifiable health information,” or other analogous term under applicable Law.

“Post-Closing Tax Period” means any taxable period ending after the Closing Date and the portion of any Straddle Period after the Closing Date.

“Pre-Closing Income Tax Amount” means an amount equal to the liability of the Acquired Companies for Income Taxes unpaid as of the Closing Date for any Pre-Closing Tax Period beginning on or after January 1, 2025, provided that any such unpaid Income Tax will (i) be calculated on a jurisdiction-by-jurisdiction basis, period-by-period basis and Tax-by-Tax basis and with the amount of any Tax in a particular jurisdiction for such particular period not being less than zero dollars ($0), (ii) in accordance with the past practice (including reporting positions, elections, and accounting periods) of the Acquired Company in preparing Income Tax Returns to the extent supported by applicable Law at a “more likely than not” (or higher) level of comfort, (iii) be calculated by treating the taxable year of any pass-through entity for such Income Tax purposes, any “controlled foreign corporation” (within the meaning of Section 957 of the Code) and any “passive foreign investment company” (within the meaning of Section 1297 of the Code) in which any Acquired Company holds a beneficial interest before and after the Closing to be deemed to end at the end of the Closing Date and (iv) be determined by excluding any transactions outside the ordinary course of business and not contemplated by this Agreement on the Closing Date after the Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Preliminary Closing Statement” has the meaning set forth in Section 1.4(a).

“Privacy Laws” means all applicable and binding regulations, statutes, regulatory guidelines, and judicial or administrative holdings, and applicable industry standards relating to the protection or Processing, or both, of Personal Data in any relevant jurisdictions and includes to the extent applicable, the EU General Data Protection Regulation (Regulation 2016/679/EU), UK General Data Protection Regulation (as defined in Section 3(10) (as supplemented by section 205(4)) of the UK Data Protection Act 2018), the UK Data Protection Act 2018, the Singapore Personal Data Protection Act (PDPA), the California Consumer Privacy Act of 2018, as amended together with any implementing regulations, Virginia Consumer Data Protection (CPDA), Colorado Privacy Act (CPA), Connecticut Data Privacy Act (CTDPA), Utah Consumer Privacy Act (UCPA), Oregon Consumer Privacy Act (OCPA), Texas Data Privacy and Security Act (TDPSA) Florida Digital Bill of Rights (FDBOR), Montana Consumer Data

Privacy Act (MTCDPA), New Hampshire Privacy Act (NHPA), Delaware Personal Data Privacy Act (DPDPA), Iowa Consumer Data Protection Act (ICDPA), Nebraska Data Privacy Act (NDPA), New Jersey Data Protection Act (NJDPA), Illinois Biometric Information Privacy Act (BIPA), Texas Capture Or Use Of Biometric Identifier Act, Washington Biometric Privacy Protection Act, the Telephone Consumer Protection Act, the Privacy and Electronic Communications Regulations 2003 and the ePrivacy Directive 2002/58/EC, CAN SPAM Act, Payment Card Industry Data Security Standards, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the Digital Personal Data Protection Act, 2023, the Act on the Protection of Personal Information as amended, the Personal Data Protection Law N° 29733 together with any implementing regulations, the Personal Information Protection and Electronic Documents Act, the Privacy Act 1988 (Cth), the Australian Privacy Principles, Personal Data Protection Act 2012 and data breach notification laws and any other laws, statutes, amendments, regulations or binding regulatory guidance or industry standards (ISO 27001, SOC2 Type II) related thereto or that come into effect in the future, that are applicable to the Company.

“Process” or “Processing” means any operation or set of operations that are performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, de-identification, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Qualifying Renewal” has the meaning set forth in Section 1.5(b)(i).

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchase Price Allocation” has the meaning set forth in Section 1.7.

“Reference Balance Sheet” has the meaning set forth in Section 3.5(a).

“Reference Balance Sheet Date” means the date of the Reference Balance Sheet.

“Related Parties” has the meaning set forth in Section 3.24(a).

“Related Party Arrangements” has the meaning set forth in Section 3.24(a).

“Released Party” has the meaning set forth in Section 7.13.

“Releasing Parties” has the meaning set forth in Section 7.13.

“Repaid Company Debt” means, to the extent outstanding as of immediately prior to the Closing, Company Debt of the types described in clauses (a), (b), (c), (d), (e), (f) and (u) of the definition of Company Debt, including with respect to Company Debt set forth in Schedule 2.2(b).

“Representative” means, with respect to any Person, its respective officers and directors (and Persons holding any similar position or acting in a capacity similar to an officer or director), equityholders, employees, counsel, accountants, other advisors and agents.

“Restricted Period” has the meaning set forth in Section 5.5(a).

“Review Period” has the meaning set forth in Section 1.4(b).

“RSU” and “RSUs” means, individually or collectively, as applicable, each restricted stock unit award in respect of Equity Interests of Holdings, outstanding as of immediately prior to the Effective Time, as set forth in column (C) of the table set forth in Exhibit E.

“Sanctioned Person” means any Person that is the target of sanctions or restrictions under Sanctions and Export Control Laws, including any Person listed on any applicable restricted party list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, including List of Specially Designated Nationals and Blocked Persons List.

“Sanctions and Export Control Laws” means any applicable Law of any Governmental Authority with jurisdiction over the Acquired Companies concerning economic or financial sanctions or trade embargoes and the export or reexport of products, including such applicable Laws administered or enforced by the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the Treasury’s Office of Foreign Assets Control, including the Export Control Reform Act of 2018; the Export Administration Regulations; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; and the antiboycott regulations administered by the U.S. Department of Commerce.

“Schedule” or “Schedules” means the schedule or schedules attached to this Agreement, including the Disclosure Schedule.

“Second Earnout Payment” has the meaning set forth in Section 1.5(a)(i).

“Second Measurement Date” has the meaning set forth in Section 1.5(a)(i).

“Securities Act” means the U.S. Securities Act of 1933.

“Security Incident” means any (a) breach, unauthorized access, acquisition, interruption of access, alteration, or modification, loss, theft, corruption or other unauthorized Processing of Personal Data, (b) inadvertent, unauthorized or unlawful sale or rental of Personal Data, (c) ransomware, denial of service (DoS), electronic theft, hacking, other cyberattack to or of the IT Infrastructure, Software, Personal Data or Company Websites, (d) other unauthorized breach, access to, use of, or interruption of, or other incident that adversely affects the IT Infrastructure, Software, Personal Data or Company Websites that compromises the confidentiality, integrity, security or availability of any IT Infrastructure, Software, Personal Data or Company Websites, or (e) failure, corruption or malfunction of, or disruption to, any IT Infrastructure, Software, Personal Data or Company Websites.

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” means, collectively, the representations and warranties set forth in Section 3.1 (Organization; Authority; Due Execution), Section 3.2 (Subsidiaries; Equity Investments), Section 3.3 (Consents and Notices; No Violations), Section 3.4 (Capitalization), Section 3.15 (Tax Matters), Section 3.17 (Employee Benefits, solely with respect to Tax matters), Section 3.20(g) (IT Infrastructure), Section 3.24 (Related Party Arrangements) and Section 3.27 (Brokers and Finders).

“Seller General Representations” means, collectively, the representations and warranties set forth in Article 3, other than the Seller Fundamental Representations.

“Seller Indemnified Persons” means, collectively, Seller and its respective Affiliates and, in each case, their respective Representatives and successors and permitted assigns.

“Seller Trademarks” means all Trademarks owned or controlled by Seller or its Affiliates (other than the Acquired Companies) that are used in the conduct of Seller’s business.

“Singapore Subsidiary” has the meaning set forth in Section 2.3(a)(xxiv).

“Software” means any and all (a) computer software, programs, firmware, middleware and implementations of algorithms, models and methodologies (including operating systems, software engines, platforms, applications, interfaces, libraries and development tools), in each case, in source code, object code or any other form, (b) data, compilations and databases in any form, (c) versions, enhancements and modifications of the foregoing, and (d) related documentation (including manuals, specifications, diagrams, flow charts, and developer notes, comments and annotations).

“Special Incentive Compensation Arrangements” has the meaning set forth in Section 1.5(d).

“Straddle Period Tax Returns” means any Tax Return covering any Straddle Period.

“Straddle Period Taxes” means any Taxes due in respect of any Straddle Period Tax Return.

“Straddle Periods” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subscription Business” has the meaning set forth in Section 1.5(b)(i).

“Subsidiary” means, with respect to any specified Person, any Person with respect to which such specified Person, directly or indirectly, owns or Controls capital stock or other Equity Interests representing more than 50% of the general voting power under ordinary circumstances of such Person, including any specified Person with the power to elect a majority of the board of directors (or similar governing body) of such Person or with the power to direct the business and policies of such Person.

“Target Working Capital” means $610,693.61.

“Tax Authority” means any Governmental Authority with the power or authority for the administration, collection, assessment or reassessment of Taxes.

“Tax Claim” has the meaning set forth in Section 5.3(b)(i).

“Tax Return” means any return, declaration, report (including FATCA), election, notice, statement, claim for refund or information return or statement or document relating to Taxes (whether in written, electronic or other form) and including any amendment, schedule, attachment, part, supplement, appendix and exhibit thereto, made, prepared, filed or required to be filed with any Governmental Authority, domestic or foreign, with respect to Taxes.

“Taxes” means any taxes, duties, assessments, customs, imposts, fees, withholdings, levies, and other charges of any kind, including those on or measured by or referred to as income, gross receipts, capital, transfer, gains, sales, goods and services, use, ad valorem, franchise, profits, stamp, license, withholding, employment, payroll, premium, value added, property (real or personal), escheat, unclaimed property, windfall profits, environmental, severance, excise, occupation, value added, registration, alternative or add-on minimum, estimated, transfer, social security, national health contributions, pension and employment insurance contributions, surtaxes, or other taxes, customs, duties, or fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Third-Party Claim” has the meaning set forth in Section 6.5(a)(i).

“Third-Party Content” means any and all data, email messages, SMS or text messages, audio, video, images, and other communications, material, information or content posted, transmitted, displayed, or otherwise made available to any Acquired Company by any Person (other than any Acquired Company), in whole or in part, via any website, software or other service (including any social media service), in each case which have been obtained or derived in any manner (including through an API or through “crawling,” “scraping,” or other collection methods).

“Third-Party Intellectual Property” means any and all Intellectual Property owned by any Person other than any Acquired Company.

“Trade Laws” means all applicable import, export, anti-boycott and economic and trade sanctions Laws administered by any Governmental Authority, including all Sanctions and Export Control Laws.

“Trade Secrets” means any and all trade secrets and rights in confidential and proprietary information and data, including discoveries, know-how, inventions, ideas, research and development information and data, formulas, algorithms, compositions, processes and techniques, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, models, methodologies and market surveys.

“Trademark Phase-Out Period” has the meaning set forth in Section 5.11.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Training Dataset” means training data, validation data, test data, scraped or harvested datasets, or databases, in each case, used to train, finetune, enhance, or improve AI Technology that any Acquired Company uses in the development, training, operation or improvement of any Company Offering.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Transition Services Agreement and the other agreements and documents referred to in this Agreement or to be executed in connection with the Transactions, excluding the Key Employee Agreements.

“Transaction Expenses” means, without duplication, all monetary obligations (including Taxes, fees, costs, charges, expenses and disbursements), whether or not invoiced, billed, accrued, due or payable as of the Closing, payable, reimbursable or otherwise incurred by or on behalf of Seller, any Acquired Company or any of their respective Affiliates (or for which any Acquired Company is or may become liable, in whole or in part) arising out of, relating to or in connection with the process of selling the Company, the contemplation, negotiation, preparation, execution, performance or consummation of this Agreement, the other Transaction Documents or the Transactions, and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with efforts to consummate or the consummation of the Transactions, including (a) any fees, costs and expenses of consultants, investment bankers, brokers, finders, financial advisors, attorneys, accountants, data room administrators, experts, or other advisors; (b) any prior acquisition, divestiture, equity subscription, financing or similar transactions, including any process or auction that preceded exclusivity with Buyer and the Transactions; (c) the due diligence (including any vendor or sell-side due diligence) conducted in anticipation of the Transactions; (d) the preparation and submission of any filing or notice required to be made or given in connection with the Transactions and the obtaining of any waiver, consent or approval required or sought to be obtained in connection with the Transactions (including all filing fees); (e) any Transfer Taxes payable in accordance with Section 5.3(d); (f) all refinancing fees, prepayment penalties, breakage costs, make-whole amounts and other fees, premiums and expenses incurred in connection with the repayment, refinancing or termination of Company Debt (to the extent not included in Company Debt); (g) all costs, expenses, payments and obligations arising or becoming payable (whether at, before or after the Closing and whether or not vested as of the Closing) as a result of, in connection with, or contingent upon (in whole or in part) the execution of this Agreement, the Closing or any other change of control of any Acquired Company, including any transaction-related severance or retention payments (whether single-trigger or double-trigger), any success, transaction, sale, completion, “stay-put” or similar bonus, golden parachute, discretionary bonus, deferred compensation, phantom equity, profits interest, equity or equity-based award, accelerated vesting payment or any other compensation or benefit owed to any current or former officer, director, manager (or Person holding any similar position or acting in a similar capacity), equityholder, Employee, Contingent Worker or other service provider or agent of any Acquired Company (in each case, including the employer portion of any payroll, employment, social security, unemployment, withholding or similar Taxes, if any, required to be paid by any Acquired Company (or Buyer or any of its Affiliates on behalf of any Acquired Company) with respect to any amounts described in clauses (a) through (g)); (h) 50% of the fees, costs and expenses of the Escrow Agent; and (i) any other fees, costs, expenses or obligations of a similar nature incurred by or on behalf of Seller or any Acquired Company in connection with the Transactions and not otherwise included in Closing Company Debt or Closing Working Capital. For the avoidance of doubt, an item shall constitute a Transaction Expense regardless of whether it is invoiced or paid prior to, at or after the Closing.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 5.3(d).

“Transition Services Agreement” has the meaning set forth in the Recitals.

“Treasury Regulations” means regulations promulgated by the U.S. Department of Treasury.

“True-Up Amount” means the Upward True-Up Amount or Downward True-Up Amount, as the case may be.

“True-Up Calculation” has the meaning set forth in Section 1.4(a).

“True-Up Escrow Amount” means an amount equal to $180,000.

“True-Up Escrow Fund” has the meaning set forth in Section 2.2(d).

“U.S.” or “United States” means the United States of America (including the states thereof and the District of Columbia) and its “possessions,” including Puerto Rico, the United States Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

“U.S. Employee” or “U.S. Employees” means, individually or collectively, as applicable, each of the employees set forth on Schedule 8.1, (a) who is employed by Seller or its Affiliates (other than the Acquired Companies) prior to Closing and (b) whose role consists entirely or substantially entirely of providing services to the Acquired Companies.

“U.S. Employment Documents” means, with respect to each U.S. Employee, (A) an employment offer letter with the Company, Buyer or one of their respective Affiliates, as the case may be; (B) a confidentiality agreement with the Company, Buyer or one of their respective Affiliates, as the case may be; and (C) if applicable pursuant to Exhibit D, a Special Incentive Compensation Letter with the Company, Buyer or one of their respective Affiliates, as the case may be.

“U.S. Employment Effective Date” has the meaning set forth in Section 5.14(a).

“UK Pensionable Employees” means the past and present officers, employees and workers of the UK Subsidiary.

“UK Subsidiary” has the meaning set forth in Section 2.3(a)(xx).

“Unpaid Transaction Expenses” means the Transaction Expenses to the extent not paid as of immediately prior to the Closing. Notwithstanding the foregoing, “Unpaid Transaction Expenses” shall not include any amounts taken into account in the calculation of Closing Working Capital or the amount of Closing Company Debt.

“Upward True-Up Amount” has the meaning set forth in Section 1.4(d)(i).

“Unresolved Disputed Items” has the meaning set forth in Section 1.4(b).

“Voluntary Disclosure” has the meaning set forth in Section 5.3(k).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Adjustment Amount” means an amount equal to the Closing Working Capital minus the Target Working Capital. For the avoidance of doubt, the “Working Capital Adjustment Amount” may be a positive or negative number.

“WTR 1998” has the meaning set forth in Section 3.16(f)(vii).

Where any category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

Section 8.2 Interpretation. In this Agreement, except as otherwise expressly provided or as the context otherwise requires: (a) any reference in this Agreement to an “Article,” “Section,” “Subsection,” “Clause,” “Exhibit” or “Schedule” refers to the corresponding article, section, subsection, clause, exhibit or schedule of or to this Agreement, unless the context expressly indicates otherwise; (b) the table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement; (c) the term “or” will not be deemed to be exclusive; (d) the term “and” means “and/or”; (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if”; (f) the word “including” and words of similar import, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope; (g) where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement; (h) the words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (i) an accounting term not otherwise defined herein has the meaning assigned to it, and, unless otherwise specifically noted, every calculation to be made hereunder is to be made in accordance with GAAP; (j) a reference to a statute includes all statutory instruments, rules and regulations made thereunder, all amendments to or restatements of the foregoing in force from time to time, and every statute or regulation that supplements, supersedes or is a successor to such statute, statutory instrument, rule, or regulations; (k) a reference to a Person includes any successor to that Person; (l) a word referencing any gender means all genders, a word in the singular includes the plural, a word importing a corporate entity includes an individual, and vice versa; (m) a reference to “approval,” “authorization” or “consent” means written approval, authorization, or consent; and (n) any reference to a document or matter being “made available to Buyer” means the posting of such document or matter on the virtual data room to which Buyer has had access in a manner in which the presence of the posting is made known to users of the virtual data room; provided, that such document or matter has not since been removed from such virtual data room prior to the date hereof, unless otherwise agreed to by Seller and Buyer, and access to such documents or matters via the virtual data room shall have been granted to Buyer at least five Business Days prior to the Closing Date. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.

Buyer:

OXFORD ECONOMICS USA, INC.

By:	/s/ Innes McFee
Name: Innes McFee
Title: Chief Executive Officer

Seller:

FISCALNOTE, INC.

By:	/s/ Jon Slabaugh
Name: Jon Slabaugh
Title: Treasurer

[Signature Page to Equity Purchase Agreement]

Exhibit A

Key Employees

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

Exhibit B

Estimated Closing Statement

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

Exhibit C

Sample Working Capital Calculation

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

Exhibit D

Special Incentive Compensation Arrangements – Recipients, Amounts and Form of Special Incentive Compensation Letter

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

Exhibit E

Grantees

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]